     As filed with the Securities and Exchange Commission on June 13, 1997


                                                      Registration No. 333-27849
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

     CMS ENERGY CORPORATION              CMS ENERGY TRUST I               CMS ENERGY TRUST II
   (Exact name of registrant         (Exact name of registrant         (Exact name of registrant
  as specified in its charter)      as specified in its charter)      as specified in its charter)
            MICHIGAN                          DELAWARE                          DELAWARE
(State or other jurisdiction of   (State or other jurisdiction of   (State or other jurisdiction of
 incorporation or organization)    incorporation or organization)    incorporation or organization)
           38-2726431                    TO BE APPLIED FOR                 TO BE APPLIED FOR
(I.R.S. Employer Identification         (I.R.S. Employer or         (I.R.S. Employer Identification
               No.)                     Identification No.)                       No.)

                        FAIRLANE PLAZA SOUTH, SUITE 1100
                             330 Town Center Drive
                            Dearborn, Michigan 48126
                                 (313) 436-9200
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ALAN M. WRIGHT
          Senior Vice President, Chief Financial Officer and Treasurer
                        Fairlane Plaza South, Suite 1100
                             330 Town Center Drive
                            Dearborn, Michigan 48126
                                  313-436-9560
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                            ------------------------

  It is respectfully requested that the Commission send copies of all notices, orders and communications to:

            MICHAEL D. VAN HEMERT, ESQ.                            JOHN W. OSBORN, ESQ.
              CMS Energy Corporation                     Skadden, Arps, Slate, Meagher & Flom LLP
         Fairlane Plaza South, Suite 1100                            919 Third Avenue
               330 Town Center Drive                             New York, New York 10022
             Dearborn, Michigan 48126

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement as determined by market and other conditions.
                            ------------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]
                            ------------------------


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                                EXPLANATORY NOTE

     This Registration Statement contains the following prospectuses: (i) a "base" prospectus (the "Base Prospectus") to be used in connection with the offer and sale of securities of CMS Energy Corporation ("CMS Energy"), CMS Energy Trust I and CMS Energy Trust II (each, a "Trust"); and (ii) a prospectus supplement to be used in connection with any offer and sale of Convertible QUIPS(SM), which are referred to as "Preferred Securities" in the base prospectus.

     The Base Prospectus will be used for the offer and sale of all securities registered pursuant to this Registration Statement, in addition to a prospectus supplement relating to the specific security or securities to be offered and sold ("Prospectus Supplement"). CMS Energy plans to consummate, from time to time, transactions involving the sale of securities registered pursuant to this Registration Statement, provided that the proceeds therefrom will not exceed an aggregate of $300,000,000. No decisions have been made as to which securities will be issued or the timing or size of any offering of such securities. Such determinations will be made from time to time in the light of market and other conditions.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   SUBJECT TO COMPLETION, DATED JUNE 12, 1997


            PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED         , 1997


                             3,000,000 PREFERRED SECURITIES
[CMS ENERGY LOGO]                  CMS ENERGY TRUST I
                      % CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                                (CONVERTIBLE QUIPS(SM)*)
                  (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)
              FULLY AND UNCONDITIONALLY GUARANTEED AS DESCRIBED HEREIN BY,
                         AND CONVERTIBLE INTO COMMON STOCK OF,

                                 CMS ENERGY CORPORATION
                            ------------------------


    The     % convertible quarterly income preferred securities (the "Preferred
Securities") offered hereby represent undivided beneficial interests in the assets of CMS Energy Trust I, a statutory business trust created under the laws of the State of Delaware (the "Issuer"). All of the beneficial interests in the assets of the Issuer represented by common securities of the Issuer (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") are owned by CMS Energy Corporation, a Michigan corporation ("CMS Energy" or the "Company"). The Issuer exists for the sole purpose of issuing the Preferred Securities and the Common Securities and investing the proceeds from the
issuance thereof in     % Convertible Subordinated Debentures due 2027 having
the terms described herein (the "Debentures") to be issued by CMS Energy. The Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of the Preferred Securities -- Subordination of Common Securities".


                                                        (continued on next page)

                            ------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE S-16 OF THIS PROSPECTUS SUPPLEMENT FOR CERTAIN INFORMATION RELEVANT TO AN INVESTMENT IN THE PREFERRED SECURITIES, INCLUDING THE PERIOD AND CIRCUMSTANCES DURING AND UNDER WHICH PAYMENTS OF DISTRIBUTIONS ON THE PREFERRED SECURITIES MAY BE DEFERRED AND THE RELATED UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF SUCH DEFERRAL.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT
                                    RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                       INITIAL PUBLIC       UNDERWRITING         PROCEEDS TO
                                                       OFFERING PRICE       COMMISSION(1)       ISSUER(2)(3)
                                                      -----------------   -----------------   -----------------
Per Preferred Security.............................           $                  (2)                  $
Total(4)...........................................           $                  (2)                  $

---------------

(1) The Issuer and CMS Energy have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting".


(2) In view of the fact that the proceeds of the sale of the Preferred Securities will be used to purchase the Debentures, under the Underwriting Agreement, CMS Energy will pay to the Underwriters, as compensation ("Underwriters' Compensation") for their arranging the investment therein of
    such proceeds, $      per Preferred Security (or $         in the
    aggregate). See "Underwriting".

(3) Expenses of the Offering, which are payable by CMS Energy, are estimated to
    be $         .

(4) The Issuer and CMS Energy have granted the Underwriters an option for 30 days to purchase up to an additional 450,000 Preferred Securities at the initial public offering price per Preferred Security solely to cover over-allotments, if any. If such option is exercised in full, the total initial
    public offering price and proceeds to Issuer will be $         and
    $         , respectively, and the total underwriting commission paid by CMS
    Energy for arranging the investment therein will be $    . See
    "Underwriting".
                            ------------------------


    The Preferred Securities offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Preferred Securities will be ready for delivery in book-entry form only
through the facilities of DTC in New York, New York on or about              ,
1997, against payment therefor in immediately available funds.

------------------------

* QUIPS is a servicemark of Goldman, Sachs & Co.

GOLDMAN, SACHS & CO.
                        MERRILL LYNCH & CO.

                                                      MORGAN STANLEY DEAN WITTER

                            ------------------------

        The date of this Prospectus Supplement is                , 1997.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE PREFERRED SECURITIES AND COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."
                            ------------------------

(continued from previous page)


     Holders of the Preferred Securities will be entitled to receive preferential cumulative cash distributions from the Issuer at an annual rate of
     % of the liquidation preference of $50 per Preferred Security accruing from
the date of original issuance and payable quarterly in arrears on             ,
            ,             and             of each year, commencing             ,
1997 ("Distributions"). The distribution rate and the distribution and other payment dates for the Preferred Securities will correspond to the interest rate and interest and other payment dates for the Debentures, which will be the sole assets of the Issuer. As a result, if principal or interest is not paid on the Debentures, no amounts will be paid on the Preferred Securities. CMS Energy has the right to defer payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date (as defined herein), CMS Energy may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Debentures are so deferred, Distributions on the Preferred Securities will also be deferred and CMS Energy will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to CMS Energy's capital stock or debt securities that rank pari passu with or junior to the Debentures. During an Extension Period, interest on the Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate at the stated rate per annum, compounded quarterly) and holders of Preferred Securities will be required to accrue interest income for United States federal income tax purposes. See "Description of the Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."



     Each Preferred Security is convertible in the manner described herein at the option of the holder, at any time prior to the Conversion Expiration Date (as defined herein), into shares of common stock, $.01 par value per share, of CMS Energy ("CMS Energy Common Stock" or "Common Stock") at the rate of shares of CMS Energy Common Stock for each Preferred Security
(equivalent to a conversion price of $          per share of CMS Energy Common
Stock), subject to adjustment in certain circumstances. See "Description of the Preferred Securities -- Conversion Rights" herein and "Description of Securities -- Common Stock" in the accompanying Prospectus. The last reported sale price of CMS Energy Common Stock, which is listed under the symbol "CMS" on the New York Stock Exchange, on June 11, 1997 was $33.75 per share. See "Price Range of CMS Energy Common Stock and Dividends."


     At any time on or after           , 2001, CMS Energy may, at its option,
cause the rights of holders of the Preferred Securities to convert the Preferred Securities into CMS Energy Common Stock to expire. CMS Energy may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price (as defined herein) of CMS Energy Common Stock exceeds 115% of the conversion price of the Preferred Securities, subject to adjustment in certain circumstances. In order to exercise its option to terminate the conversion rights of the Preferred Securities, CMS Energy must issue a press release announcing the date upon which conversion rights will expire prior to the opening of business on the second trading day after any period in which the condition in the preceding
sentence has been met, but in no event prior to           , 2001. The date on
which such conversion rights will expire (the "Conversion Expiration Date") shall be a date not less than 30 and not more than 60 days following the date of the issuance of the press release described above. See "Description of the Preferred Securities -- Conversion Rights -- Expiration of Conversion Rights."



     Except as provided below, the Preferred Securities may not be redeemed by
the Issuer prior to           , 2001. The Preferred Securities are subject to
redemption, in whole or in part, on or after such date, at redemption prices set forth herein, upon any permitted redemption by CMS Energy of Debentures, in a principal amount not to exceed the amount of the proceeds derived by CMS Energy or its subsidiaries from the issuance and sale of common stock within three years preceding the date fixed for redemption. See "Description of the Preferred Securities -- Optional Redemption." In the event that, at any time after the Conversion Expiration Date, less than 5% of the Preferred Securities remains outstanding, such Preferred Securities shall be redeemable at the option of the Issuer, in whole but not in part, at a redemption price equal to the liquidation preference for such Preferred Securities and all accrued and unpaid Distributions. See "Description of the Preferred Securities -- Optional Redemption." In addition, the Preferred Securities are subject to mandatory redemption upon the repayment at maturity or as a result of acceleration of the Debentures. See "Description of the Preferred Securities -- Mandatory Redemption."


     Under certain circumstances following the occurrence of a Special Event (as herein defined), the Preferred Securities are also subject to (i) exchange, at the option of the Issuer in the manner described herein, for Debentures (see "Description of the Preferred Securities -- Special Event Exchange or
Redemption") or (ii) redemption, in whole or in part, on or after           ,
2001, if such Special Event constitutes a Tax Event (as defined herein). At any time, CMS Energy will have the right to terminate the Issuer and cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer. See "Description of the Preferred Securities -- Distribution of Debentures."

     CMS Energy has, through the Guarantee, the Trust Agreement, the Debentures and the Indenture (each, as defined herein), taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Preferred Securities. See "Description of the Guarantee," "CMS Energy Trust I" and "Description of the Debentures," respectively. The Guarantee of CMS Energy guarantees the payment of Distributions and payments on liquidation or redemption of the Preferred Securities, but only in each case to the extent of funds held by the Issuer, as described herein (the "Guarantee"). See "Description of the Guarantee." If CMS Energy does not make interest payments on the Debentures held by the Issuer, the Issuer will have insufficient funds to pay Distributions on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce payment under the Debentures of such Distributions to such holder. The obligations of CMS Energy under the Guarantee are subordinate and junior in right of payment to all other liabilities of CMS Energy and will rank pari passu with any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy (as defined in "Description of the Debentures -- Subordination").


     The Debentures are subordinate and junior in right of payment to all Senior Indebtedness (as defined herein) of CMS Energy. The terms of the Debentures place no limitation on the amount of Senior Indebtedness that may be incurred by CMS Energy or the amount of indebtedness that may be incurred by its subsidiaries. As of May 31, 1997, CMS Energy had indebtedness of $1,612 million, all of which comprised Senior Indebtedness of CMS Energy. CMS Energy will have
the right from time to time on or after           , 2001, to redeem, in whole or
in part, the Debentures at the redemption prices set forth herein, provided that the principal amount so redeemed may not exceed the amount of proceeds derived from CMS Energy or its subsidiaries from the issuance and sale of common stock within three years preceding the date fixed for redemption.

     In the event of the termination of the Issuer, after satisfaction of the creditors of the Issuer as provided by applicable law, the holders of the Preferred Securities will be entitled to receive a liquidation preference of $50 per Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Debentures, subject to certain exceptions. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination."


     Prior to the offering made hereby there has been no public market for the Preferred Securities. Application will be made to list the Preferred Securities on the New York Stock Exchange ("NYSE") under the symbol "CMS PrZ."


     Except as provided herein, the Preferred Securities will be evidenced by one or more certificates in registered, global form (collectively, the "Global Certificate") which will be deposited with the Property Trustee (as defined herein) as custodian for The Depository Trust Company ("DTC") and registered in the name of Cede & Co. ("Cede") as DTC's nominee. Except as set forth herein, record ownership of the Global Certificate may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee. See "Description of the Preferred Securities -- Form, Transfer, Exchange and Book-Entry Procedures."

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial data appearing elsewhere in this Prospectus Supplement, including information under "Risk Factors," and in the accompanying Prospectus.

                             CMS ENERGY CORPORATION

     CMS Energy, incorporated in 1987, is the parent holding company of Consumers Energy Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers, a combination electric and gas utility company serving in all 68 counties of Michigan's Lower Peninsula, is the largest subsidiary of CMS Energy. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses including: (i) oil and gas exploration and production; (ii) acquisition, development and operation of independent power production facilities; (iii) energy marketing, risk management and energy management to large customers; (iv) transmission, storage and processing of natural gas; and (v) international energy distribution.

     CMS Energy conducts its principal operations through the following seven business segments: (i) electric utility operations; (ii) gas utility operations;
(iii) oil and gas exploration and production operations; (iv) independent power production; (v) energy marketing, services and trading; (vi) natural gas transmission, storage and processing; and (vii) international energy distribution. Consumers or Consumers' subsidiaries are engaged in two segments: electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations. CMS Energy and its subsidiaries routinely evaluate, invest in, acquire and divest energy-related assets and/or companies both domestically and internationally. Consideration for such transactions may involve the delivery of cash or securities.

     CMS Energy's 1996 consolidated operating revenue was $4,333 million. This consolidated operating revenue was derived from its electric utility operations (approximately 57% or $2,446 million), its gas utility operations (approximately 30% or $1,282 million), gas transmission, storage and marketing (approximately 7% or $320 million), oil and gas exploration and production activities (approximately 3% or $130 million) and independent power production and other non-utility activities (approximately 3% or $155 million). Consumers' consolidated operations in the electric and gas utility businesses account for the major share of CMS Energy's total assets, revenue and income. The unconsolidated share of non-utility electric generation, gas transmission and storage and international energy distribution revenue for 1996 was $557 million.


     Consumers is a public utility serving gas or electricity to almost six million of Michigan's nine and a half million residents in all of the 68 counties in Michigan's Lower Peninsula. Industries in Consumers' service area include automotive, metal, chemical, food and wood products and a diversified group of other industries. Consumers' 1996 consolidated operating revenue of $3,770 million was derived approximately 65% ($2,446 million) from its electric utility business and approximately 34% ($1,282 million) from its gas utility business. Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission ("MPSC") and the Federal Energy Regulatory Commission.


                              RECENT DEVELOPMENTS


     On June 11, 1997, Consumers announced that one of its two nuclear power plants, Big Rock Point, will permanently cease operations on August 30, 1997 after 35 years of service. Big Rock Point was capable of producing 67 megawatts of electricity. The plant closure will have no impact on Consumers' electric rates. The process to decommission the plant will begin in September 1997, and a decommissioning fund with a current balance of $170 million, together with future funds to be collected and future fund earnings, is expected to be adequate for plant decommissioning expenses.



     On June 5, 1997, the MPSC issued an order related to the restructuring of the electric power industry in Michigan largely endorsing, with some modification, a restructuring plan developed the previous year by the MPSC Staff reflecting the principles and concepts for restructuring espoused by Michigan Governor John Engler. The key elements of the plan include (i) recovery of transition costs (often referred to as stranded costs) through a transmission surcharge applicable through the year 2007 for all retail customers choosing alternate generation suppliers; (ii) securitization of a transition cost recovery surcharge for all retail customers; (iii) the ability of all retail customers to choose their electric generator beginning in the year 2002; and
(iv) an annual phase-in of 2.5 percent of each utility's load (150 megawatts for Consumers) for competition beginning later in 1997 through 2001. The Michigan legislature must take action on certain elements of the plan, with action expected in the fall of 1997. The MPSC will commence proceedings to confirm the components of the MPSC Staff plan and their implementation, and to review proposals for base rates, including a rate freeze, transition cost recovery, performance based rates and other rates issues. CMS Energy and Consumers are currently studying this order.



     On May 12, 1997, a consortium led by CMS Energy completed its successful bid in the Australian State of Victoria's privatization of its Loy Yang A power facility. Loy Yang A is a 2,000-megawatt, brown coal-fueled plant with an associated coal mine which supplies fuel to Loy Yang A and Loy Yang B. Loy Yang A is Victoria's largest electric generating plant and Australia's lowest-cost electric generating facility. The purchase price was approximately $3.67 billion with 77 percent of the acquisition cost project financed by a group of banks and the remaining 23 percent comprised of partner equity. Subsidiaries of CMS Generation Co., a wholly owned subsidiary of Enterprises, hold a 50 percent ownership interest in the Loy Yang A consortium. CMS Generation made an equity contribution of approximately $500 million to acquire such ownership interest, derived in part from proceeds of CMS Energy's $350 million note issuance and in part from drawings under CMS Energy's revolving Credit Agreement (as defined herein), each of which are described below. Certain management and operating services for Loy Yang A will be provided by CMS Generation affiliates.


     On May 6, 1997, CMS Energy issued $350 million of senior unsecured notes due 2002 at an interest rate of 8.125 percent. Proceeds were used in part to pay down debt, with the remainder, together with drawings under the Credit Agreement, used to fund a portion of CMS Generation's equity contribution in the acquisition of the Loy Yang A ownership interest.


     The Company is negotiating with a group of banks to replace the Credit Agreement and the Term Loan (as defined herein) with a credit facility consisting of a combination of unsecured revolving credit and term loan tranches. The Company expects that the aggregate borrowing capacity under the new facility may range from $725 million to $1.125 billion. The Company expects to enter into such new credit facility in June of 1997.


                               CMS ENERGY TRUST I

     CMS Energy Trust I is a statutory business trust formed under the Delaware Business Trust Act (the "Trust Act") pursuant to (i) a trust agreement, dated as of May 22, 1997, executed by CMS Energy, as sponsor (the "Sponsor"), and the trustees of CMS Energy Trust I (the "CMS Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on May 22, 1997. Such trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). CMS Energy will directly or indirectly acquire Common Securities in an aggregate liquidation amount equal to approximately 3% of the total capital of CMS Energy Trust I. CMS Energy Trust I exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of CMS Energy Trust I and investing the gross proceeds of the Trust Securities in the Debentures; (ii) distributing the Trust's income; and (iii) engaging in only those other activities necessary or incidental thereto. CMS Energy Trust I has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.


     Pursuant to the Trust Agreement, the number of CMS Trustees will initially be three. Two of the CMS Trustees (the "Administrative Trustees") will be persons who are employees or officers of or who are affiliated with CMS Energy. The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as institutional trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Initially, The Bank of New York, a New York banking corporation, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York will also act as trustee (the "Guarantee Trustee") under the Guarantee and The Bank of New York (Delaware) will act as the Delaware Trustee for the purposes of the Trust Act, until removed or replaced by the holder of the Common Securities. See "Description of the Guarantees" and "Description of the Preferred Securities -- Voting Rights."

     The Property Trustee will hold title to the Debentures for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture (as defined herein) as the holder of the Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities. CMS Energy, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any CMS Trustee and to increase or decrease the number of CMS Trustees; provided, that the number of CMS Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to CMS Energy Trust I and the offering of the Trust Securities. See "Description of the Debentures -- Miscellaneous."

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Trust Act and the Trust Indenture Act. See "Description of the Preferred Securities."

     The trustee in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of the Issuer shall be c/o CMS Energy Corporation, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126-2712.

            SUMMARY FINANCIAL INFORMATION OF CMS ENERGY CORPORATION

     The following is a summary of certain financial information of CMS Energy and its consolidated subsidiaries and is qualified in its entirety by, and should be read in conjunction with, the detailed information and consolidated financial statements, including notes thereto, which are incorporated in the accompanying Prospectus by reference. See "Incorporation of Certain Documents By Reference" in the accompanying Prospectus.

                                 THREE MONTHS
                                     ENDED
                                   MARCH 31                    YEAR ENDED DECEMBER 31
                               -----------------   -----------------------------------------------
                                1997      1996      1996      1995      1994      1993      1992
                               -------   -------   -------   -------   -------   -------   -------
                                             (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
Operating revenue............  $ 1,313   $ 1,283   $ 4,333   $ 3,890   $ 3,614   $ 3,476   $ 3,142
Pretax operating income......  $   213   $   219   $   691   $   619   $   515   $   447   $   239
Net income (loss)............  $    84   $    88   $   240   $   204   $   179   $   155   $  (297)
Earnings (loss) per average
  common share -- CMS Energy
  Common Stock...............  $   .79   $   .83   $  2.45   $  2.27   $  2.09   $  1.90   $ (3.72)
Earnings per average common
  share -- Class G Common
  Stock......................  $  1.18   $  1.50   $  1.82   $   .38        --        --        --
Average shares of CMS Energy
  Common Stock outstanding
  (in thousands).............   94,899    91,644    92,462    88,810    85,888    81,251    79,877
Average shares of Class G
  Common Stock outstanding
  (in thousands).............    7,901     7,627     7,727     7,511        --        --        --
Cash dividends declared per
  share of CMS Energy Common
  Stock......................  $   .27   $   .24   $  1.02   $   .90   $   .78   $   .60   $   .48
Cash dividends declared per
  share of Class G Common
  Stock......................  $  .295   $   .28   $  1.15   $   .56        --        --        --
BALANCE SHEET DATA:
Net plant and property.......  $ 5,279   $ 5,052   $ 5,280   $ 5,074   $ 4,814   $ 4,583   $ 4,326
Total assets.................  $ 8,403   $ 8,033   $ 8,615   $ 8,143   $ 7,378   $ 6,958   $ 6,842
Long-term debt(1)............  $ 2,728   $ 3,192   $ 2,945   $ 3,012   $ 2,817   $ 2,520   $ 2,823
Notes payable................  $    88   $    38   $   333   $   341   $   339   $   259   $   215
Other liabilities............  $ 3,356   $ 2,806   $ 3,179   $ 2,965   $ 2,759   $ 3,050   $ 2,914
Company-obligated mandatorily
  redeemable preferred
  securities of Consumers
  Power Company Financing
  I..........................  $   100   $   100   $   100        --        --        --        --
Preferred stock of
  subsidiary.................  $   356   $   356   $   356   $   356   $   356   $   163   $   163
Common stockholders'
  equity.....................  $ 1,775   $ 1,541   $ 1,702   $ 1,469   $ 1,107   $   966   $   727

---------------
(1) Includes capital leases; excludes current maturities.

                                  THE OFFERING

Securities Offered............   3,000,000 of the Issuer's      % convertible
                                 quarterly income preferred securities,
                                 liquidation preference of $50 per security (the
                                 "Preferred Securities"). Additionally, CMS
                                 Energy and the Issuer have granted the
                                 Underwriters an option for 30 days to purchase up to an additional 450,000 Preferred
                                 Securities at the initial offering price solely to cover over-allotments, if any.

Issuer........................   CMS Energy Trust I, a statutory business trust
                                 created under the laws of the State of
                                 Delaware.

Distributions.................   Distributions on the Preferred Securities will
                                 be cumulative from the date of original
                                 issuance of the Preferred Securities and will
                                 be payable at the annual rate of      % of the
                                 liquidation preference of $50 per Preferred
                                 Security. Distributions will be made quarterly
                                 in arrears on           ,           ,
                                           and           commencing on
                                             , 1997 when and to the extent that
                                 funds of the Issuer are available therefor. The proceeds from the Offering will be invested in the Debentures. Interest payment periods on the Debentures are quarterly, but may be deferred from time to time by CMS Energy for periods of up to 20 consecutive quarters, so long as no Debenture Event of Default (as defined herein) has occurred and is continuing. In the event of such a deferral, the Issuer would be unable to make quarterly Distribution payments on the Preferred Securities during the period of any such deferral. During any such deferral period, interest on the Debentures will continue to accrue (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate at the stated rate per annum set forth herein, compounded quarterly) and holders of Preferred Securities will be required to accrue interest income for United
                                 States federal income tax purposes. See
                                 "Description of the Debentures -- Option to
                                 Extend Interest Payment Period" and "Certain
                                 Federal Income Tax Consequences -- Interest
                                 Income and Original Issue Discount."

Distribution Deferral
Provisions....................   CMS Energy has the right to defer payment of
                                 interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Debentures.
                                 Upon the termination of any such Extension
                                 Period and the payment of all amounts then due on any Interest Payment Date, CMS Energy may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Debentures are so deferred, Distributions on the Preferred
                                 Securities will also be deferred and CMS Energy will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distributions with respect to CMS
                                 Energy capital stock or debt securities
                                 (including guarantees of indebtedness for borrowed money) that rank pari passu with or junior to the Debentures.

Liquidation Preference........   $50 per Preferred Security, and all accrued and
                                 unpaid Distributions.


Conversion into CMS Energy
  Common Stock................   Each Preferred Security is convertible in the
                                 manner described below at the option of the
                                 holder, at any time prior to the Conversion
                                 Expiration Date, into shares of CMS Energy
                                 Common Stock at the rate of           shares of
                                 CMS Energy Common Stock for each Preferred
                                 Security (equivalent to a conversion price of
                                 $          per share of CMS Energy Common
                                 Stock), subject to adjustment in certain circumstances. A holder of Preferred Securities wishing to exercise its conversion right shall surrender any or all of such Preferred
                                 Securities, together with an irrevocable conversion notice, to the paying, conversion and exchange agent acting on behalf of the holders of Preferred Securities (the
                                 "Conversion Agent"), which shall exchange the Preferred Securities for a portion (equal to the aggregate liquidation preference of the Preferred Securities being so converted) of the Debentures held by the Issuer and immediately convert such Debentures into CMS Energy Common
                                 Stock. A holder generally will not recognize taxable gain or loss upon the exchange through the Conversion Agent of the Preferred
                                 Securities for a proportionate share of the Debentures, followed immediately thereafter by the conversion of the Debentures into CMS
                                 Energy Common Stock. See "Certain Federal
                                 Income Tax Consequences -- Conversion of
                                 Preferred Securities into CMS Energy Common
                                 Stock."


Termination of Conversion
Rights........................   At any time on or after                , 2001,
                                 CMS Energy may, at its option, cause the
                                 conversion rights of holders of the Preferred
                                 Securities to expire. CMS Energy may exercise
                                 this option only if for 20 trading days within
                                 any period of 30 consecutive trading days,
                                 including the last trading day of such period,
                                 the Current Market Price of CMS Energy Common
                                 Stock exceeds 115% of the conversion price of
                                 the Preferred Securities, subject to adjustment
                                 in certain circumstances. In order to exercise
                                 its option to terminate the conversion rights
                                 of the Preferred Securities, CMS Energy must
                                 issue a press release for publication on the
                                 Dow Jones News Service announcing the date upon
                                 which conversion rights will expire prior to
                                 the opening of business on the second trading
                                 day after any period in which the condition in
                                 the preceding sentence has been met, but in no
                                 event prior to                , 2001. The date
                                 upon which such conversion rights are to expire
                                 (the "Conversion Expiration Date") shall be a date not less than 30 and not more than 60 days following the date of such press release. The press release shall announce the Conversion
                                 Expiration Date and provide the current
                                 conversion price and Current Market Price of CMS Energy Common Stock, in each case as of the close of business on the trading day next preceding the date of the press release. Written notice will be mailed by first-class mail by the Property
                                 Trustee to each holder of Preferred Securities not more than four Business Days after issuance of the press release. In the event of any redemption of the Preferred Securities, the conversion rights with respect to the Preferred
                                 Securities will expire two Business Days prior to the scheduled date for the mandatory redemption of the Preferred Securities if CMS
                                 Energy has not exercised its option to
                                 terminate the conversion rights of the
                                 Preferred Securities. See "Description of the
                                 Preferred Securities -- Conversion Rights --
                                 Expiration of Conversion Rights."

Redemption....................   Except as provided below, the Preferred
                                 Securities may not be redeemed by the Issuer
                                 prior to                , 2001.

                                 From time to time on or after such date, the Preferred Securities will be subject to redemption, in whole or in part, at the redemption prices set forth herein (together with all accrued and unpaid Distributions, to the date fixed for redemption) upon any permitted redemption by CMS Energy of Debentures, in a principal amount not to exceed the amount of proceeds derived by CMS Energy or its subsidiaries from the issuance and sale of common stock within three years preceding the date fixed for redemption. See "Description of the Preferred Securities -- Optional Redemption" and "Description of the Debentures -- Optional Redemption."

                                 If at any time following the Conversion
                                 Expiration Date, less than 5% of the Preferred Securities remains outstanding, such Preferred Securities shall be redeemable at the option of the Issuer, in whole but not in part, at a redemption price of $50 per Preferred Security together with accumulated and unpaid Distributions (whether or not earned or declared) through the date of redemption. The Preferred Securities are subject to mandatory redemption upon the repayment at maturity or as a result of acceleration of the Debentures. See "Description of Preferred Securities -- Trust Agreement Events of Default; Notice" and "Description of the Preferred Securities -- Mandatory Redemption."

Special Event Exchange or
  Redemption..................   Upon the occurrence of a Tax Event (as defined
                                 below) or an Investment Company Event (as
                                 defined below), the CMS Trustees shall direct
                                 the Conversion Agent to exchange all
                                 outstanding Preferred Securities for
                                 Debentures, provided that, in the case of a Tax
                                 Event, the CMS Trustees shall have the right to
                                 direct that less than all of the Preferred
                                 Securities be so exchanged if and for so long
                                 as CMS Energy shall have elected to pay
                                 Additional Sums (as defined below) such that
                                 the amounts received by the holders of
                                 Preferred Securities that remain outstanding
                                 are not reduced thereby and shall not have
                                 revoked any such election or failed to make
                                 such payments. Upon the occurrence of a Tax
                                 Event,
                                 the Debentures may be redeemed by CMS Energy on
                                 or after                , 2001 at 100% of the
                                 principal amount thereof, plus accrued and unpaid interest thereon. In the event the Debentures are redeemed by CMS Energy, the Preferred Securities will be redeemed by the CMS Trustees at $50 per Preferred Security together with accrued and unpaid Distributions thereon. See "Description of the Preferred
                                 Securities -- Special Event Exchange or
                                 Redemption."

                                 A "Special Event" means a Tax Event or an
                                 Investment Company Event. A "Tax Event" means the receipt by the Property Trustee, on behalf of the Issuer, of an opinion of counsel, rendered by a law firm having a national tax and securities practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein affecting taxation, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk in each case after the date hereof that (i) the Issuer is, or will be within 90 days of the date thereof, subject to United States federal income tax with respect to income received or accrued on the Debentures, (ii) interest payable by CMS Energy on such Debentures is not, or within 90 days of the date thereof will not be, deductible by CMS Energy, in whole or in part, for United States federal income tax purposes; or (iii) the Issuer is, or will be within 90 days of the date thereof, subject to more than a de minimis amount of other taxes, duties or other governmental charges. "Investment Company Event" means the receipt by the Property Trustee, on behalf of the Issuer, of an opinion of counsel, rendered by a law firm having a recognized national tax and securities practice (which opinion shall not have been rescinded by such law firm), to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a "Change in 1940 Act Law"), that there is more than an insubstantial risk that the Issuer is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the Preferred Securities.

                                 "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer on the outstanding Preferred

                                 Securities and Common Securities of the Issuer shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer has become subject as a result of a Tax Event.

Distribution of Debentures....   At any time, CMS Energy will have the right to
                                 terminate the Issuer and, after satisfaction of the liabilities of creditors of the Issuer as provided by applicable law, cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer. See "Description of the Preferred
                                 Securities -- Distribution of the Debentures."

Guarantee.....................   Pursuant to the Guarantee, CMS Energy will
                                 irrevocably agree, on a subordinated basis, to guarantee the payment in full of (a) the Distributions payable by the Issuer on the Preferred Securities, if and to the extent the Issuer has funds on hand available therefor,
                                 (b) the redemption price (together with
                                 accumulated and unpaid Distributions) of the Preferred Securities, to the extent the Issuer has funds on hand available therefor, and (c) payments on liquidation with respect to the Preferred Securities (unless the Debentures are distributed to the holders of the Preferred
                                 Securities), to the extent that there are assets of the Issuer available for distribution to holders of the Preferred Securities. A holder of Preferred Securities may enforce CMS
                                 Energy's obligations under the Guarantee directly against CMS Energy, and CMS Energy waives any right to require that an action be brought against the Issuer or any other person before proceeding against CMS Energy. The
                                 Guarantee will constitute an unsecured
                                 obligation of CMS Energy and will rank
                                 subordinate and junior in right of payment to all liabilities of CMS Energy and pari passu with any guarantee now or hereinafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS
                                 Energy. See "Risk Factors -- Ranking of
                                 Subordinated Obligations Under the Guarantee and the Debentures" and "-- Structural
                                 Subordination" and "Description of the
                                 Guarantee."

Voting Rights.................   Holders of Preferred Securities will generally
                                 have limited voting rights relating only to the modification of the Preferred Securities.
                                 Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the CMS Trustees, which voting rights are vested exclusively in the holder of the Common
                                 Securities. The CMS Trustees and CMS Energy may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Issuer will be classified for United
                                 States federal income tax purposes as a grantor trust even if such action adversely affects the interests of such holders. See "Description of the Preferred Securities -- Voting Rights;
                                 Amendment of the Trust Agreement."

Debentures....................   The Debentures will have a maturity of 30 years
                                 from the date of original issuance and will
                                 bear interest at the rate of      % per annum
                                 payable quarterly in arrears. CMS Energy
                                 has the right from time to time to select an
                                 interest payment period or periods longer than
                                 one quarter (during which period or periods
                                 interest will compound quarterly), provided
                                 that no such deferral of interest payments will
                                 exceed 20 consecutive quarters and provided
                                 further that no such deferral of interest
                                 payments may extend beyond the stated maturity
                                 of the Debentures. Accordingly, Distribution
                                 payments on the Preferred Securities may not be
                                 deferred beyond the stated maturity of the
                                 Debentures. If CMS Energy defers interest
                                 payments longer than one quarter, subject to
                                 certain exceptions, it will be prohibited from
                                 paying dividends on any of its capital stock
                                 and making certain other restricted payments
                                 until quarterly interest payments are resumed
                                 and all accrued and unpaid interest on the
                                 Debentures is brought current. CMS Energy will
                                 have the right to make partial payments of such
                                 interest during a deferral of interest
                                 payments. The Debentures are convertible into
                                 shares of CMS Energy Common Stock at the option
                                 of the holders thereof at a conversion rate of
                                           shares of CMS Energy Common Stock for
                                 each $50 in principal amount of Debentures
                                 (equivalent to a conversion price of
                                 $          per share of CMS Energy Common
                                 Stock) subject to certain adjustments set forth herein. The Issuer will covenant not to convert
                                 Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities.

                                 In addition, on and after           , 2001, the
                                 Debentures are redeemable at the option of CMS Energy at any time, in whole or in part, at the redemption prices set forth herein, together with accrued and unpaid interest to the date fixed for redemption. See "Description of the Debentures -- Optional Redemption." The Debentures are also redeemable, in whole or in part, upon the occurrence and continuation of a Tax Event. See "Description of the Preferred Securities -- Special Event Exchange or Redemption."


                                 The payment of the principal and interest on the Debentures will be subordinated in right of payment to all Senior Indebtedness of CMS Energy. As of May 31, 1997, CMS Energy had approximately $1,612 million of indebtedness, all of which comprised Senior Indebtedness. See "Risk Factors -- Ranking of Subordinate Obligations Under the Guarantee and the Debentures" and "-- Structural Subordination." While the Preferred Securities are outstanding, the Issuer will not have the right to amend the Indenture or the terms of the Debentures in a way that materially adversely affects the holders of the Preferred Securities or to waive a Debenture Event of Default without the consent of holders of at least a majority in aggregate liquidation preference of the Preferred Securities and, in certain cases, the Common Securities then outstanding. See "Description of the Debentures -- Modification of Indenture."

Use of Proceeds...............   All of the proceeds from the sale of the
                                 Preferred Securities and the Common Securities will be invested by the Issuer in Debentures of CMS Energy pursuant to the Indenture described herein and ultimately will be used by CMS
                                 Energy for general corporate purposes,
                                 including capital expenditures, investment in subsidiaries, working capital and repayment of debt.

                                  RISK FACTORS

     Prospective purchasers of Preferred Securities should carefully review the information contained elsewhere in this Prospectus Supplement and in the accompanying Prospectus and should particularly consider the following matters:

RANKING OF SUBORDINATED OBLIGATIONS UNDER THE GUARANTEE AND THE DEBENTURES


     The obligations of CMS Energy under the Guarantee issued by CMS Energy for the benefit of the holders of Preferred Securities are unsecured and rank subordinate and junior in right of payment to all other liabilities of CMS Energy and pari passu with any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy. The obligations of CMS Energy under the Debentures are subordinate and junior in right of payment to all present and future Senior Indebtedness of CMS Energy. As of May 31, 1997, CMS Energy had indebtedness of $1,612 million, all of which comprised Senior Indebtedness of CMS Energy. The ability of the Issuer to pay amounts due on the Preferred Securities is solely dependent upon CMS Energy's making payments on the Debentures as and when required. Neither the Indenture, the Guarantee nor the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by CMS Energy and its subsidiaries. See "Description of the Guarantee -- Status of the Guarantee" and "Description of the Debentures -- Subordination."


STRUCTURAL SUBORDINATION

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. The Debentures will be obligations exclusively of CMS Energy. CMS Energy's ability to service its indebtedness, including the Debentures, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances, and repayment of loans and advances from CMS Energy. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor, whether by dividends, loans or other payments. See "Price Range of CMS Energy Common Stock and Dividends -- Restrictions on Dividends" herein and "Description of Securities -- Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends" in the accompanying Prospectus.


     In addition, creditors of CMS Energy's subsidiaries would be entitled to a claim on the assets of such subsidiaries prior to any claims by CMS Energy. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of such subsidiary are likely to be paid in full before any distribution is made to CMS Energy, except to the extent that CMS Energy itself is recognized as a creditor of such subsidiary, in which case the claims of CMS Energy would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by CMS Energy. As of May 31, 1997, the aggregate indebtedness (including capital lease obligations, and excluding intercompany indebtedness) of the consolidated subsidiaries of CMS Energy was approximately $2,616 million. See "Description of the Preferred Securities -- Distributions" and "Description of the Debentures -- Option to Extend Interest Payment Period."


OPTION TO EXTEND INTEREST PAYMENT PERIOD; TAX CONSEQUENCES

     CMS Energy has the right under the Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. Upon the termination of any Extension Period and the payment of all amounts then due, CMS Energy may select a new Extension Period and terminate the payments of all amounts then due, subject to the requirements described herein. As a consequence of any such deferral, quarterly Distributions on the Preferred Securities by the Issuer will be deferred (and the amount of Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions) during any such Extension Period.

     Should an Extension Period occur, a holder of Preferred Securities will accrue income (in the form of original issue discount ("OID")) in respect of its pro rata share of the deferred interest allocable to the Debentures held by the Issuer for United States federal income tax purposes. As a result, a holder of Preferred Securities will include such income in gross income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the Issuer if the holder disposes of the Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount." Moreover, if a holder of Preferred Securities converts its Preferred Securities into CMS Energy Common Stock during an Extension Period, the holder will not receive any cash related to the deferred Distribution. Additionally, during the pendency of any Extension Period, CMS Energy will not be permitted, subject to certain exceptions set forth herein, to declare or pay any cash distribution with respect to CMS Energy capital stock or debt securities (including guarantees of indebtedness for money borrowed) that rank pari passu with or junior to the Debentures. See "Description of the Preferred Securities -- Distributions."

     CMS Energy has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Debentures. However, should CMS Energy elect to exercise such right in the future, the market price of the Preferred Securities is likely to be affected. A holder that disposes of its Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Preferred Securities. In addition, as a result of the existence of CMS Energy's right to defer interest payments, the market price of the Preferred Securities (which represent preferred undivided beneficial interests in the Debentures) may be more volatile than the market prices of other securities that are not subject to such deferrals.

EXPIRATION OF CONVERSION RIGHTS

     On and after                , 2001, CMS Energy may, subject to certain
conditions, at its option, cause the conversion rights of holders of the Preferred Securities to expire, provided that the Current Market Price of CMS Energy Common Stock exceeds 115% of the conversion price of the Preferred Securities for a specified period. See "Description of the Preferred Securities -- Conversion Rights -- Expiration of Conversion Rights."


SPECIAL EVENT EXCHANGE OR REDEMPTION



     Upon certain circumstances following the occurrence and continuation of a Special Event, the Preferred Securities are also subject to (i) exchange in whole or, in the case of a Tax Event, in whole or in part, in the manner described herein, for the Debentures or (ii) redemption, in whole or in part, on
or after                , 2001 in the case of a Tax Event. See "Description of
the Preferred Securities -- Special Event Exchange or Redemption."


     There can be no assurance as to the market prices for Preferred Securities or Debentures that may be distributed in exchange for Preferred Securities if a liquidation of the Issuer occurs or if the Preferred Securities are exchanged for Debentures in connection with a Special Event. Accordingly, the Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Debentures that a holder of Preferred Securities may receive on liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby. Because holders of Preferred Securities may receive Debentures on termination of the Issuer or if the Preferred Securities are exchanged for Debentures in connection with a Special Event, prospective purchasers of Preferred Securities are also making an investment decision with regard to the Debentures and should carefully review all the information regarding the Debentures contained herein. See "Description of the Preferred Securities -- Special Event Exchange or Redemption" and "Description of the Debentures -- General."

RIGHTS UNDER THE GUARANTEE

     The Guarantee guarantees to the holders of the Preferred Securities the following payments, to the extent not paid by the Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer has funds on hand available therefor at such time; (ii) the redemption price with respect to any Preferred Securities called for redemption, to the extent that the Issuer has funds on hand available therefor at such time; and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer (unless the Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the aggregate of the liquidation preference and all accrued and unpaid Distributions to the date of payment to the extent that the Issuer has funds on hand available therefor at such time and
(b) the amount of assets of the Issuer remaining available for distribution to holders of the Preferred Securities in liquidation of the Issuer.

     As part of the Guarantee, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for CMS Energy Common Stock or Debentures.

     The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Preferred Securities may institute a proceeding directly against CMS Energy to enforce its rights under the Guarantee without first instituting a proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If CMS Energy were to default on its obligation to pay amounts payable under the Debentures, the Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Preferred Securities or otherwise, and, in such event, holders of the Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, in the event a Debenture Event of Default shall have occurred and be continuing, a holder of Preferred Securities would be required to rely on its enforcement by the Property Trustee of its rights as registered holder of the Debenture against CMS Energy pursuant to the terms of the Debenture. If, however, such event is attributable to the failure of CMS Energy to pay interest on or principal of the Debentures on the payment date on which such payment is due and payable, then a holder of Preferred Securities may directly institute a proceeding against CMS Energy for enforcement of payment to such holder of the interest on or principal of such Debentures having a principal amount equal to the aggregate liquidation preference of the Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, CMS Energy will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by CMS Energy to such holder of Preferred Securities in such Direct Action. Except as set forth herein, holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of Debentures or assert directly any other rights in respect of the Debentures. See "Description of the Preferred Securities -- Enforcement of Certain Rights by Holders of Preferred Securities," "Description of the Guarantee" and "Description of the Debentures -- Debenture Events of Default." The Trust Agreement provides that each holder of Preferred Securities by acceptance thereof agrees to the provisions of the Guarantee and the Indenture.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Trust Agreement Event of Default (as defined herein) occurs and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as the holder of the Debentures against CMS Energy. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Debentures. If the Property Trustee fails to enforce its rights as holder of the Debentures after a request therefor by a holder of Preferred Securities, such holder may proceed to enforce such rights directly against CMS Energy. Notwithstanding the foregoing, if a Trust Agreement Event of Default occurs that results from the failure of CMS Energy to pay principal of or interest on the Debentures when due (or in the case of a redemption, on the redemption date), during the continuance of such an event of default a holder of Preferred Securities may institute a legal proceeding directly against CMS Energy to obtain payment to such holder of such principal or interest on Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities owned of record by such holder. See "Description of the Preferred Securities -- Trust Agreement Events of Default; Notice" and "-- Voting Rights; Amendment of the Trust Agreement."


LIMITED VOTING RIGHTS

     Holders of Preferred Securities will generally have limited voting rights primarily in connection with directing the activities of the Property Trustee as the holder of the Debentures. Holders of Preferred Securities will not be entitled to vote to appoint, remove or replace the CMS Trustees (as defined), which voting rights are vested exclusively in the holder of the Common Securities. The CMS Trustees and CMS Energy may amend the Trust Agreement without the consent of holders of Preferred Securities to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust even it such action adversely affects the interests of such holders. See "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement."

PROPOSED TAX LEGISLATION


     On February 6, 1997, as part of the fiscal budget submitted to Congress, the Clinton Administration proposed certain changes to federal income tax law which would, among other things, generally treat as equity, for federal income tax purposes, certain debt obligations, such as the Debentures, that are "issued on or after the date of first Congressional Committee action" (the "Clinton Proposal"). On June 9, 1997, House Ways and Means Committee Chairman Bill Archer released the Chairman's Mark Relating to Revenue Reconciliation Provisions which are proposed to be included in 1997 tax legislation (the "Chairman's Mark"). The Chairman's Mark constitutes "first Congressional Committee action" with respect to the provisions contained therein. The Chairman's Mark does not include the Clinton Proposal that would require the Debentures to be treated as equity for federal income tax purposes.



     In light of the Chairman's Mark, it appears that "first Congressional Committee action" has not yet occurred with respect to the Clinton Proposal. Furthermore, in light of the effective date transitional rules relating to certain capital markets provisions included in the Chairman's Mark (as well as transitional rules provided for in 1996 proposed legislation similar to the Clinton Proposal) which provide, among other things, that instruments issued pursuant to a prospectus supplement filed with the Securities and Exchange Commission (the "Commission") on or before the effective date of the legislation are not subject to the legislation, it is anticipated that, should the Clinton Proposal be acted upon by Congress at some future date, such future date would be the relevant effective date and similar transitional rules would apply. Accordingly, because the Debentures will be issued pursuant to a prospectus supplement filed with the Commission before the date of first Congressional Committee action, it is not anticipated that the Clinton Proposal, even if acted upon by Congress in the future, would apply to the Debentures.



     There can be no assurance, however, that the Clinton Proposal or similar legislation will not ultimately be enacted into law, that the effective date and transitional rules relating thereto would be enacted as anticipated, or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Debentures and could result in the exchange of the Debentures for Preferred Securities or, in certain limited circumstances, the redemption of the Debentures by CMS Energy and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities -- Special Event Exchange or Redemption."

              PRICE RANGE OF CMS ENERGY COMMON STOCK AND DIVIDENDS


     CMS Energy has paid dividends on its outstanding CMS Energy Common Stock each year since its inception except 1987 and 1988. At June 10, 1997 there were approximately 89,292 CMS Energy Common Stock shareholders of record. Future dividends will depend upon CMS Energy's earnings, financial condition and other factors. In addition to the discussion under "-- Restrictions on Dividends" below, reference is made to "Description of Securities -- Common Stock -- Dividend Rights and Policy; Restrictions on Dividends" and "-- Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends" in the accompanying Prospectus regarding limitations upon payment of dividends on the capital stock of CMS Energy.



     CMS Energy Common Stock began trading on the NYSE on May 27, 1987. The high and low sales prices of CMS Energy Common Stock, as reported on the Wall Street Journal "New York Stock Exchange Composite Transactions", and the dividends declared on CMS Energy Common Stock during the fiscal years ended December 31, 1992 through 1996, and for the first quarter and second quarter of fiscal 1997 through June 10, 1997, are set out below:


CMS ENERGY COMMON STOCK


                                                                       PRICE RANGE
                                                                  ---------------------
YEAR                                                              HIGH          LOW          DIVIDEND
----                                                              ----          ---          --------
1992:
  First Quarter................................................   $22  3/4      $17 7/8        $.12
  Second Quarter...............................................    21  7/8       14 7/8         .12
  Third Quarter................................................    17  1/2       15 1/4         .12
  Fourth Quarter...............................................    18  3/8       16 3/4         .12
1993:
  First Quarter................................................    20  7/8       17 7/8         .12
  Second Quarter...............................................    25  1/2       19 1/2         .12
  Third Quarter................................................    27  1/2       24 7/8         .18
  Fourth Quarter...............................................    27  1/8       23             .18
1994:
  First Quarter................................................    25            21 1/8         .18
  Second Quarter...............................................    22  7/8       19 5/8         .18
  Third Quarter................................................    23  3/8       20 5/8         .21
  Fourth Quarter...............................................    23  1/4       20 7/8         .21
1995:
  First Quarter................................................    24  3/4       22 5/8         .21
  Second Quarter...............................................    25  3/8       22 1/2         .21
  Third Quarter................................................    26  3/8       23 3/8         .24
  Fourth Quarter...............................................    30            26             .24
1996:
  First Quarter................................................    31  7/8       27 13/16       .24
  Second Quarter...............................................    31  1/4       28             .24
  Third Quarter................................................    31  5/8       29             .27
  Fourth Quarter...............................................    33  3/4       30 1/8         .27
1997:
  First Quarter................................................    34  1/2       31 1/2         .27
  Second Quarter (through June 10, 1997).......................    34  1/4       31 1/8         .27



     On May 27, 1997, the CMS Energy Board of Directors approved an increase in the dividend to an annualized rate of $1.20 per share ($.30 per quarter). The increase will be effective with the next scheduled quarterly dividend payment in August 1997. For a recent closing sales price for the CMS

Energy Common Stock, as reported on the NYSE, see the cover page of this Prospectus Supplement.

     CMS Energy sponsors a dividend reinvestment and stock purchase plan under which holders of record of CMS Energy Common Stock may purchase a limited amount of CMS Energy Common Stock without paying brokerage fees and other expenses. Under this plan, CMS Energy Common Stock may be purchased in the open market at prevailing prices or purchased from CMS Energy at the average of the closing sales prices on the NYSE for the five trading days of the month immediately preceding the regular investment dates (typically the first trading date of the month).

RESTRICTIONS ON DIVIDENDS

     In addition to the restrictions on payment of dividends described under "Description of Securities -- Common Stock -- Dividend Rights Policy; Restrictions on Dividends" and -- Primary Source of Funds of CMS Energy; Restrictions on Sources of Dividends" in the accompanying Prospectus, the following are additional restrictions.


     On November 21, 1995, CMS Energy entered into a $450 million Credit Agreement (the "Credit Agreement") among CMS Energy, Citibank N.A. and Union Bank as co-agents and certain banks named therein and a $125 million Term Loan Agreement ("Term Loan") among CMS Energy, Citibank N.A. and Union Bank as co-agents, and certain banks named therein. The Credit Agreement and Term Loan each provide that CMS Energy will not, and will not permit certain of its subsidiaries, directly or indirectly, to (i) declare or pay any cash dividend or distribution on the capital stock of CMS Energy or such subsidiaries, or (ii) purchase, redeem, retire or otherwise acquire for value any such capital stock (a "Restricted Payment"), unless: (1) no event of default under the Credit Agreement or the Term Loan, as the case may be, or event that with the lapse of time or giving of notice would constitute such an event of default, has occurred and is continuing, and (2) after giving effect to any such Restricted Payment, the aggregate amount of all such Restricted Payments since September 30, 1993 shall not have exceeded the sum of: (a) $120,000,000, (b) 100% of CMS Energy's consolidated net income (as defined in the Indenture dated as of September 15, 1992 as amended and supplemented (the "Senior Debt Indenture") since September 30, 1993 to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit), and (c) any net proceeds (as defined in the Senior Debt Indenture) received by CMS Energy for the issuance or sale of its capital stock subsequent to September 30, 1993. At March 31, 1997, CMS Energy could pay cash dividends of $1,051 million pursuant to this restriction.


     Under the terms of the Senior Debt Indenture, pursuant to which the Series A Senior Deferred Coupon Notes due October 1, 1997, the Series B Senior Deferred Coupon Notes due October 1, 1999, and 8.125 percent Unsecured Notes Due 2002 were issued, so long as any of the Notes are Outstanding and until the Notes are rated BBB- or above (or an equivalent rating) by Standard & Poor's and one Other Rating Agency (as defined therein), at which time the Company will be permanently released from the provisions of this "Limitation on Restricted Payments," the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to (i) declare or pay any dividend or make any distribution on the Capital Stock of the Company to the direct or indirect holders of its Capital Stock (as defined therein) (except dividends or distributions payable solely in its Non-Convertible Capital Stock (as defined therein) or in options, warrants or other rights to purchase such Non-Convertible Capital Stock and except dividends or distributions payable to the Company or a Subsidiary), (ii) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company, or (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof, any Subordinated Indebtedness (as defined therein) (any such dividend, distribution, purchase, redemption, repurchase, defeasing, other acquisition or retirement being hereinafter referred to as a "Senior Debt Indenture Restricted Payment") if at the time the Company or such Subsidiary makes such Senior Debt Indenture Restricted Payment:
(1) an Event of Default (as defined therein), or an event that with the lapse of time or the giving of notice or both would constitute an Event of Default, shall have occurred and be continuing (or would result therefrom); or (2) the aggregate amount of such Senior Debt Indenture Restricted Payment and all other Restricted Payments made since May 6, 1997 would exceed the sum of: (a) $100,000,000 plus 100% of Consolidated Net Income (as defined therein) from the date of the Supplemental Indenture (as defined therein) to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Senior Debt Indenture Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate Net Cash Proceeds received by the Company from the issue or sale of or contribution with respect to its Capital Stock after May 6, 1997. Under this restriction, at March 31, 1997, CMS Energy would have been able to pay cash dividends of $100 million.



     The GTN Indenture provides that, so long as any of the General Term Notes, Series A, Series B and Series C ("GTNs") issued thereunder are outstanding and are rated below BBB- by Standard & Poor's or by Duff & Phelps, CMS Energy will not, and will not permit certain of its subsidiaries, directly or indirectly, to, make any Restricted Payments, if at any time CMS Energy or such subsidiary makes such Restricted Payment: (1) an Event of Default (as defined in the GTN Indenture, or an event that with the lapse of time or the giving of notice or both would constitute such an Event of Default, has occurred and is continuing (or would result therefrom), or (2) the aggregate amount of such Restricted Payment and all other Restricted Payments made since September 30, 1993, would exceed the sum of: (a) $120,000,000 plus 100% of consolidated net income from September 30, 1993 the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or, in case such sum shall be a deficit, minus 100% of the deficit) and (b) the aggregate net proceeds received by CMS Energy from the issue or sale of or contribution with respect to its capital stock after September 30, 1993. At March 31, 1997, CMS Energy could pay cash dividends of $1,057 million pursuant to this restriction.


     The foregoing provisions do not prohibit: (i) dividends or other distributions paid by CMS Energy in respect of the capital stock issued in connection with the acquisition of any business or assets by CMS Energy where such payments are payable solely from the net earnings of such business or assets; (ii) any purchase or redemption or capital stock made by exchange for, or out of the proceeds of the substantially concurrent sale of, capital stock;
(iii) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividends would have complied with the aforementioned limitations; or (iv) payments pursuant to the tax sharing agreement among CMS Energy and its subsidiaries.


     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, CMS Energy would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed, if CMS Energy were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. CMS Energy's net assets available for payment of dividends under the Michigan Business Corporation Act at March 31, 1997 were $1,772 million.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
                  RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges and the ratios of earnings to fixed charges and preferred stock dividends for the three months ended March 31, 1997 and for each of the years ended December 31, 1992 through 1996 are as follows:

                                                THREE MONTHS             YEAR ENDED DECEMBER 31,
                                                   ENDED         ---------------------------------------
                                               MARCH 31, 1997    1996    1995    1994    1993    1992(1)
                                               --------------    ----    ----    ----    ----    -------
Ratio of earnings to fixed charges..........        2.59         2.01    1.94    2.07    1.88        --
Ratio of earnings to fixed charges and
  preferred stock dividends.................        2.28         1.79    1.77    1.87    1.81        --

---------------
(1) For the year ended December 31, 1992, fixed charges exceeded earnings by $441 million. Earnings as defined include a $520 million pretax loss on the settlement of MCV power purchases, $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991, and $6 million relating to CMS Generation's reduction in its investment in The Oxford Energy Company. The ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends would have been
    1.33 and 1.29, respectively, excluding these amounts.

     For the purpose of computing such ratios, earnings represent net income before income taxes, net interest charges and the estimated interest portion of lease rentals.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Preferred Securities and the Common Securities will be invested by the Issuer in Debentures of CMS Energy and ultimately will be used by CMS Energy for general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt.

                                 CAPITALIZATION


     The following table sets forth the unaudited summary capitalization at March 31, 1997 of the Company and its consolidated subsidiaries on a historical basis and on a pro forma basis after giving effect to the sale by the Company of the Preferred Securities offered hereby and the application of the net proceeds therefrom (assuming no exercise of the Underwriters' overallotment option). See "Use of Proceeds." The table should be read in conjunction with CMS Energy's consolidated financial statements and notes thereto and other financial data incorporated by reference herein. See "Incorporation of Certain Documents by Reference" in the accompanying Prospectus.



                                                                           AT MARCH 31, 1997
                                                                        ------------------------
                                                                        ACTUAL    AS ADJUSTED(1)
                                                                        ------    --------------
                                                                        (DOLLARS IN THOUSANDS)
Short-Term Debt (includes notes payable and current portion of long-
  term debt and capital leases)......................................   $  756        $  756
                                                                        ======    ============
Long-Term Debt (including capital leases)(2).........................   $2,728        $2,728
Preferred Stock of Subsidiary........................................      356           356
Company-obligated mandatorily redeemable preferred securities of subsidiaries holding solely subordinated debentures of
  Company(3).........................................................      100           250
Common Stockholders' Equity..........................................    1,775         1,775
                                                                        ------    ------------
Total Capitalization.................................................   $4,959        $5,109
                                                                        ======    ============


---------------
(1) Adjusted for the sale of Preferred Securities, the application of the estimated net proceeds to the purchase of Debentures of CMS Energy and the application by CMS Energy of the estimated net proceeds of Debentures for the purposes set out under "Use of Proceeds."


(2) In May 1997, CMS Energy issued $350 million of senior unsecured notes due 2002 at an interest rate of 8.125 percent. Proceeds were used in part to pay down debt, with the remainder, together with drawings under the Credit Agreement, to fund CMS Energy's equity contribution in connection with the acquisition of a 50 percent interest in the 2,000 MW Loy Yang A electric generating plant and associated mine facilities in the State of Victoria, Australia. See "Recent Developments."



(3) The sole assets of the subsidiaries are as follows: CMS Energy Trust I -- % subordinated debentures of CMS Energy due 2027 with a principal amount of approximately $155 million (assuming no exercise of the Underwriters' overallotment option); and Consumer Power Company Financing I -- 8.36% subordinated notes of Consumers due 2015 with a principal amount of $103 million. Upon redemption of such debt, the preferred securities of such subsidiaries will be mandatorily redeemable.


                                ACCOUNTING TREATMENT


     The financial statements of the Issuer will be reflected in CMS Energy's consolidated financial statements with the $150 million (assuming no exercise of the Underwriters' overallotment option) of Preferred Securities shown as CMS Energy-obligated mandatorily redeemable preferred securities of subsidiaries holding solely subordinated debentures of CMS Energy. The financial statement footnotes of CMS Energy will reflect that the sole asset of the Issuer will be approximately $155 million (assuming no exercise of the Underwriters'
overallotment option) principal amount of   % Debentures due        , 2027 of
CMS Energy. See "Capitalization."

                    DESCRIPTION OF THE PREFERRED SECURITIES

     The following description of certain terms of the Preferred Securities offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Preferred Securities offered hereby set forth in the accompanying Prospectus, to which reference is hereby made. The summaries of certain provisions of documents described below do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of such documents (including the definitions therein of certain terms), forms of which are on file with the Commission. Wherever particular Sections of, or terms defined in, such documents are referred to herein, such Sections or defined terms are incorporated by reference herein. Capitalized terms not defined herein have the meanings assigned to such terms in the accompanying Prospectus.

GENERAL

     Pursuant to the terms of the Trust Agreement, the CMS Trustees, on behalf of the Issuer, will issue the Preferred Securities and the Common Securities. The Preferred Securities will represent preferred undivided beneficial interests in the assets of the Issuer and the Common Securities will represent common undivided beneficial interests in the assets of the Issuer. All of the Common Securities will be owned by CMS Energy. The Preferred Securities will rank pari passu, and payments will be made thereon pro rata, with the Common Securities except as described under "-- Subordination of Common Securities." Legal title to the Debentures will be held by the Property Trustee in trust for the benefit of the holders of the Preferred Securities and Common Securities. The Trust Agreement does not permit the issuance by the Issuer of any securities other than the Preferred Securities and the Common Securities or the incurrence of any indebtedness by the Issuer. The payment of Distributions out of money held by the Issuer, and payments upon redemption of the Preferred Securities or liquidation of the Issuer, are guaranteed by CMS Energy to the extent described under "Description of the Guarantee." The Guarantee is held by the Guarantee Trustee for the benefit of the holders of the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient available funds to pay such Distributions. The remedy of a holder of Preferred Securities in such an event is as described herein in "-- Enforcement of Certain Rights by Holders of Preferred Securities" and in "-- Voting Rights; Amendment of the Trust Agreement."

DISTRIBUTIONS

     Distributions on each Preferred Security will be payable at the annual rate
of    % of the liquidation preference of $50 per Preferred Security.
Distributions will accumulate from the date of original issuance and will be
payable quarterly in arrears on        ,        ,                and        of
each year on the applicable record date, commencing        , 1997 when, as and
if available for payment by the Property Trustee, except as otherwise described below. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day and without any additional Distributions or other payment in respect of any such delay (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Debenture Trustee is closed for business.

     So long as no Debenture Event of Default has occurred and is continuing, CMS Energy has the right under the Indenture to defer the payment of interest on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each deferral period (each an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Debentures. As a consequence of any such election, quarterly Distributions on the Preferred Securities will be deferred by the Issuer during any such Extension Period. Distributions to which holders of the Preferred Securities are entitled will accumulate additional Distributions thereon at the rate per annum set forth herein, compounded quarterly from the relevant payment date for such Distributions. The term "Distributions" as used herein shall include any such additional Distributions. During any such Extension Period, CMS Energy may not, and may not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock, or (ii) make any payment of principal, interest or premium, if any, on, or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantee, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock, and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged). Prior to the termination of any such Extension Period, CMS Energy may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, CMS Energy may elect to begin a new Extension Period. See "Description of the Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     CMS Energy has no current intention to exercise its right to defer payments of interest by extending the interest payment period on the Debentures.

     Distributions with respect to the Preferred Securities must be paid on the dates payable to the extent that the Issuer has funds available for the payment of such Distributions in the Property Account. The funds of the Issuer available for distribution to holders of the Preferred Securities will be limited to payments under the Debentures in which the Issuer will invest the proceeds from the issuance and sale of the Preferred Securities and the Common Securities. See "Description of the Debentures." If CMS Energy does not make interest payments on such Debentures, the Property Trustee will not have funds available to pay Distributions on the Preferred Securities. The payment of Distributions (if and to the extent the Issuer has funds on hand available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by CMS Energy on a limited basis as set forth herein under "Description of the Guarantee."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of the Issuer on the relevant record dates, which shall be the fifteenth day (whether or not a Business Day) next preceding the relevant distribution date. As long as the Preferred Securities remain in book-entry form, subject to any applicable laws and regulations and the provisions of the Trust Agreement, each such payment will be made as described under "-- Form, Transfer, Exchange and Book-Entry Procedures."

CONVERSION RIGHTS

     GENERAL

     The Preferred Securities will be convertible at any time prior to the Conversion Expiration Date (as defined herein), at the option of the holder thereof and in the manner described below, into
shares of CMS Energy Common Stock at an initial conversion rate of        shares
of CMS Energy Common Stock for each Preferred Security (equivalent to a purchase
price of $     per share of CMS Energy Common Stock), subject to adjustment as described under "-- Conversion Price Adjustments" below.

     A holder of Preferred Securities wishing to exercise its conversion right shall surrender such Preferred Securities together with an irrevocable conversion notice to the Property Trustee, as conversion agent or to such other agent appointed for such purpose (the "Conversion Agent"), which shall, on behalf of such holder, exchange the Preferred Securities for a portion of the Debentures and immediately convert such Debentures into CMS Energy Common Stock. So long as a book-entry system for the Preferred Securities is in effect, however, the procedures for converting the Preferred Stock that are in the form of Global Certificates into shares of CMS Energy Common Stock will be as described under "-- Form, Transfer, Exchange and Book-Entry Procedures." CMS Energy's delivery upon conversion of the fixed number of shares of CMS Energy Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of any fractional share) shall be deemed to satisfy CMS Energy's obligation to pay the principal amount at maturity of the portion of the Debentures so converted and any unpaid interest accrued on such Debentures at the time of such conversion. For a discussion of the taxation of such an exchange to holders, see "Certain Federal Income Tax Consequences -- Conversion of Preferred Securities into CMS Energy Common Stock." Holders may obtain copies of the required form of the conversion notice from the Conversion Agent.

     Accrued Distributions will not be paid on Preferred Securities that are converted, provided however, that holders of Preferred Securities at the close of business on a Distribution payment record date will be entitled to receive the Distribution payable on such Preferred Securities on the corresponding Distribution payment date notwithstanding the conversion of such Preferred Securities on or subsequent to such Distribution record date but prior to such Distribution payment date. Except as provided in the immediately preceding sentence, the Issuer will make no payment or allowance for accumulated and unpaid Distributions, whether or not in arrears, on converted Preferred Securities. CMS Energy will make no payment or allowance for dividends on the shares of CMS Energy Common Stock issued upon such conversion. Each conversion will be deemed to have been effected immediately prior to the close of business on the day on which proper notice was received by the Conversion Agent.

     Shares of CMS Energy Common Stock issued upon conversion of Preferred Securities will be validly issued, fully paid and non-assessable. No fractional shares of CMS Energy Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid in cash.

     EXPIRATION OF CONVERSION RIGHTS

     On and after                , 2001, CMS Energy may, at its option, cause
the conversion rights of holders of the Preferred Securities to expire. CMS Energy may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price of CMS Energy Common Stock exceeds 115% of the conversion price of the Preferred Securities, subject to adjustment in certain circumstances. In order to exercise its option to terminate the conversion rights of the Preferred Securities, CMS Energy must issue a press release for publication on the Dow Jones News Service announcing the Conversion Expiration Date prior to the opening of business on the second trading day after any period in which the condition in the preceding sentence has been met, but in no event
prior to                , 2001. The press release shall announce the Conversion
Expiration Date and provide the current conversion price and Current Market Price of CMS Energy Common Stock, in each case as of the close of business on the trading day next preceding the date of the press release. Conversion rights will terminate at the close of business on the Conversion Expiration Date.

     Notice of the expiration of conversion rights will be given by CMS Energy by first-class mail to the holders of the Preferred Securities not more than four Business Days after CMS Energy issues the press release. The Conversion Expiration Date will be a date selected by CMS Energy not less than 30 nor more than 60 days after the date on which CMS Energy issues the press release announcing its intention to terminate the conversion rights of the Preferred Securities. In the event that CMS Energy does not exercise its option to terminate the conversion rights of the Preferred Securities, the Conversion Expiration Date with respect to the Preferred Securities will be two Business Days preceding the date set for redemption of the Preferred Securities.

     The term "Current Market Price" of CMS Energy Common Stock for any day means the last reported sale price, regular way, on such day, or, if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the NYSE Composite Transactions Tape, or, if the CMS Energy Common Stock is not listed or admitted to trading on the NYSE on such day, on the principal national securities exchange on which the CMS Energy Common Stock is listed or admitted to trading, if the CMS Energy Common Stock is listed on a national securities exchange, or the Nasdaq National Market, or, if the CMS Energy Common Stock is not quoted or admitted to trading on such quotation system, on the principal quotation system on which the CMS Energy Common Stock may be listed or admitted to trading or quoted, or, if not listed or admitted to trading or quoted on any national securities exchange or quotation system, the average of the closing bid and asked prices of the CMS Energy Common Stock in the over-the-counter market on the day in question as reported by the National Quotation Bureau Incorporated, or a similar generally accepted reporting service, or, if not so available in such manner, as furnished by any NYSE member firm selected from time to time by the Board of Directors of CMS Energy for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of CMS Energy.

     CONVERSION PRICE ADJUSTMENTS

     General. The conversion price will be subject to adjustment in certain events including, without duplication: (i) the payment of dividends (and other distributions) payable exclusively in CMS Energy Common Stock on CMS Energy Common Stock; (ii) the issuance to all holders of CMS Energy Common Stock of rights or warrants entitling holders of such rights or warrants (for a period not exceeding 45 days) to subscribe for or purchase CMS Energy Common Stock at less than the then Current Market Price; (iii) subdivisions and combinations of CMS Energy Common Stock; (iv) the payment of dividends (and other distributions) to all holders of CMS Energy Common Stock consisting of evidences of indebtedness of CMS Energy, securities or capital stock, cash, or assets (including securities, but excluding those rights or warrants referred to above in clause (ii) and dividends and distributions paid exclusively in cash); (v) the payment of dividends (and other distributions) on CMS Energy Common Stock paid exclusively in cash, excluding (A) cash dividends that do not exceed the per share amount of the immediately preceding regular cash dividend (as adjusted to reflect any of the events referred to in clauses (i) through (vi) of this sentence), and (B) cash dividends if the annualized per share amount thereof does not exceed 12.5% of the last sale price of CMS Energy Common Stock, as reported on the NYSE Consolidated Transactions Tape, on the trading day immediately preceding the date of trust agreement of such dividend (such adjustment being limited to the amount in excess of 12.5% of such Current Market Price); and (vi) payment in respect of a tender or exchange offer (other than an odd-lot offer) by CMS Energy or any subsidiary of CMS Energy for CMS Energy Common Stock in excess of 110% of the Current Market Price of CMS Energy Common Stock on the trading day next succeeding the last date tenders or exchanges may be made pursuant to such tender or exchange offer.

     CMS Energy from time to time may reduce the conversion price of the Debentures (and thus the conversion price of the Preferred Securities) by any amount selected by CMS Energy for any period of at least 30 days, in which case CMS Energy shall give at least 15 days' notice of such reduction. CMS Energy may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of CMS Energy deems advisable to avoid or diminish any income tax to holders of CMS Energy Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Consequences -- Adjustment of Conversion Price."

     No adjustment of the conversion price will be made upon the issuance of any shares of CMS Energy Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of CMS Energy and the investment of additional optional amounts in shares of CMS Energy Common Stock under any such plan, or the issuance of any shares of CMS Energy Common Stock or options or rights to purchase such shares pursuant to any present or future employee benefit plan or program of CMS Energy or pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security which does not constitute an issuance to all holders of CMS Energy Common Stock of rights or warrants entitling holders of such rights or warrants to subscribe for or purchase CMS Energy Common Stock at less than the Current Market Price. There shall also be no adjustment of the conversion price in case of the issuance of any CMS Energy Common Stock (or securities convertible into or exchangeable for CMS Energy Common Stock), except as specifically described above. If any action would require adjustment of the conversion price pursuant to more than one of the anti-dilution provisions, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to holders of the Preferred Securities. No adjustment in the conversion price will be required unless such adjustment would require an increase or decrease of at least 1% of the conversion price, but any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

     Merger, Consolidation or Sale of Assets of CMS Energy. In the event that CMS Energy is a party to any transaction (including, without limitation, a merger other than a merger that does not result in a reclassification, conversion, exchange or cancellation of CMS Energy Common Stock), consolidation, sale of all or substantially all of the assets of CMS Energy, recapitalization or reclassification of CMS Energy Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value or as a result of a subdivision or combination of CMS Energy Common Stock) or any compulsory share exchange (each of the foregoing being referred to as a "Transaction"), in each case, as a result of which shares of CMS Energy Common Stock shall be converted into the right to receive, or shall be exchanged for,
(i) in the case of any Transaction other than a Transaction involving a Common Stock Fundamental Change (as defined below) (and subject to funds being legally available for such purpose under applicable law at the time of such conversion), securities, cash or other property, each Preferred Security shall thereafter be convertible into the kind and, in the case of a Transaction which does not involve a Fundamental Change (as defined below), amount of securities, cash and other property receivable upon the consummation of such Transaction by a holder of that number of shares of CMS Energy Common Stock into which a Preferred Security was convertible immediately prior to such Transaction, or (ii) in the case of a Transaction involving a Common Stock Fundamental Change, common stock, each Preferred Security shall thereafter be convertible (in the manner described herein) into common stock of the kind received by holders of CMS Energy Common Stock (but in each case after giving effect to any adjustment discussed below relating to a Fundamental Change if such Transaction constitutes a Fundamental Change). The holders of Preferred Securities will have no voting rights with respect to any Transaction described in this section.

     If any Fundamental Change occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as described below. In addition, in the event of a Common Stock Fundamental Change, each Preferred Security shall be convertible solely into common stock of the kind received by holders of CMS Energy Common Stock as a result of such Common Stock Fundamental Change.

     The conversion price in the case of any Transaction involving a Fundamental Change will be adjusted immediately after such Fundamental Change:

          (i) in the case of a Non-Stock Fundamental Change (as defined below), the conversion price of the Preferred Securities will thereupon become the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and (B) the result obtained by multiplying the greater of the Applicable Price (as defined below) or the then applicable Reference Market Price (as defined below) by a fraction, the numerator of which is $50 and the denominator of which is (x) the amount of the redemption price for Preferred Security if the redemption date were the date of such Non-Stock Fundamental Change (or, for the period commencing on the first date of original issuance of the
     Preferred Securities and through           , 1998, and the twelve-month
     periods commencing           , 1998,          , 1999,           , 2000, and
               2001, the product of    ,    ,    and    , respectively,
     multiplied by $50) plus (y) any then-accrued and unpaid distributions on one Preferred Security; and

          (ii) in the case of a Common Stock Fundamental Change, the conversion price of the Preferred Securities in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be the Purchaser Stock Price (as defined below) and the denominator will be the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which (A) 100% of the value of the consideration received by a holder of CMS Energy Common Stock is common stock of the successor, acquiror, or other third party (and cash, if any, is paid only with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and (B) all CMS Energy Common Stock will have been exchanged for, converted into, or acquired for common stock (and cash with respect to fractional interests) of the successor, acquiror, or other third party, the conversion price of the Preferred Securities in effect immediately prior to such Common Stock Fundamental Change will thereupon be adjusted by multiplying such conversion price by a fraction of which the numerator will be one and the denominator will be the number of shares of common stock of the successor, acquiror, or other third party received by a holder of one share of CMS Energy Common Stock as a result of such Common Stock Fundamental Change.

     In the absence of the Fundamental Change provisions, in the case of a Transaction each Preferred Security would become convertible into the securities, cash, or property receivable by a holder of the number of shares of CMS Energy Common Stock into which such Preferred Security was convertible immediately prior to such Transaction. A failure to apply the Fundamental Change conversion price adjustments described above could substantially lessen or eliminate the value of the conversion privilege associated with the Preferred Securities. For example, if CMS Energy were acquired in a cash merger, each Preferred Security would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on the future prospects of CMS Energy and other factors.

     The foregoing conversion price adjustments are designed, in certain circumstances, to reduce the conversion price that would be applicable in "Fundamental Change" Transactions where all or substantially all the CMS Energy Common Stock is converted into securities, cash, or property and not more than 50% of the value received by the holders of CMS Energy Common Stock consists of stock listed or admitted for listing subject to notice of issuance on the NYSE or a national securities exchange or quoted on the Nasdaq National Market (a Non-Stock Fundamental Change, as defined below). Such reduction would result in an increase in the amount of the securities, cash, or property into which each Preferred Security is convertible over that which would have been obtained in the absence of such conversion price adjustments.

     In a Non-Stock Fundamental Change Transaction where the initial value received per share of CMS Energy Common Stock (measured as described in the definition of Applicable Price below) is lower than the then applicable conversion price of a Preferred Security but greater than or equal to the "Reference Market Price", the conversion price will be adjusted as described above with the effect that each Preferred Security will be convertible into securities, cash or property of the same type received by the holders of CMS Energy Common Stock in the Transaction but in an amount per Preferred Security that would at the time of the Transaction have had a value equal to the then applicable redemption price per Preferred Security set forth below under "-- Optional Redemption" (or, for periods prior to the date on and after which CMS Energy may cause the conversion rights of holders of Preferred Securities to expire, the applicable amount per Preferred Security set forth in clause (i) above with respect to the conversion prices for Non-Stock Fundamental Changes).

     In a Non-Stock Fundamental Change Transaction where the initial value received per share of CMS Energy Common Stock (measured as described in the definition of Applicable Price) is lower than both the conversion price of a Preferred Security in effect prior to any adjustment described above and the Reference Market Price, the conversion price will be adjusted as described above but calculated as though such initial value had been the Reference Market Price.

     In a Fundamental Change Transaction where all or substantially all the CMS Energy Common Stock is converted into securities, cash, or property and more than 50% of the value received by the holders of CMS Energy Common Stock consists of listed or Nasdaq National Market traded common stock (a Common Stock Fundamental Change, as defined below), the foregoing adjustments are designed to provide in effect that (a) where CMS Energy Common Stock is converted partly into such common stock and partly into other securities, cash, or property, each Preferred Security will be convertible solely into a number of shares of such common stock determined so that the initial value of such shares (measured as described in the definition of "Purchaser Stock Price" below) equals the value of the shares of CMS Energy Common Stock into which such Preferred Security was convertible immediately before the Transaction (measured as aforesaid) and (b) where CMS Energy Common Stock is converted solely into such common stock, each Preferred Security will be convertible into the same number of shares of such common stock receivable by a holder of the number of shares of CMS Energy Common Stock into which such Preferred Security was convertible immediately before such Transaction.

     The term "Applicable Price" means (i) in the case of a Non-Stock Fundamental Change in which the holders of the CMS Energy Common Stock receive only cash, the amount of cash received by the holder of one share of CMS Energy Common Stock and (ii) in the event of any other Non-Stock Fundamental Change or any Common Stock Fundamental Change, the average of the Closing Prices (as defined below) for the CMS Energy Common Stock during the ten trading days prior to the record date for the determination of the holders of CMS Energy Common Stock entitled to receive such securities, cash, or other property in connection with such Non-Stock Fundamental Change or Common Stock Fundamental Change or, if there is no such record date, the date upon which the holders of the CMS Energy Common Stock shall have the right to receive such securities, cash, or other property (such record date or distribution date being hereinafter referred to as the "Entitlement Date"), in each case as adjusted in good faith by CMS Energy to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "-- Conversion Price Adjustments -- General."

     The term "Closing Price" means on any day the reported last sale price on such day or in case no sale takes place on such day, the average of the reported closing bid and asked prices in each case on the NYSE Consolidated Transactions Tape or, if the stock is not listed or admitted to trading on the NYSE, on the principal national securities exchange on which such stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any NYSE member firm, selected by the Debenture Trustee for that purpose.

     The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of CMS Energy) of the consideration received by holders of CMS Energy Common Stock consists of common stock that for each of the ten consecutive trading days prior to the Entitlement Date has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on the Nasdaq National Market; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either
(i) CMS Energy continues to exist after the occurrence of such Fundamental Change and the outstanding Preferred Securities continue to exist as outstanding Preferred Securities or (ii) not later than the occurrence of such Fundamental Change, the outstanding Preferred Securities are converted into or exchanged for shares of convertible preferred stock of an entity succeeding to the business of CMS Energy or a subsidiary thereof, which convertible preferred stock has powers, preferences, and relative, participating, optional, or other rights, and qualifications, limitations, and restrictions, substantially similar to those of the Preferred Securities.

     The term "Fundamental Change" means the occurrence of any Transaction or event in connection with a plan pursuant to which all or substantially all of the CMS Energy Common Stock shall be exchanged for, converted into, acquired for, or constitute solely the right to receive securities, cash, or other property (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization, or otherwise), provided, that in the case of a plan involving more than one such Transaction or event, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the CMS Energy Common Stock shall be exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property, but the adjustment shall be based upon the consideration that a holder of CMS Energy Common Stock received in such Transaction or event as a result of which more than 50% of the CMS Energy Common Stock shall have been exchanged for, converted into, or acquired for or constitute solely the right to receive securities, cash, or other property.

     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

     The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the Closing Prices for the common stock received in such Common Stock Fundamental Change for the ten consecutive trading days prior to and including the Entitlement Date, as adjusted in good faith by CMS Energy to appropriately reflect any of the events referred to in clauses (i) through (vi) of the first paragraph under "-- Conversion Price Adjustments -- General."


     The term "Reference Market Price" shall initially mean $      (which is an
amount equal to 66 2/3% of the reported last sales price for CMS Energy Common
Stock on the NYSE Corporate Tape on June   , 1997) and in the event of any
adjustment of the conversion price other than as a result of a Non-Stock Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price of the Preferred Securities.



SPECIAL EVENT EXCHANGE OR REDEMPTION



     At any time following the occurrence and the continuation of a Tax Event or an Investment Company Event, the CMS Trustees shall direct the Conversion Agent to exchange all outstanding Preferred Securities for Debentures, provided, that in the case of a Tax Event, CMS Energy shall have the right to (a) direct that less than all, or none, of the Preferred Securities be so exchanged if and for so long as CMS Energy shall have elected to pay any Additional Sums such that the net amounts received by the holders of Preferred Securities not so exchanged in respect of

Distributions and other distributions are not reduced as a result of such Tax Event, and shall not have revoked any such election or failed to make such payments or (b) redeem the Preferred Securities in the manner set forth below.

     If a Tax Event shall occur or be continuing, CMS Energy shall have the right, upon not less than 30 nor more than 60 days' notice, to redeem the Debentures, in whole or in part, for cash upon the later of (i) 90 days
following the occurrence of such Tax Event or (ii)                , 2001.
Promptly following such redemption, Preferred Securities and Common Securities with an aggregate liquidation amount equal to the aggregate principal amount of the Debentures so redeemed will be redeemed by the Issuer at the liquidation amount thereof plus accrued and unpaid Distributions thereon to the redemption date on a pro rata basis. The Common Securities will be redeemed on a pro rata basis with the Preferred Securities, except that if a Trust Agreement Event of Default has occurred and is continuing, the Preferred Securities will have a priority over the Common Securities with respect to the Redemption Price.

     Holders of Preferred Securities, by purchasing such Preferred Securities, will be deemed to have agreed to be bound by these exchange provisions in regard to the exchange of such Preferred Securities for Debentures on the terms described above.

DISTRIBUTION OF DEBENTURES

     At any time, CMS Energy will have the right to terminate the Issuer and, after satisfaction of the liabilities of creditors of the Issuer as provided by applicable law, cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer. Under current United States federal income tax law and interpretations and assuming, as expected, the Issuer is treated as a grantor trust, a distribution of the Debentures should not be a taxable event to the Issuer and holders of the Preferred Securities. Should there be a change in law, a change in legal interpretation, a Special Event or other circumstances, however, the distribution could be a taxable event to holders of the Preferred Securities. See "Certain Federal Income Tax Consequences -- Redemption of Preferred Securities for Debentures or Cash."

     After the liquidation date fixed for any distribution of Debentures for Preferred Securities (i) such Preferred Securities will no longer be deemed to be outstanding, (ii) DTC or its nominee, as the record holder of such Preferred Securities, will receive a registered global certificate or certificates representing the Debentures to be delivered upon such distribution and (iii) any certificates representing such Preferred Securities not held by DTC or its nominee will be deemed to represent the Debentures having a principal amount equal to the liquidation amount of such Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such Preferred Securities until such certificates are presented to the Property Trustee for transfer or reissuance.

OPTIONAL REDEMPTION


     Except as provided under "-- Mandatory Redemption" below, the Preferred
Securities may not be redeemed by the Issuer prior to                , 2001.


     On and after such date, upon any permitted redemption by CMS Energy of Debentures, the Preferred Securities are subject to redemption, in whole or in part, at the following percentages of the liquidation preference thereof plus accrued and unpaid Distributions, if any, to the date fixed for redemption if
redeemed during the twelve-month period commencing             in each of the
following years indicated:

                                    REDEMPTION
              YEAR                    PRICE
              ----                  ----------
2001............................           %
2002............................
2003............................
2004............................

                                    REDEMPTION
              YEAR                    PRICE
              ----                  ----------
2005............................           %
2006............................
2007 and thereafter.............

     The aggregate liquidation preference of the Preferred Securities and Common Securities so redeemed will equal the aggregate principal amount of Debentures redeemed by CMS Energy which may not exceed the amount of the proceeds derived, directly or indirectly, by CMS Energy or its subsidiaries from the issuance and sale of common stock within three years preceding the date fixed for redemption. The Issuer may not redeem the Preferred Securities in part unless all accrued and unpaid Distributions have been paid in full on all outstanding Preferred Securities. If fewer than all the outstanding Preferred Securities are to be redeemed, the Preferred Securities to be so redeemed will be selected as described under "-- Form, Transfer, Exchange and Book-Entry Procedures."

     In the event CMS Energy redeems the Debentures in certain circumstances upon the occurrence of a Tax Event as described under "-- Special Event Exchange or Redemption," the appropriate amount of the Preferred Securities will be redeemed at 100% of the principal amount thereof together with accrued and unpaid Distributions to the redemption date.

     If at any time following the Conversion Expiration Date, less than 5% of the Preferred Securities offered hereby remain outstanding, such Preferred Securities shall be redeemable at the option of the Issuer, in whole but not in part, at a redemption price of $50 per Preferred Security, and all accrued and unpaid Distributions.

MANDATORY REDEMPTION

     Upon repayment at maturity or as a result of the acceleration of the Debentures upon the occurrence of a "Debenture Event of Default" described under "Description of the Debentures -- Debenture Events of Default," the Debentures shall be subject to mandatory redemption, in whole but not in part, by CMS Energy, and the proceeds from such repayment will be applied to redeem Preferred Securities and Common Securities having an aggregate liquidation amount equal to the aggregate principal amount of Debentures so repaid or redeemed at a redemption price equal to the respective liquidation amount of the Preferred Securities and Common Securities or, in the case of a redemption of the Debentures, at the redemption price paid with respect to the Debentures, as described below, together with accrued and unpaid distributions on the Preferred Securities and Common Securities to the date of redemption. In the case of acceleration of the Debentures, the Preferred Securities will be redeemed only when repayment of the Debentures has actually been received by the Issuer. In addition, as described above under "-- Special Event Exchange or Redemption," upon the occurrence of a Special Event, Preferred Securities shall be exchanged for Debentures unless, in the case of a Tax Event, CMS Energy shall have elected to (a) pay any Additional Sums such that the net amounts of Distributions received by the holders of any Preferred Securities not so exchanged are not reduced as a result of such Tax Event and shall not have revoked any such election or failed to make such payments or (b) redeem the Preferred Securities as further set forth in "-- Special Event Exchange or Redemption."

REDEMPTION PROCEDURES

     Preferred Securities redeemed on the date fixed for redemption shall be redeemed at the redemption price with the applicable proceeds from the contemporaneous redemption of the Debentures. Redemptions of the Preferred Securities shall be made and the redemption price shall be payable on the redemption date only to the extent that the Issuer has funds on hand available for the payment of such redemption price. See also "-- Subordination of Common Securities."

     Notice of any redemption (optional or mandatory) of Preferred Securities (which notice will be irrevocable) will be given by the Property Trustee to each record holder of Preferred Securities that are being redeemed not fewer than 30 nor more than 60 days prior to the redemption date. If the Property Trustee gives a notice of redemption in respect of the Preferred Securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC or the Conversion Agent, as the case may be, funds sufficient to pay the applicable redemption price and will give DTC or the Conversion Agent, as the case may be, irrevocable instructions and authority to pay the redemption price to the holders of such Preferred Securities. See "-- Form, Transfer, Exchange and Book-Entry Procedures." If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the Paying Agent funds sufficient to pay the applicable redemption price and will give the Paying Agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the redemption date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities as of the relevant record dates for the related distribution dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the redemption price, but without interest on such redemption price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the redemption price on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the redemption price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by CMS Energy pursuant to the Guarantee as described under "Description of the Guarantee," Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the redemption date originally established by the Issuer to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     Subject to applicable law (including, without limitation, United States Federal securities law), CMS Energy or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

     Payment of the redemption price on the Preferred Securities and any distribution or exchange of Debentures to holders of Preferred Securities shall be made to the applicable record holders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be the fifteenth day (whether or not a Business Day) prior to the redemption date or liquidation date, as applicable.

     If less than all of the Preferred Securities and Common Securities listed by the Issuer are to be redeemed on a redemption date, then the aggregate liquidation amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata among the Preferred Securities and the Common Securities. The particular Preferred Securities to be redeemed shall be selected not more than 60 days prior to the redemption date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by lot or by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $50 or an integral multiple of $50 in excess thereof) of the liquidation amount of the Preferred Securities. The Property Trustee shall promptly notify the Conversion Agent in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed; it being understood that, in the case of Preferred Securities held by DTC (or any successor) or its nominee, the distribution of the proceeds of such redemption will be made in accordance with the procedures of DTC or its nominee. For all purposes of the Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Preferred Securities which has been or is to be redeemed.

     Notice of any redemption of Debentures will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless CMS Energy defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Debentures or portions thereof called for redemption.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, and the redemption price of, the Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the liquidation amount of such Preferred Securities and Common Securities; provided, however, that if on any distribution date or redemption date a Trust Agreement Event of Default shall have occurred and be continuing, no payment of any Distribution on, or redemption price of, any of the Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or redemption price of, the Preferred Securities then due and payable.

     In the case of any Trust Agreement Event of Default, CMS Energy as holder of the Common Securities will be deemed to have waived any right to act with respect to any such Trust Agreement Event of Default until all such Trust Agreement Events of Default with respect to the Preferred Securities have been cured, waived or otherwise eliminated. Until any such Trust Agreement Events of Default with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the Preferred Securities and not on behalf of CMS Energy as holder of the Common Securities, and only the holders of the Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     In the event of any voluntary or involuntary liquidation, termination, dissolution or winding up of the Issuer (each, a "Liquidation"), the holders of the Preferred Securities at that time will be entitled to receive out of the assets of the Issuer, after satisfaction of liabilities to creditors, distributions in an amount equal to the aggregate of the stated liquidation amount of $50 per Preferred Security plus accrued and unpaid Distributions thereon to the date of payment (the "Liquidation Distribution"), unless, in connection with such Liquidation. Debentures in an aggregate principal amount equal to the aggregate stated liquidation amount of, with an interest rate identical to the distribution rate of, and accrued and unpaid interest equal to accrued and unpaid Distributions on, the Preferred Securities, have been distributed on a pro rata basis to the holders of Preferred Securities in exchange for such Preferred Securities. See "-- Distribution of Debentures."

     If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on the Preferred Securities shall be paid on a pro rata basis. The holder(s) of the Common Securities will be entitled to receive Liquidation Distributions upon any such liquidation pro rata with the holders of the Preferred Securities, except that if a Debenture Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities.

     Pursuant to the Trust Agreement, the Issuer shall automatically terminate upon expiration of its term and shall terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of CMS Energy; (ii) the distribution of Debentures to the holders of the Preferred Securities and Common Securities, if CMS Energy, as Depositor, has given written direction to the Property Trustee to terminate the Issuer (which direction is optional and wholly within the discretion of CMS Energy, as Depositor); (iii) the redemption, conversion, or exchange of all of the Preferred Securities and Common Securities; (iv) the entry by a court of competent jurisdiction of an order for the dissolution of the Issuer; and (v) the occurrence of a Special Event except in the case of a Tax Event following which CMS Energy has elected to pay any Additional Sums such that the net amount received by holders of Preferred Securities in respect of Distributions is not reduced as a result of such Tax Event and CMS Energy has not revoked any such election or failed to make such payment.

TRUST AGREEMENT EVENTS OF DEFAULT; NOTICE

     An event of default under the Indenture (a "Debenture Event of Default") constitutes an event of default under the Trust Agreement with respect to the Preferred Securities and the Common Securities (a "Trust Agreement Event of Default"), whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

     Within ten days after the occurrence of any Trust Agreement Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Trust Agreement Event of Default to the holders of the Preferred Securities, the Administrative Trustees and CMS Energy, as Depositor, unless such Trust Agreement Event of Default shall have been cured or waived. CMS Energy, as Depositor, and the Administrative Trustees, on behalf of the Issuer, are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     If a Trust Agreement Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of the Issuer as described above. See "-- Liquidation Distribution Upon Termination." The existence of a Trust Agreement Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Trust Agreement Event of Default has occurred and is continuing, then the holders of Preferred Securities would rely on the enforcement by the Property Trustee of its rights as a holder of the Debentures against CMS Energy. In addition, the holders of a majority in aggregate liquidation amount of the Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the

Debentures. If the Property Trustee fails to enforce its rights as holder of the Debentures after a request therefor by a holder of Preferred Securities, such holder may proceed to enforce such rights directly against CMS Energy. Notwithstanding the foregoing, if a Trust Agreement Event of Default has occurred and is continuing and such event is attributable to the failure of CMS Energy to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable (or in the case of redemption, on the redemption date), then a holder of Preferred Securities may directly institute a Direct Action against CMS Energy for enforcement of payment to such holder of the principal of or interest on the Debentures having a principal amount equal to the aggregate liquidation amount of the Preferred Securities of such holder on or after the respective due date specified in the Debentures. In connection with such Direct Action, CMS Energy will be subrogated to the rights of such holder of Preferred Securities under the Trust Agreement to the extent of any payment made by CMS Energy to such holder of Preferred Securities in such Direct Action. The holders of Preferred Securities will not be able to exercise directly against CMS Energy any other remedy available to the Property Trustee unless the Property Trustee first fails to do so.

MERGER OR CONSOLIDATION OF CMS TRUSTEES


     Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such CMS Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such CMS Trustee, shall be the successor of such CMS Trustee under the Trust Agreement, provided such corporation shall be otherwise qualified and eligible.


MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE ISSUER

     The Issuer may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. The Issuer may, at the request of CMS Energy, with the consent of the Administrative Trustees and without the consent of the Property Trustee, the Delaware Trustee or the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Issuer with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to Distributions and payments upon liquidation, redemption and otherwise, (ii) CMS Energy expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Debentures, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, CMS Energy has received an opinion from independent counsel to the Issuer experienced in such matters to the effect that
(a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect (other than with respect to any dilution of the holders interest in the new entity) and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act, and (viii) CMS Energy or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer shall not, except with the consent of holders of 100% in aggregate liquidation amount of the Preferred Securities, consolidate, amalgamate, merge with or into, be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF THE TRUST AGREEMENT

     Except as provided below and under "Description of the Guarantee -- Amendments and Assignment" and as otherwise required by law and the Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     The Trust Agreement may be amended from time to time by CMS Energy and the CMS Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement that shall not be inconsistent with the other provisions of the Trust Agreement, (ii) to modify, eliminate or add to any provision of the Trust Agreement to such extent as shall be necessary to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust at all times that any Preferred Securities and Common Securities are outstanding or to ensure that the Issuer will not be required to register as an "investment company" under the Investment Company Act or be classified as other than a grantor trust for United States federal income tax purposes or (iii) to maintain the qualification of the Trust Agreement under the Trust Indenture Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Preferred Securities or Common Securities, and any amendments of the Trust Agreement shall become effective when notice thereof is given to the holders of Preferred Securities and Common Securities. The Trust Agreement may be amended by the CMS Trustees and CMS Energy with (i) the consent of holders representing not less than a majority (based upon liquidation amounts) of the outstanding Preferred Securities and Common Securities, acting as a single class, and (ii) receipt by the CMS Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the CMS Trustees in accordance with such amendment will not affect the Issuer's status as a grantor trust for United States federal income tax purposes or the Issuer's exemption from the status of an "investment company" under the Investment Company Act; provided further that (a) without the consent of each holder of Preferred Securities and Common Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Preferred Securities and Common Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Preferred Securities and Common Securities as of a specified date or (ii) restrict the right of a holder of Preferred Securities and Common Securities to institute suit for the enforcement of any such payment on or after such date.

     If any proposed amendment of the Trust Agreement provides for, or the CMS Trustees otherwise propose to effect, the dissolution, winding-up or termination of the Issuer, other than pursuant to the terms of the Trust Agreement, then the holders of the then outstanding Preferred Securities, as a class, will be entitled to vote on such amendment or proposal and such amendment or proposal shall not be effective except with the approval of the holders of the majority in aggregate liquidation amount of the Preferred Securities.

     The holders of a majority in aggregate liquidation amount of Preferred Securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Trust Agreement, including the right to direct the Property Trustee to exercise the remedies available to it as a holder of the Debentures. So long as any Debentures are held by the Property Trustee, the CMS Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee or executing any trust or power conferred on the Debenture Trustee with respect to such Debentures, (ii) waive any past default that is waivable under Section 5.10 of the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Debentures shall be due and payable, or (iv) consent to any amendment, modification or termination of the Indenture or the Debentures where such consent shall be required, without in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Preferred Securities (except in the case of clause (iv), which consent, in the event that no Trust Agreement Event of Default shall occur and be continuing, shall be of the holders of Preferred Securities and Common Securities, voting together as a single class); provided, however, that where a consent under the Indenture would require the consent of each holder of Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior written consent of each holder of the Preferred Securities. The CMS Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of record of the Preferred Securities of any notice of default with respect to the Debentures.

     A waiver of a Debenture Event of Default will constitute a waiver of the corresponding Trust Agreement Event of Default.

     Any required approval or direction of holders of Preferred Securities may be given at a separate meeting of holders of Preferred Securities convened for such purpose, at a meeting of all of the holders of the Preferred Securities and the Common Securities or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Preferred Securities will be required for the Issuer to redeem and cancel the Preferred Securities in accordance with the Trust Agreement.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned at such time by CMS Energy, the CMS Trustees or any affiliate of any CMS Trustee shall, for purposes of such vote or consent, be treated as if such Preferred Securities were not outstanding.

     The procedures by which holders of Preferred Securities may exercise their voting rights are described below. See "-- Form, Transfer, Exchange and Book-Entry Procedures."

     Holders of the Preferred Securities will have no rights to appoint or remove the CMS Trustees, who may be appointed, removed or replaced solely by CMS Energy, as the direct or indirect holder of all the Common Securities.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities shall be made to DTC, which shall credit the relevant accounts at DTC on the applicable distribution dates or, if the Preferred Securities are not held by DTC, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Securities Register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property

Trustee and acceptable to the Administrative Trustees and CMS Energy. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and CMS Energy. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and CMS Energy) to act as Paying Agent.

FORM, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     Preferred Securities initially will be represented by the Global Certificate. The Global Certificate will be deposited upon issuance with the Property Trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Certificate may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Certificate may not be exchanged for Preferred Securities in certificated form except in the limited circumstances described below under "-- Exchanges of Book-Entry Certificates for Certificated Preferred Securities."

     EXCHANGES OF BOOK-ENTRY CERTIFICATES FOR CERTIFICATED PREFERRED SECURITIES

     A beneficial interest in a Global Certificate may not be exchanged for a certificated Preferred Security unless (i) DTC (x) notifies the Issuer and the Company that it is unwilling or unable to continue as Depositary for the Global Certificate or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case the Issuer and the Company thereupon fails to appoint a successor Depositary, (ii) the Issuer and the Company, at their option, notifies the Property Trustee in writing that they elect to cause the issuance of the Preferred Securities in certificated form or (iii) there shall have occurred and be continuing a Trust Agreement Event of Default or any event which after notice or lapse of time or both would be a Trust Agreement Event of Default. In all cases, certificated Preferred Securities delivered in exchange for any Global Certificate or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

     CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL CERTIFICATES

     DTC has advised the Issuer and the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     DTC has advised the Issuer and the Company that its current practice, upon the issuance of the Global Certificate, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Certificates to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the Global Certificate will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees (with respect to interests of participants) and the records of participants and indirect participants (with respect to interests of persons other than participants).

     As long as DTC, or its nominee, is the registered holder of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the Preferred Securities represented by such Global Certificate for all purposes under the Trust Agreement and the Preferred Securities.

     Except in the limited circumstances described above owners of beneficial interests in a Global Certificate will not be entitled to have any portions of such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Preferred Securities in definitive form and will not be considered the owners or holders of the Global Certificate (or any Preferred Securities represented thereby) under the Trust Agreement or the Preferred Securities.

     Investors may hold their interests in the Global Certificate directly through DTC, if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a Global Certificate will be subject to the procedures and requirements of DTC.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Certificate to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Certificate to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments of Distributions on Global Certificates will be made to DTC or its nominee as the registered owner thereof. Neither the Issuer, the Company, the Property Trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Certificate or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Issuer and the Company expect that DTC or its nominee, upon receipt of any payment of Distributions in respect of a Global Certificate representing any Preferred Securities held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Certificate for such Preferred Securities as shown on the records of DTC or its nominee. The Issuer and the Company also expects that payments by participants to owners of beneficial interests in such Global Certificate held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Interests in the Global Certificates will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised the Issuer and the Company that it will take any action permitted to be taken by a holder of Certificates (including the presentation of Preferred Securities for exchange as described below and the conversion of Preferred Securities) only at the direction of one or more participants to whose account with DTC interests in the Global Certificates are credited and only in respect of such portion of the aggregate liquidation amount of the Preferred Securities as to which such participant or participants has or have given such direction. However, if there is a Trust Agreement Event of Default, DTC reserves the right to exchange the Global Certificates for legended Preferred Securities in certificated form, and to distribute such Preferred Securities to its participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Certificate among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Issuer, the Company, the Property Trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Certificates.

     Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities. If less than all of the Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Although voting with respect to the Preferred Securities is limited to the holders of record of the Preferred Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Property Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Conveyance of notices and other communications by DTC to participants, by participants to indirect participants, and by participants and indirect participants to beneficial owners of the Preferred Securities and the voting rights of participants, indirect participants and beneficial owners of Preferred Securities will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     DTC may discontinue providing its services as securities depositary with respect to the Preferred Securities at any time by giving reasonable notice to the Property Trustee and CMS Energy. In the event that a successor securities depositary is not obtained, definitive Preferred Securities certificates representing such Preferred Securities are required to be printed and delivered. CMS Energy, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, the holders of a majority in liquidation amount of Preferred Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for the Preferred Securities will be printed and delivered.

     TRANSFER AGENT, REGISTRAR AND PAYING, CONVERSION AND EXCHANGE AGENT

     The Property Trustee will act as transfer agent, registrar and paying, conversion and exchange agent for the Preferred Securities.

     Registration of transfers or exchanges of Preferred Securities will be effected without charge by or on behalf of the Issuer, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Issuer will not be required to register or cause to be registered the transfer of the Preferred Securities after such Preferred Securities have been called for redemption.

     INFORMATION CONCERNING THE PROPERTY TRUSTEE

     CMS Energy and certain of its subsidiaries may maintain deposit accounts and conduct other banking and corporate securities transactions and relationships with the Property Trustee in the ordinary course of their businesses. The Property Trustee, other than during the occurrence and continuance of a Trust Agreement Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Trust Agreement Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Trust Agreement Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by CMS Energy and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Preferred Securities and the Common Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

     MISCELLANEOUS

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Issuer in such a way that the Issuer will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Debentures will be treated as indebtedness of CMS Energy for United States federal income tax purposes. In this connection, CMS Energy and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement, that CMS Energy and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Preferred Securities.

     Holders of the Preferred Securities have no preemptive or similar rights.

     The Issuer may not borrow money or issue debt or mortgage or pledge any of its assets.

                          DESCRIPTION OF THE GUARANTEE

     The Guarantee will be executed and delivered by CMS Energy concurrently with the issuance by the Issuer of the Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The Bank of New York will act as trustee ("Guarantee Trustee") under the Guarantee. The following description of certain terms of the Guarantee supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Guarantee set forth in the accompanying Prospectus, to which reference is hereby made. This summary of certain provisions of the Guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee (a copy of which is available at the corporate trust offices of the Guarantee Trustee in New York, New York). Capitalized terms not defined herein have the meanings assigned to such terms in the accompanying Prospectus. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Preferred Securities.

GENERAL

     CMS Energy will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Issuer may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Preferred Securities, to the extent that the Issuer has funds on hand available therefor at such time,

(ii) the redemption price with respect to any Preferred Securities called for redemption to the extent that the Issuer has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Issuer (unless the Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the Liquidation Distribution, to the extent that the Issuer has funds on hand available therefor at such time, and (b) the amount of assets of the Issuer remaining available for distribution to holders of Preferred Securities. CMS Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by CMS Energy to the holders of the Preferred Securities or by causing the Issuer to pay such amounts to such holders.

     The Guarantee will be an irrevocable guarantee on a subordinated basis of the Issuer's obligations under the Preferred Securities, but will apply only to the extent that the Issuer has funds sufficient to make such payments, and is not a guarantee of collection. If CMS Energy does not make interest payments on the Debentures held by the Issuer, the Issuer will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor.


     CMS Energy has, through the Guarantee, the Trust Agreement, the Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuers obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. See "Relationship Among the Preferred Securities, the Debentures and the Guarantee."


     CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Issuer with respect to the Common Securities to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Trust Agreement Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of CMS Energy and will rank subordinate and junior in right of payment to all other liabilities of CMS Energy and will rank pari passu with any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer or upon distribution of the Debentures to the holders of the Preferred Securities. The Guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities -- Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

CERTAIN COVENANTS OF CMS ENERGY

     CMS Energy will covenant in the Guarantee that if and so long as (i) the Issuer is the holder of all the Debentures, (ii) a Tax Event in respect of the Issuer has occurred and is continuing and (iii) CMS Energy has elected, and has not revoked such election, to pay Additional Sums in respect of the Preferred Securities and Common Securities, CMS Energy will pay to the Issuer such Additional Sums. CMS Energy will also covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made,
(b) payments under the Guarantee, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Debenture Event of Default and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantee or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the Indenture with respect to the Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy will also covenant (i) for so long as Preferred Securities are outstanding, not to convert Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the Indenture may succeed to CMS Energy's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate the Issuer, except (a) in connection with a distribution of the Debentures to the holders of the Preferred Securities in liquidation of the Issuer or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Debentures then outstanding, (v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of CMS Energy Common Stock upon an election by the holders of the Preferred Securities to convert such Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantee, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for CMS Energy Common Stock or Debentures.

EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     If the Guarantee Trustee fails to enforce the Guarantee, any holder of the Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. In addition, any record holder of Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced the Guarantee or instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Issuer, or any other person or entity before proceeding directly against CMS Energy.

     CMS Energy, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by CMS Energy in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of the Issuer, upon the distribution, if any, of CMS Energy Common Stock to the holders of Preferred Securities in respect of the conversion of all such holders' Preferred Securities into CMS Energy Common Stock or upon distribution of Debentures to the holders of the Preferred Securities in exchange for all of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

                         DESCRIPTION OF THE DEBENTURES


     The Debentures are to be issued under a Subordinated Debt Indenture, to be
dated as of June   , 1997 (the "Base Indenture") between CMS Energy and The Bank of New York as trustee (the "Debenture Trustee"), as supplemented by a First
Supplemental Indenture, to be dated as of June   , 1997 (the Base Indenture, so
supplemented, is hereinafter referred to as the "Indenture"), copies of which will be available for inspection at the corporate trust office of the Debenture Trustee in New York, New York. This summary supplements, and to the extent inconsistent replaces, the summary of the general terms and provisions of the Debentures set forth in the accompanying Prospectus, to which reference is hereby made. This summary of certain terms and provisions of the Debentures and the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference.

GENERAL


     The Debentures will be unsecured and will rank junior and be subordinate in right of payment to all Senior Indebtedness of CMS Energy. The Debentures will be limited in aggregate principal amount to approximately $155 million (approximately $177 million if the Underwriters' over-allotment option is exercised in full), such amount being the sum of the aggregate stated liquidation amount of the Preferred Securities and capital contributed by CMS Energy in exchange for the Common Securities. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of CMS Energy, whether under the Indenture or any existing or other indenture that CMS Energy may enter into in the future or otherwise. See "-- Subordination."


     Concurrently with the issuance of the Preferred Securities, the Issuer will invest the proceeds thereof and the consideration paid by CMS Energy for the Common Securities in the Debentures. The Debentures will be in the principal amount equal to the aggregate stated liquidation amount of the Preferred Securities plus CMS Energy's concurrent investment in the Common Securities.


     The Debentures are not subject to any sinking fund provision. The entire principal amount of the Debentures will mature, and become due and payable, together with any accrued and unpaid interest thereon, on
                         , 2027.


INTEREST

     The Debentures will bear interest at the annual rate of   % per annum,
payable quarterly in arrears on                ,                ,
               and                of each year, commencing on                ,
1997 (each, an "Interest Payment Date"), to the person in whose name each Debenture is registered at the close of business on the Business Day next preceding such Interest Payment Date, subject to certain exceptions. It is anticipated that, until the liquidation, if any, of the Issuer, each Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Preferred Securities and the Common Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the stated rate per annum, compounded quarterly. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums (as defined below), as applicable.

GLOBAL SECURITIES

     If distributed to holders of the Preferred Securities in connection with the involuntary or voluntary dissolution, winding-up or liquidation of the Issuer as a result of the occurrence of a Special Event, the Debentures will be issued in the same form as the Preferred Securities which such Debentures replace. Any Global Certificate will be replaced by one or more global certificates (each a "Global Security") registered in the name of the depository or its nominee. Except under the limited circumstances described below, the Debentures represented by the Global Security will not be exchangeable for, and will not otherwise be issuable as, Debentures in definitive form. The Global Securities described above may not be transferred except by the depository to a nominee of the depository or by a nominee of the depository to the depository or another nominee of the depository or to a successor depository or its nominee.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in such a Global Security.

     Except as provided below, owners of beneficial interests in such a Global Security will not be entitled to receive physical delivery of Debentures in definitive form and will not be considered the holders thereof for any purpose under the Indenture, and no Global Security representing Debentures shall be exchangeable, except for another Global Security of like denomination and tenor to be registered in the name of the depository or its nominee or to a successor depository or its nominee. Accordingly, each beneficial owner of Preferred Securities must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Indenture.

     If Debentures are distributed to holders of Preferred Securities in liquidation of such holders' interests in the Issuer and a Global Security is issued, DTC will act as securities depository for the Debentures represented by such Global Security. For a description of DTC and the specific terms of the depository arrangements, see "Description of the Preferred Securities -- Form, Transfer, Exchange and Book-Entry Procedures." As of the date of this Prospectus Supplement, the description therein of DTC's book-entry system and DTC's practices as they relate to purchases, transfers, notices and payments with respect to the Preferred Securities apply in all material respects to any debt obligations represented by one or more Global Securities held by DTC. CMS Energy may appoint a successor to DTC or any successor depository in the event DTC or such depository is unable or unwilling to continue as a depository for the Global Securities.

     None of CMS Energy, the Debenture Trustee, any Paying Agent or the Securities Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security representing such Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     A Global Security shall be exchangeable for Debentures registered in the names of persons other than DTC or its nominee only if (i) DTC notifies CMS Energy that it is unwilling or unable to continue as a depository for such Global Debenture and no successor depositary shall have been appointed by CMS Energy within 90 days, or if at any time DTC ceases to be a clearing agency registered under the Exchange Act at a time when DTC is required to be so registered to act as such depository, (ii) CMS Energy in its sole discretion determines that such Global Security shall be so exchangeable, or (iii) there shall have occurred and be continuing an Event of Default with respect to such Global Security. Any Global Security that is exchangeable pursuant to the preceding sentence shall be exchangeable for definitive certificates registered in such names as DTC shall direct. It is expected that such instructions will be based upon directions received by DTC from its Participants with respect to ownership of beneficial interests in such Global Security. In the event that Debentures are issued in definitive form, such Debentures will be in denominations of $50 and integral multiples thereof and may be transferred or exchanged at the offices described in "-- Payment and Paying Agents" below.

PAYMENT AND PAYING AGENTS

     Payments on Debentures represented by a Global Security will be made to DTC, as the depositary for the Debentures. In the event Debentures are issued in definitive form, principal of and premium, if any, and any interest on Debentures will be payable, the transfer of the Debentures will be registrable, and the Debentures will be exchangeable for Debentures of other denominations of a like aggregate principal amount at the corporate office of the Debenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as CMS Energy may designate, except that at the option of CMS Energy payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Payment of any interest on Debentures will be made to the Person in whose name such Debentures are registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Regular Record Date for the interest payable on any Interest Payment Date shall be the fifteenth day (whether or not a Business Day) next preceding such Interest Payment Date. CMS Energy may at any time designate additional Paying Agents or rescind the designation of any Paying Agent.

     Any monies deposited with the Debenture Trustee or any Paying Agent, or then held by CMS Energy in trust, for the payment of the principal of and premium, if any, or interest on any Debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of CMS Energy, be repaid to CMS Energy and the holder of such Debentures shall thereafter look, as a general unsecured creditor, only to CMS Energy for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as no Event of Default under the Indenture has occurred and is continuing, CMS Energy has the right under the Indenture to defer the payment of interest (including any Liquidated Damages) on the Debentures at any time or from time to time for a period not exceeding 20 consecutive quarters with respect to each Extension Period, provided that no Extension Period may extend beyond the stated maturity of the Debentures. At the end of such Extension Period, CMS Energy must pay all interest then accrued and unpaid (together with interest thereon at the stated annual rate, compounded quarterly, to the extent permitted by applicable law). During an Extension Period, interest will continue to accrue and holders of Debentures (or holders of Preferred Securities while the Preferred Securities are outstanding) will be required to accrue interest income for United States federal income tax purposes. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     During any such Extension Period, CMS Energy may not, and may not cause any subsidiary to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantee, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock, and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged). Prior to the termination of any such Extension Period, CMS Energy may further extend the interest payment period, provided that no Extension Period may exceed 20 consecutive quarters or extend beyond the stated maturity of the Debentures. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, CMS Energy may elect to begin a new Extension Period subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. CMS Energy shall give the Property Trustee, the Administrative Trustees and the Debenture Trustee notice of its election to begin any Extension Period at least one Business Day prior to the earlier of (i) the record date for the date Distributions on the Preferred Securities (or, if no Preferred Securities are outstanding, for the date interest on the Debentures) would have been payable except for the election to begin such Extension Period and (ii) the date the Property Trustee is (or, if no Preferred Securities are outstanding, the Debenture Trustee is) required to give notice to the NYSE or other applicable self-regulatory organization or to holders of such Preferred Securities (or, if no Preferred Securities are outstanding, to the holders of such Debentures) of such record date.

The Debenture Trustee and the Property Trustee shall give notice of CMS Energy's election to begin an Extension Period to the holders of the Debentures and the Preferred Securities, respectively.

MANDATORY REDEMPTION

     Upon repayment at maturity or as a result of acceleration upon the occurrence of a Debenture Event of Default, CMS Energy will redeem the Debentures, in whole but not in part, at a redemption price equal to 100% of the principal amount thereof, together with any accrued and unpaid interest thereon. Any payment pursuant to this provision shall be made prior to 12:00 noon, New York City time, on the date of such repayment or acceleration or at such other time on such earlier date as the parties thereto shall agree. The Debentures are not entitled to the benefit of any sinking fund or, except as set forth above or as a result of acceleration, any other provision for mandatory prepayment.

OPTIONAL REDEMPTION

     On and after                , 2001, CMS Energy will have the right, at any
time and from time to time, to redeem the Debentures, in whole or in part, upon notice given as provided below, during the twelve month periods beginning on in each of the following years and at the indicated
redemption prices (expressed as a percentage of the principal amount of the Debentures being redeemed), together with any accrued but unpaid interest on the portion being redeemed.

                                   REDEMPTION                                         REDEMPTION
              YEAR                   PRICE                       YEAR                   PRICE
--------------------------------   ----------      --------------------------------   ----------
2001............................          %        2005............................          %
2002............................                   2006............................
2003............................                   2007 and thereafter.............
2004............................

     The principal amount of Debentures so redeemed may not, however, exceed the amount of the proceeds derived, directly or indirectly, by CMS Energy or its Subsidiaries from the issuance and sale of common stock within three years preceding the date fixed for redemption. For so long as the Issuer is the holder of all the outstanding Debentures, the proceeds of any such redemption will be used by the Issuer to redeem Preferred Securities and Common Securities in accordance with their terms. CMS Energy may not redeem the Debentures in part unless all accrued and unpaid interest has been paid in full on all outstanding Debentures. See "Description of the Preferred Securities -- Optional Redemption."

     CMS Energy also shall have the right to redeem the Debentures at any time
after                , 2001 upon the occurrence of a Tax Event as described in
"Description of the Preferred Securities -- Special Event Exchange or
Redemption."

     If at any time following the Conversion Expiration Date, less than 5% of the original aggregate principal amount of the Debentures remains outstanding, such Debentures shall be redeemable at the option of CMS Energy, in whole but not in part, at a redemption price equal to the principal amount thereof, plus any accrued and unpaid interest.

REDEMPTION PROCEDURES

     Notices of any redemption of the Debentures and the procedures for such redemption shall be as provided with respect to the Preferred Securities under "Description of the Preferred Securities -- Redemption Procedures." Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Debentures to be redeemed at its registered address. Unless CMS Energy defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Debentures or portions thereof called for redemption.

DISTRIBUTION OF DEBENTURES

     At any time, CMS Energy will have the right to terminate the Issuer and cause the Debentures to be distributed to the holders of the Preferred Securities in liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of Preferred Securities in liquidation, the Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Preferred Securities, will act as depositary for the Debentures. It is anticipated that the depositary arrangements for the Debentures would be substantially identical to those in effect for the Preferred Securities. There can be no assurance as to the market price of any Debentures that may be distributed to the holders of Preferred Securities. For a description of DTC and the terms of the depositary matters, see "Description of the Preferred Securities -- Form, Transfer, Exchange and Book-Entry Procedures."

CONVERSION OF THE DEBENTURES

     The Debentures will be convertible at the option of the holders of the Debentures into CMS Energy Common Stock, at any time prior to redemption,
maturity or the Conversion Expiration Date, initially at the rate of      shares
of CMS Energy Common Stock for each $50 in principal amount of the Debentures
(equivalent to a conversion price of $     per share of CMS Energy Common
Stock), subject to the conversion price adjustments described under "Description of the Preferred Securities -- Conversion Rights." The Issuer will covenant for so long as the Preferred Securities are outstanding not to convert the Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities. Upon surrender of such Preferred Securities to the Conversion Agent for conversion, the Issuer will distribute the commensurate principal amount of the Debentures to the Conversion Agent on behalf of the holder of every Preferred Security so converted, whereupon the Conversion Agent will convert such Debentures into CMS Energy Common Stock on behalf of such holder. CMS Energy's delivery to the holders of the Debentures (through the Conversion Agent) of the fixed number of shares of CMS Energy Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy CMS Energy's obligation to pay the principal amount of the Debentures, and the accrued and unpaid interest attributable to the period from the last date to which interest has been paid or duly provided for.

EXPIRATION OF CONVERSION RIGHTS

     The conversion rights of any Debentures held by the Issuer shall expire upon the expiration of the conversion rights of the Preferred Securities on the terms described above under "Description of the Preferred Securities -- Expiration of Conversion Rights." In the case of any Debentures that have been exchanged for Preferred Securities under the conditions described under "Description of the Preferred Securities -- Special Event Exchange or
Redemption," on and after                          , 2001, CMS Energy may, at
its option, cause the conversion rights of holders of such Debentures to expire. CMS Energy may exercise this option only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the Current Market Price of CMS Energy Common Stock exceeds 115% of the conversion price of the Debentures, subject to adjustment in certain circumstances. In order to exercise its conversion expiration option, CMS Energy must issue a press release for publication on the Dow Jones News Service announcing the Conversion Expiration Date prior to the opening of business on the second trading day after any period in which the condition in the preceding
sentence has been met, but in no event prior to                , 2001. The press
release shall announce the Conversion Expiration Date and provide the current conversion price and Current Market Price of CMS Energy Common Stock, in each case as of the close of business on the trading day next preceding the date of the press release.

     Notice of the expiration of conversion rights will be given by first-class mail to the holders of the Debentures not more than four Business Days after CMS Energy issues the press release. The

Conversion Expiration Date will be a date selected by CMS Energy not less than 30 nor more than 60 days after the date on which CMS Energy issues the press release announcing its intention to terminate the conversion rights of the Debenture holders. In the event that CMS Energy does not exercise its conversion expiration option, the Conversion Expiration Date with respect to the Debentures will be two Business Days preceding the date set for mandatory redemption of the Debentures.

MODIFICATION OF INDENTURE

     The Indenture permits CMS Energy and the Debenture Trustee to enter into supplemental indentures thereto without the consent of the holders of the Debentures to: (i) secure the Debentures, (ii) evidence the assumption by a successor corporation of the obligations of CMS Energy under the Indenture and the Debentures then outstanding, (iii) add covenants for the protection of the holders of the Debentures, (iv) cure any ambiguity or correct any defect or inconsistency in the Indenture or to make such other provisions as CMS Energy deems necessary or desirable with respect to matters or questions arising under the Indenture, provided that no such action adversely affects the interests of any holders of the Debentures, (v) establish the form and terms of any series of securities under the Indenture and (vi) evidence the acceptance of appointment by a successor Debenture Trustee.

     The Indenture also permits CMS Energy and the Debenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the Debentures then outstanding and affected (voting as one class), to enter into supplemental indentures to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the rights of the holders of the Debentures, provided, however, that CMS Energy and the Debenture Trustee may not, without the consent of the holder of each of the Debentures then outstanding and affected thereby, enter into a supplemental indenture to: (i) change the stated maturity of the Debentures, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (other than deferrals of the payments of interest as described under "-- Option to Extend Interest Payment Period") or impair any right to institute suit for the enforcement of any such payment, or adversely affect the subordination provisions of the Indenture or any right to convert any Debentures or (ii) reduce the percentage of principal amount of the Debentures, the holders of which are required to consent to any such modification of the Indenture, provided that, so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Indenture may occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture may be effective, without the prior consent of the holders of at least a majority in aggregate liquidation amount of the Preferred Securities then outstanding unless and until the principal of the Debentures and all accrued and unpaid interest thereon has been paid in full.

     Prior to the acceleration of the maturity of any Debentures, the holders of a majority in aggregate principal amount of the Debentures at the time outstanding with respect to which a default or an Event of Default shall have occurred and be continuing (voting as one class) may on behalf of the holders of all such affected Debentures waive any past default or Event of Default and its consequences, except a default or an Event of Default in respect of a covenant or provision of the Indenture or of any Debentures which cannot be modified or amended without the consent of the holder of each of the Debentures affected.

DEBENTURE EVENTS OF DEFAULT

     The occurrence of any of the following events with respect to the Debentures will constitute an "Event of Default" with respect to such
Debentures: (i) failure for 30 days to pay any interest on the Debentures, when due (subject to the deferral of any due date in the case of an Extension Period); (ii) failure to pay any principal or premium, if any, on the Debentures when due whether at maturity, upon redemption by declaration or otherwise; (iii) failure by CMS Energy to deliver shares of CMS Energy Common Stock upon an appropriate election by holders of the Debentures to convert such Debentures; (iv) default for 60 days by CMS Energy in the observance or performance of any other covenant or agreement contained in the Indenture relating to the Debentures after written notice thereof as provided in the Indenture; (v) certain events of bankruptcy, insolvency or reorganization relating to CMS Energy; (vi) entry of final judgments against CMS Energy or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days; or (vii) a default resulting in the acceleration of indebtedness of CMS Energy in excess of $25,000,000, which acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the Indenture.

     If an Event of Default on the Debentures shall have occurred and be continuing, either the Debenture Trustee or the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding may declare the principal of all Debentures and the interest, if any, accrued thereon to be due and payable immediately and, should the Debenture Trustee or the holders of the Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Preferred Securities then outstanding shall have such right.

     Upon certain conditions, any such declarations may be rescinded and annulled if all Events of Default, other than the nonpayment of accelerated principal, with respect to the Debentures then outstanding shall have been cured or waived as provided in the Indenture by the holders of a majority in aggregate principal amount of the Debentures then outstanding and, should the holders of the Debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the Preferred Securities shall have such right.

     The Indenture provides that the Debenture Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the holders of the Debentures, unless such holders shall have offered to the Debenture Trustee reasonable indemnity. Subject to such provisions for indemnity and certain other limitations contained in the Indenture, the holders of a majority in aggregate principal amount of the Debentures then outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or exercising any trust or power conferred on the Debenture Trustee, with respect to the Debentures.

     The Indenture provides that no holder of the Debentures may institute any action against CMS Energy under the Indenture (except actions for payment of overdue principal, premium or interest) unless such holder previously shall have given to the Debenture Trustee written notice of default and continuance thereof and unless the holders of not less than 25% in aggregate principal amount of the Debentures then outstanding (voting as one class) shall have requested the Debenture Trustee to institute such action and shall have offered the Debenture Trustee reasonable indemnity, the Debenture Trustee shall not have instituted such action within 60 days of such request and the Debenture Trustee shall not have received direction inconsistent with such request by the holders of a majority in aggregate principal amount of the Debentures then outstanding (voting as one class).

     The Indenture requires CMS Energy to furnish to the Debenture Trustee annually a statement as to CMS Energy's compliance with all conditions and covenants under the Indenture. The Indenture provides that the Debenture Trustee may withhold notice to the holders of the Debentures of any default (except defaults as to payment of principal, premium or interest on the Debentures) if it considers such withholding to be in the interest of the holders of the Debentures.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Debenture Event of Default has occurred and is continuing and such event is attributable to the failure of CMS Energy to pay interest or principal on the Debentures on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a Direct Action for payment after the respective due date specified in the Debentures. CMS Energy may not amend the

Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. Notwithstanding any payment made to such holder of Preferred Securities by CMS Energy in connection with a Direct Action, CMS Energy shall remain obligated to pay the principal of or interest on the Debentures held by the Issuer or the Property Trustee and CMS Energy shall be subrogated to the rights of the holder of such Preferred Securities with respect to payments on the Preferred Securities to the extent of any payments made by CMS Energy to such holder in any Direct Action.

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that CMS Energy shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into CMS Energy or convey, transfer or lease its properties and assets substantially or as an entirety to CMS Energy, unless (i) in case CMS Energy consolidates with or merges into another Person or conveys, transfers or leases its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes CMS Energy's obligations on the Debentures; (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have happened and be continuing; (iii) in the case of the Debentures, such transaction is permitted under the Trust Agreement and Guarantee and does not give rise to any breach or violation of the Trust Agreement or Guarantee; and
(iv) certain other conditions as prescribed in the Indenture are met.

     The general provisions of the Indenture do not afford holders of the Debentures protection in the event of a highly leveraged or other transaction involving CMS Energy that may adversely affect holders of the Debentures.

EXPENSES OF ISSUER

     Pursuant to the Indenture, CMS Energy will pay all of the costs, expenses or liabilities of the Issuer, other than obligations of the Issuer to pay to the holders of any Preferred Securities or Common Securities the amounts due such holders pursuant to the terms of the Preferred Securities or Common Securities.


DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE



     The Indenture provides that, at the option of CMS Energy: (i) CMS Energy will be discharged from any and all obligations in respect of the Debentures then outstanding (except for certain obligations to register the transfer of or exchange the Debentures, to replace stolen, lost or mutilated Debentures, to maintain paying agencies and to maintain the trust described below), or (ii) CMS Energy need not comply with certain restrictive covenants of the Indenture (including those described under "Consolidation, Merger, Sale of Assets and Other Transactions"), in each case if CMS Energy irrevocably deposits in trust with the Debenture Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Debentures on the stated maturity of such Debentures (which may include one or more redemption dates designated by CMS Energy) in accordance with the terms thereof. To exercise such option, CMS Energy is required, among other things, to deliver to the Debenture Trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the Debentures to recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance, and such holders will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and, in the case of a discharge as described in clause (i) of the preceding sentence, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the Indenture there has been a change in the applicable Federal income tax law.



     In the event CMS Energy exercises its option to effect a covenant defeasance with respect to the Debentures as described in the preceding paragraph and the Debentures are thereafter declared due and payable because of the occurrence of any Event of Default other than an Event of Default caused by failing to comply with the covenants which are defeased, and the amount of money and securities on deposit with the Debenture Trustee would be insufficient to pay amounts due on the Debentures at the time of the acceleration resulting from such Event of Default, CMS Energy would remain liable for such amounts.


     CMS Energy may also obtain a discharge of the Indenture with respect to all Debentures then outstanding (except for certain obligations to register the transfer of or exchange such Debentures to replace stolen, lost or mutilated Debentures, to maintain paying agencies and to maintain the trust described below) by irrevocably depositing in trust with the Debenture Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Debentures on the stated maturities thereof (including one or more redemption dates), provided that such Debentures are by their terms due and payable, or are to be called for redemption, within one year.


     For United States Federal income tax purposes any deposit contemplated in the preceding paragraph would be treated as an exchange of the Debentures outstanding for other property. Accordingly, holders of the Debentures outstanding may be required to recognize a gain or loss for United States Federal income tax purposes upon such exchange. In addition, such holders thereafter may be required to recognize income from such property which could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.


SUBORDINATION

     The Indenture provides (and each holder of the Debentures by acceptance thereof agrees) that the Debentures will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined herein) of CMS Energy. No payment on account of principal of, premium, if any, or interest on the Debentures and no acquisition of, or payment on account of any sinking fund for, the Debentures may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all Senior Indebtedness by reason of the maturity thereof (by lapse of time, acceleration or otherwise) has been made or duly provided for in cash or in a manner satisfactory to the holders of such Senior Indebtedness. In addition, the Indenture provides that upon the happening and during the continuation of any default in payment of the principal of, premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable or in the event any judicial proceeding shall be pending with respect to any such default, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no payment shall be made by CMS Energy with respect to the principal of, premium, if any, or interest on the Debentures or to acquire any Debentures or on account of any sinking fund provisions applicable to the Debentures. CMS Energy shall give prompt written notice to the Debenture Trustee of any default in payment of principal of or interest on any Senior Indebtedness. The Indenture provisions described in this paragraph, however, do not prevent CMS Energy from making sinking fund payments in the Debentures acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. Upon any distribution of its assets in connection with any dissolution, winding up, liquidation or reorganization of CMS Energy, whether voluntary or involuntary, in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise: (i) all Senior Indebtedness must be paid in full before the holders of the Debentures are entitled to any payments whatsoever; and (ii) any payment or distribution of CMS Energy's assets of any kind or character, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Debentures shall be paid or delivered directly to the holders of such Senior Indebtedness (or their representative or trustee) in accordance with the priorities then existing among such holders until all Senior Indebtedness shall have been paid in full before any payment or distribution is made to the holders of the Debentures. In the event that notwithstanding such subordination provisions, any payment or distribution of assets of any kind or character is made on the Debentures before all Senior Indebtedness is paid in full, the Debenture Trustee or the holders of the Debentures receiving such payment will be required to pay over such payment or distribution to the holders of such Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the rights of the holders of the Debentures will be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Debentures are paid in full. As a result of the subordination provisions, in the event of CMS Energy's insolvency, the holders of the Debentures may recover ratably less than senior creditors of CMS Energy.


     "Senior Indebtedness" means the principal of and premium, if any, and interest (including interest accruing on or after the filing of any petition in bankruptcy relating to CMS Energy whether or not such claim for post-petition interest is allowed in such proceeding) on the following, whether outstanding on the date of execution of the Indenture or thereafter incurred, created or assumed: (i) indebtedness of CMS Energy for money borrowed by CMS Energy (including purchase money obligations, except indebtedness to trade creditors or assumed by CMS Energy in the ordinary course of business in connection with the obtaining of goods, materials or services) or evidenced by debentures (other than the Debentures), notes, bankers' acceptances or other corporate debentures or similar instruments issued by CMS Energy; (ii) all capital lease obligations of CMS Energy; (iii) obligations with respect to letters of credit; (iv) all indebtedness of others of the type referred to in the preceding clauses (i) through (iii) assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy; or (v) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses (i), (ii), (iii) and (iv) unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Debentures.



     The Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of May 31, 1997, Senior Indebtedness of CMS Energy aggregated approximately $1,612 million.


INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of the Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

          RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE DEBENTURES
                               AND THE GUARANTEE

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Issuer has funds available for the payment of such Distributions) are irrevocably guaranteed by CMS Energy as and to the extent set forth under "Description of the Guarantee." Taken together, CMS Energy's obligations under the Debentures, the Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Preferred Securities. If and to the extent that CMS Energy does not make payments on the Debentures, the Issuer will not pay Distributions or other amounts due on the Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, a holder of Preferred Securities may institute a Direct Action directly against CMS Energy to enforce payment of such Distributions to such holder after the respective due dates. The obligations of CMS Energy under the Guarantee are subordinate and junior in right of payment to all other liabilities of CMS Energy; and pari passu with any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the Debentures, such payments will be sufficient to cover Distributions and other payments due on the Preferred Securities, primarily because (i) the aggregate principal amount of the Debentures will be equal to the sum of the aggregate stated liquidation amount of the Preferred Securities and Common Securities;
(ii) the interest rate and interest and other payment dates on the Debentures will match the Distribution rate and Distribution and other payment dates for the Preferred Securities; (iii) CMS Energy shall pay for all and any costs, expenses and liabilities of the Issuer except the Issuer's obligations to holders of the Preferred Securities under such Preferred Securities; and (iv) the Trust Agreement further provides that the Issuer will not engage in any activity that is not consistent with the limited purposes of the Issuer.

     Notwithstanding anything to the contrary in the Indenture, CMS Energy has the right to set-off any payment it is otherwise required to make thereunder with and to the extent CMS Energy has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other person or entity.


     A default or event of default under any Senior Indebtedness of CMS Energy will not constitute a default under the Indenture or a Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness of CMS Energy, the subordination provisions of the Indenture provide that no payments may be made in respect of the Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on the Debentures would constitute a Debenture Event of Default.

LIMITED PURPOSE OF ISSUER

     The Preferred Securities evidence a beneficial interest in the Issuer, and the Issuer exists for the sole purpose of issuing the Preferred Securities and Common Securities and investing the proceeds thereof in the Debentures. A principal difference between the rights of a holder of Preferred Securities and a holder of Debentures is that a holder of Debentures is entitled to receive from CMS Energy the principal amount of and interest accrued on Debentures held, while a holder of Preferred Securities is entitled to receive Distributions from the Issuer (or from CMS Energy under the applicable Guarantee) if and to the extent the Issuer has funds available for the payment of such Distributions.

RIGHTS UPON TERMINATION


     Upon any voluntary or involuntary termination, winding-up or liquidation of the Issuer involving the liquidation of the Debentures, the holders of the Preferred Securities will be entitled to receive, out of assets held by the Issuer, the Liquidation Distribution in cash. See "Description of the Preferred Securities -- Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of CMS Energy, the Property Trustee, as holder of the Debentures, would be a subordinated creditor of CMS Energy, subordinated in right of payment to all Senior Indebtedness, but entitled to receive payment in full of principal and interest before any stockholders of CMS Energy receive payments or distributions. Since CMS Energy is the guarantor under the Guarantee and has agreed to pay for all costs, expenses and liabilities of the Issuer (other than the Issuer's obligations to the holders of the Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Debentures relative to other creditors and to stockholders of CMS Energy in the event of liquidation or bankruptcy of CMS Energy would be substantially the same.


                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     In the opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special United States tax counsel to the Issuer and CMS Energy ("Special Tax Counsel"), the following is a summary of certain of the material United States federal income tax consequences of the purchase, ownership, disposition and conversion of the Preferred Securities. Unless otherwise stated, this summary deals only with Preferred Securities held as capital assets by U.S. Holders who purchase the Preferred Securities upon original issuance. As used herein, a "U.S. Holder" means a person who is a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof or an estate or trust defined in section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the "Code"). This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons that will hold the Preferred Securities as a position in a "straddle," as part of a "synthetic security" or "hedge," as part of a "conversion transaction" or other integrated investment or as other than a capital asset. This summary also does not address the tax consequences to persons that have a functional currency other than the U.S. Dollar. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the Preferred Securities. This summary is based on the Code, Treasury regulations thereunder and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

     INVESTORS ARE ADVISED TO CONSULT THEIR TAX ADVISORS AS TO THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF PREFERRED SECURITIES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

CLASSIFICATION OF THE DEBENTURES

     CMS Energy has taken the position that the Debentures will be classified for United States federal income tax purposes as indebtedness of CMS Energy under current law and, by acceptance of Preferred Securities, each holder covenants to treat the Debentures as indebtedness and the Preferred Securities as evidence of an indirect beneficial ownership interest in the Debentures. No assurance can be given, however, that such position of CMS Energy will not be challenged by the Internal Revenue Service or, if challenged, that such a challenge will not be successful. The remainder of this discussion assumes that the Debentures will be classified as indebtedness of CMS Energy for United States federal income tax purposes.

CLASSIFICATION OF THE ISSUER

     The Issuer will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation. Accordingly, for United States federal income tax purposes, each holder of Preferred Securities generally will be considered the owner of an undivided interest in the Debentures, and each holder will be required to include in its gross income any interest with respect to its allocable share of those Debentures.

INTEREST INCOME AND ORIGINAL ISSUE DISCOUNT

     Under applicable Treasury regulations, a debt instrument will be deemed to be issued with OID if there is more than a remote contingency that periodic stated interest payments due on the instrument will not be timely paid. Because the exercise by CMS Energy of its option to defer the payment of stated interest on the Debentures would, among other things, prevent CMS Energy from declaring dividends on its capital stock, CMS Energy believes that the likelihood of its exercising the option is remote within the meaning of such regulations. As a result, CMS Energy intends to take the position, based upon the advice of Special Tax Counsel, that the Debentures will not be issued with OID. Accordingly, based upon this position and except as set forth below, stated interest on the Debentures generally will be taxable to a holder of Preferred Securities as ordinary income at the time it is paid or accrued in accordance with such holder's regular method of tax accounting.

     If CMS Energy exercises its right to defer payments of interest on the Debentures, the Debentures will become OID instruments at that time and, consequently, a holder of the Preferred Securities will be required to include such holder's pro rata share of such OID in income on an economic accrual basis before the receipt of cash attributable to the interest, regardless of such holder's regular method of tax accounting, and actual distributions of stated interest will not be separately reported as taxable income. Thereafter, the Debentures will be taxed as OID instruments for as long as they remain outstanding. The amount of OID that will accrue in any month will approximately equal the amount of the interest that accrues on the Debentures in that month at the stated interest rate. Any amount of OID included in a holder's gross income (whether or not during an Extension Period) with respect to a Preferred Security will increase such holder's tax basis in such Preferred Security, and the amount of actual distributions received by a holder in respect of such accrued OID will reduce the tax basis of such Preferred Security.

     The Treasury regulations described above have not yet been addressed in any rulings or other interpretations by the Internal Revenue Service (the "IRS"), and it is possible that the IRS could take a contrary position. If the IRS were to assert successfully that the stated interest on the Debentures was OID regardless of whether CMS Energy exercised its option to defer payments of interest on such debt instruments, a holder of Preferred Securities would be required to include such OID in income on a daily economic accrual basis as described above.

     Because income on the Debentures will constitute interest, corporate holders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Debentures.

REDEMPTION OF PREFERRED SECURITIES FOR DEBENTURES OR CASH UPON LIQUIDATION OF THE ISSUER

     Under certain circumstances, the Debentures may be distributed to holders in exchange for the Preferred Securities. Under current law, such a distribution to holders, for United States federal income tax purposes, would be treated as a nontaxable event to each holder, and each holder would receive an aggregate tax basis in the Debentures distributed equal to such holder's aggregate tax basis in its Preferred Securities exchanged therefor. A holder's holding period in the Debentures so received would include the period during which the Preferred Securities were held by such holder. If, however, the exchange is caused by a Tax Event which results in the Issuer being treated as an association taxable as a corporation, the distribution would likely constitute a taxable event to the Issuer and holders of the Preferred Securities.

     Under certain circumstances described herein (see "Description of the Preferred Securities -- Special Event Exchange or Redemption"), the Debentures may be redeemed for cash and the proceeds of such redemption distributed to holders in redemption of their Preferred Securities. Under current law, such a redemption would, for United States federal income tax purposes, constitute a taxable disposition of the redeemed Preferred Securities, and a holder would recognize gain or loss in the same manner as if it sold such redeemed Preferred Securities for cash. See "-- Sales of Preferred Securities".

SALES OF PREFERRED SECURITIES

     A holder that sells Preferred Securities will recognize gain or loss equal to the difference between the amount realized on the sale of the Preferred Securities and the holder's adjusted tax basis in such Preferred Securities. Assuming that CMS Energy does not defer interest on the Debentures, a holder's adjusted tax basis in the Preferred Securities generally will be its initial purchase price. In general, such gain or loss will be a capital gain or loss and will be a long-term capital gain or loss if the Preferred Securities have been held for more than one year at the time of sale. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

CONVERSION OF PREFERRED SECURITIES INTO CMS ENERGY COMMON STOCK

     A holder of Preferred Securities generally will not recognize income, gain or loss upon the conversion of the Preferred Securities into CMS Energy Common Stock through the Conversion Agent. A holder of Preferred Securities will, however, recognize gain upon the receipt of cash in lieu of a fractional share of CMS Energy Common Stock equal to the amount of cash received less such holder's tax basis in such fractional share. Such a holder's tax basis in the CMS Energy Common Stock received upon conversion should generally be equal to such holder's tax basis in the Preferred Securities delivered to the Conversion Agent for exchange less the basis allocated to any fractional share for which cash is received, and such holder's holding period in the CMS Energy Common Stock received upon conversion should generally begin on the date such holder acquired the Preferred Securities delivered to the Conversion Agent for exchange.

     Holders of Preferred Securities should not recognize gain or loss upon expiration of the conversion rights. Such expiration should not effect a significant modification of the underlying Debentures within the meaning of applicable Treasury Regulations, and thus will not be considered a sale or exchange for purposes of federal income taxation.

ADJUSTMENT OF CONVERSION PRICE

     Treasury Regulations promulgated under Section 305 of the Code would treat holders of Preferred Securities as having received a constructive distribution from CMS Energy in the event the conversion ratio of the Debentures were adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the quantum of CMS Energy Common Stock into or for which the Debentures are convertible or exchangeable) of the holders of the Preferred Securities in the assets or earnings and profits of CMS Energy were increased and (ii) the adjustment was not made pursuant to a bona fide, reasonable antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such a formula if the adjustment was made to compensate for certain taxable distributions with respect to the CMS Energy Common Stock. Thus, under certain circumstances, a reduction in the conversion price for the holders may result in deemed dividend income to holders to the extent of the current or accumulated earnings and profits of CMS Energy. Holders of the Preferred Securities would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.


INFORMATION REPORTING TO HOLDERS


     Generally, income on the Preferred Securities will be reported to holders on Forms 1099, which forms will be mailed to holders of record prior to January 31 following each calendar year.

BACKUP WITHHOLDING

     Payments made on, and proceeds from the sale of, Preferred Securities may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will generally be allowed as a credit against the holder's federal income tax, provided the required information is timely filed with the IRS.

PROPOSED TAX LEGISLATION


     On February 6, 1997, as part of the fiscal budget submitted to Congress, the Clinton administration proposed certain changes to federal income tax law which would, among other things, generally treat as equity, for federal income tax purposes, certain debt obligations, such as the Debentures, that are "issued on or after the date of first Congressional Committee action" (the "Clinton Proposal"). On June 9, 1997, House Ways and Means Committee Chairman Bill Archer released the Chairman's Mark Relating to Revenue Reconciliation Provisions which are proposed to be included in 1997 tax legislation (the "Chairman's Mark"). The Chairman's Mark constitutes "first Congressional Committee action" with respect to the provisions contained therein. The Chairman's Mark does not include the Clinton Proposal that would require the Debentures to be treated as equity for federal income tax purposes.



     In light of the Chairman's Mark, it appears that "first Congressional Committee action" has not yet occurred with respect to the Clinton Proposal. Furthermore, in light of the effective date transitional rules relating to certain capital markets provisions included in the Chairman's Mark (as well as transitional rules provided for in 1996 proposed legislation similar to the Clinton Proposal) which provide, among other things, that instruments issued pursuant to a prospectus supplement filed with the Commission on or before the effective date of the legislation are not subject to the legislation, it is anticipated that, should the Clinton Proposal be acted upon by Congress at some future date, such future date would be the relevant effective date and similar transitional rules would apply. Accordingly, because the Debentures will be issued pursuant to a prospectus supplement filed with the Commission before the date of first Congressional Committee action, it is not anticipated that the Clinton Proposal, even if acted upon by Congress in the future, would apply to the Debentures.



     There can be no assurance, however, that the Clinton Proposal or similar legislation will not ultimately be enacted into law, that the effective date and transitional rules relating thereto would be enacted as anticipated, or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Debentures and could result in the exchange of the Debentures for Preferred Securities or, in certain limited circumstances, the redemption of the Debentures by CMS Energy and the distribution of the resulting cash in redemption of the Preferred Securities. See "Description of the Preferred Securities -- Special Event Exchange or Redemption."

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, CMS Energy and the Issuer have agreed that the Issuer will sell to each of the Underwriters named below, and each of such Underwriters, for whom Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated are acting as representatives, has severally agreed to purchase from the Issuer, the respective number of Preferred Securities set forth opposite its name below:



                                                                               NUMBER OF
                                                                               PREFERRED
                                  UNDERWRITER                                  SECURITIES
    ------------------------------------------------------------------------   ---------
    Goldman, Sachs & Co.....................................................
    Merrill Lynch, Pierce, Fenner & Smith
                 Incorporated...............................................
    Morgan Stanley & Co. Incorporated.......................................

                                                                               ---------
         Total..............................................................   3,000,000
                                                                               =========


     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to take and pay for all of the Preferred Securities offered hereby, if any are taken.

     The Underwriters propose to offer the Preferred Securities in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus Supplement and in part to certain securities dealers at such
price less a concession of      per Preferred Security. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of      per
Preferred Security to certain brokers and dealers. After the Preferred Securities are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     In view of the fact that the proceeds from the sale of the Preferred Securities will be used to purchase the Debentures issued by CMS Energy, the Underwriting Agreement provides that CMS Energy will pay as Underwriters' Compensation for the Underwriters arranging the investment therein of such
proceeds an amount of $       per Preferred Security for the accounts of the
several Underwriters.


     Prior to this offering, there has been no public market for the Preferred Securities. Application will be made to list the Preferred Securities on the New York Stock Exchange, subject to official notice of issuance, under the symbol "CMS PrZ". In order to meet one of the requirements for listing the Preferred Securities on the New York Stock Exchange, the Underwriters will undertake to sell Preferred Securities to a minimum of 100 beneficial owners. The representatives have advised CMS Energy that they intend to make a market in the Preferred Securities, but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Preferred Securities.


     In connection with the offering, the Underwriters may purchase and sell the Preferred Securities and CMS Energy Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Preferred Securities and CMS Energy Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of Preferred Securities than they are required to purchase from the Issuer in the offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the offering for their account may be reclaimed by the syndicate if such Preferred Securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Preferred Securities and CMS Energy Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.


     CMS Energy and the Issuer have agreed that, during the period beginning from the date of the Underwriting Agreement and continuing to and including the earlier of (i) the date on which the distribution of the Preferred Securities ceases, as determined by the representatives, and (ii) 90 days after the issuance of the Preferred Securities, they will not offer, sell, contract to sell or otherwise dispose of (a) any Preferred Securities or any preferred stock or any other securities of CMS Energy which are substantially similar to the Preferred Securities, including any guarantee of such securities, or any securities convertible into or exchangeable for or representing the right to receive any of the foregoing securities, or (b) any shares of any class of Common Stock of the Company, other than shares of Common Stock issuable upon conversion of the Preferred Securities or pursuant to the Stock Purchase Plan, the Performance Incentive Stock Plan, the Employee Stock Ownership Plan and the Employee Savings and Incentive Plan.



     CMS Energy and the Issuer have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, without the prior written consent of the representatives.


                                 LEGAL MATTERS


     The validity of the Common Stock issuable upon conversion of the Preferred Securities or the Debentures, the Indenture, the Guarantee, the Debentures and certain matters relating thereto will be passed upon for the Issuer and CMS Energy by Michael D. Van Hemert, Esq., Assistant General Counsel of CMS Energy. Certain matters will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, which has also acted as Special Tax Counsel to the Issuer and CMS Energy. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Issuer by Skadden, Arps, Slate, Meagher & Flom LLP, Wilmington, Delaware, special Delaware counsel to the Issuer. Skadden, Arps, Slate, Meagher & Flom LLP from time to time renders legal services to CMS Energy.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.


                   SUBJECT TO COMPLETION, DATED JUNE 12, 1997


                             CMS ENERGY CORPORATION
                                  COMMON STOCK
                            SUBORDINATED DEBENTURES
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                      AND
                               CMS ENERGY TRUST I
                              CMS ENERGY TRUST II
                              PREFERRED SECURITIES
      GUARANTEED TO THE EXTENT SET FORTH HEREIN BY CMS ENERGY CORPORATION
                            ------------------------

    CMS Energy Corporation, a Michigan corporation ("CMS Energy"), may offer, from time to time, (i) shares of Common Stock, par value $.01 per share ("CMS Energy Common Stock"), (ii) unsecured subordinated debt securities (the "Subordinated Debentures") consisting of debentures, convertible debentures, notes and other unsecured evidence of indebtedness, (iii) Stock Purchase Contracts ("Stock Purchase Contracts") to purchase CMS Energy Common Stock, and
(iv) Stock Purchase Units ("Stock Purchase Units"), each representing ownership of a Stock Purchase Contract and Subordinated Debentures or Preferred Securities or debt obligations of third parties, including U.S. Treasury Securities, securing the holder's obligation to purchase the CMS Energy Common Stock under the Stock Purchase Contract, or any combination of the foregoing, in each case in amounts, at prices and on terms to be determined at or prior to the time of sale. See "Description of Securities."

    CMS Energy Trust I and CMS Energy Trust II (each, a "Trust" and collectively, the "Trusts"), statutory business trusts formed under the laws of the State of Delaware, may also offer, from time to time, preferred securities ("Preferred Securities") representing preferred undivided beneficial interests in the assets of the Trust in amounts, at prices and on terms to be determined at or prior to the time of sale. The undivided common beneficial interests in the Trust will be owned by CMS Energy. The proceeds from the offering of the Preferred Securities and the sale of the common securities may be contributed by the Trust to purchase from CMS Energy Subordinated Debentures in an aggregate principal amount equal to the aggregate liquidation preference of the Preferred Securities, bearing interest at an annual rate equal to the annual distribution rate of such Preferred Securities and having certain redemption terms which correspond to the redemption terms for the Preferred Securities. The Subordinated Debentures will rank subordinate in right of payment to all of CMS Energy's Senior Indebtedness (as defined herein). Distributions on the Preferred Securities may not be made unless the Trust receives corresponding interest payments on the Subordinated Debentures from CMS Energy. CMS Energy will irrevocably guarantee, on a subordinated basis and to the extent set forth therein, with respect to each of the Trust securities, if any, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each of the guarantees will be unsecured and each will be subordinate to all Senior Indebtedness of CMS Energy. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying Prospectus Supplement) the Trust may be liquidated and the holders of the Preferred Securities could receive Subordinated Debentures in lieu of any liquidating cash distribution.

    Specific terms of the CMS Energy Common Stock, Subordinated Debentures, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities, and Trust guarantees, in respect of which this Prospectus is being delivered (the "Offered Securities"), will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, without limitation, the following: (i) in the case of Subordinated Debentures, the designation, aggregate principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, interest rate (which may be fixed or variable), the time or method of calculating interest payments, the right of CMS Energy, if any, to defer payment or interest on the Subordinated Debentures and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; (ii) in the case of CMS Energy Common Stock, the designation, number of shares, public offering price and other specific terms of the Offering, from the sale thereof;
(iii) in the case of Preferred Securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series or the Preferred Securities, as the case may be; and (iv) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Subordinated Debentures, Preferred Securities, or debt obligations of third parties securing the holders obligation to purchase CMS Energy Common Stock under the Stock Purchase Contracts, and the terms of the offering and sale thereof. The offering price to the public of the Offered Securities will be limited to $300,000,000 in the aggregate.

    The outstanding CMS Energy Common Stock is traded on the New York Stock Exchange, Inc. ("NYSE"). See "Description of Securities -- Dividends and Price Range of Common Stock." The CMS Energy Common Stock sold pursuant to a Prospectus Supplement accompanying this Prospectus will also be listed for trading on the NYSE, subject to official notice of issuance.
                            ------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

    CMS Energy intends to sell the Offered Securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and the Offered Securities to be purchased by or through, underwriters, dealers or agents, if any, the compensation of such persons and other special terms in connection with the offering and sale of such Offered Securities will be set forth in the related Prospectus Supplement. See "Plan of Distribution" herein.

    This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement.
                            ------------------------

          The date of this Prospectus is                      , 1997.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CMS ENERGY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                             AVAILABLE INFORMATION

     CMS Energy is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Information, as of particular dates, concerning CMS Energy's directors and officers, their remuneration, the principal holders of CMS Energy's securities and any material interest of such persons in transactions with CMS Energy is disclosed in proxy statements distributed to shareholders of CMS Energy and filed with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such materials can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding CMS Energy. The outstanding shares of CMS Energy Common Stock are listed on the NYSE and reports, proxy statements and other information concerning CMS Energy may also be inspected and copied at the offices of such exchange at 20 Broad Street, New York, New York 10005.


     No separate financial statements of the Trusts have been included herein. CMS Energy and the Trusts do not consider that such financial statements would be material to holders of Preferred Securities because the Trust are newly organized special purposes entities, have no operating history and no independent operations and are not engaged in, and do not propose to engage in, any activity other than as described under "CMS Energy Trust". Further, CMS Energy believes that financial statements of the Trusts are not material to the holders of the Preferred Securities since CMS Energy will guarantee the Preferred Securities such that the holders of the Preferred Securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position vis-a-vis the assets of CMS Energy as a preferred stockholder of CMS Energy. CMS Energy beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the Trusts (other than the beneficial interests represented by the Preferred Securities). See "CMS Energy Trusts," "Description of Securities -- Preferred Securities" and "Description of Securities -- The Guarantees." In future filings under the Exchange Act , an audited footnote to CMS Energy's annual financial statements will state that the Trusts are wholly-owned by CMS Energy, that the sole assets of the Trusts are the Subordinated Debentures of CMS Energy having a specified aggregate principal amount, and, considered together, the back-up undertakings, including the Guarantees, constitute a full and unconditional guarantee by CMS Energy of the Trusts' obligations under the Preferred Securities issued by the Trusts.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents filed by CMS Energy (File No. 1-9513) with the Commission pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus and shall be deemed to be a part hereof: (i) CMS Energy's Annual Report on Form 10-K for the year ended December 31, 1996; (ii) CMS Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997; (iii) CMS Energy's Current Reports on Form 8-K dated March 7, April 24, May 1, June 5 and June 11, 1997; and (iv) CMS Energy's Registration Statement on Form 8-B/A dated November 21, 1996.


     All documents subsequently filed by CMS Energy pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to the termination of the offering made by this Prospectus (the "Offering") shall be deemed to be incorporated by reference herein and shall be deemed to be a part hereof from the date of filing of such documents (such documents, and the documents enumerated above, being hereinafter referred to as "Incorporated Documents"). Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     CMS Energy undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to CMS Energy at its principal executive offices located at Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126, Attention: Office of the Secretary, telephone:
(313) 436-9200.

     Certain information contained in this Prospectus summarizes, is based upon, or refers to information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to such documents and should be read in conjunction therewith.

                             CMS ENERGY CORPORATION

     CMS Energy, incorporated in 1987, is the parent holding company of Consumers Energy Company ("Consumers") and CMS Enterprises Company ("Enterprises"). Consumers, a combination electric and gas utility company serving in all 68 counties of Michigan's Lower Peninsula, is the largest subsidiary of CMS Energy. Consumers' customer base includes a mix of residential, commercial and diversified industrial customers, the largest of which is the automotive industry. Enterprises is engaged in several domestic and international energy-related businesses including: (i) oil and gas exploration and production; (ii) acquisition, development and operation of independent power production facilities; (iii) energy marketing, risk management and energy management to large customers; (iv) transmission, storage and processing of natural gas; and (v) international energy distribution.

     CMS Energy conducts its principal operations through the following seven business segments: (i) electric utility operations; (ii) gas utility operations;
(iii) oil and gas exploration and production operations; (iv) independent power production; (v) energy marketing, services and trading; (vi) natural gas transmission, storage and processing; and (vii) international energy distribution. Consumers or Consumers' subsidiaries are engaged in two segments: electric operations and gas operations. Consumers' electric and gas businesses are principally regulated utility operations. CMS Energy and its subsidiaries routinely evaluate, invest in, acquire and divest energy-related assets and/or companies both domestically and internationally. Consideration for such transactions may involve the delivery of cash or securities.

     CMS Energy's 1996 consolidated operating revenue was $4,333 million. This consolidated operating revenue was derived from its electric utility operations (approximately 57% or $2,446 million), its gas utility operations (approximately 30% or $1,282 million), gas transmission, storage and marketing (approximately 7% or $320 million), oil and gas exploration and production activities (approximately 3% or $130 million) and independent power production and other non-utility activities (approximately 3% or $155 million). Consumers' consolidated operations in the electric and gas utility businesses account for the major share of CMS Energy's total assets, revenue and income. The unconsolidated share of non-utility electric generation, gas transmission and storage and international energy distribution revenue for 1996 was $557 million.

     Consumers is a public utility serving gas or electricity to almost six million of Michigan's nine and a half million residents in all of the 68 counties in Michigan's Lower Peninsula. Industries in Consumers' service area include automotive, metal, chemical, food and wood products and a diversified group of other industries. Consumers' 1996 consolidated operating revenue of $3,770 million was derived approximately 65% ($2,446 million) from its electric utility business and approximately 34% ($1,282 million) from its gas utility business. Consumers' rates and certain other aspects of its business are subject to the jurisdiction of the Michigan Public Service Commission (the "MPSC") and the Federal Energy Regulatory Commission.

                               CMS ENERGY TRUSTS


     Each of CMS Energy Trust I and CMS Energy Trust II is a statutory business trust formed under the Delaware Business Trust Act (the "Trust Act") pursuant to
(i) a trust agreement executed by CMS Energy, as sponsor, and the trustees of CMS Energy Trust I and CMS Energy Trust II (the "CMS Trustees") and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware. Each trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). CMS Energy will directly or indirectly acquire common securities of each Trust in an aggregate liquidation amount equal to approximately 3% of the total capital of the Trust. Each Trust exists for the exclusive purposes of (i) issuing the Preferred Securities and common securities (the "Common Securities" and, together with the Preferred Securities, the "Trust Securities") representing undivided beneficial interests in the assets of the Trust, (ii) investing the gross proceeds of the Trust Securities in the Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. Each Trust has a term of approximately 30 years, but may terminate earlier as provided in the Trust Agreement.



     Pursuant to the Trust Agreement, the number of CMS Trustees will initially be three. Two of the CMS Trustees (the "Administrative Trustees") will be persons who are employees or officers of or who are affiliated with CMS Energy. The third trustee will be a financial institution that is unaffiliated with CMS Energy, which trustee will serve as property trustee under the Trust Agreement and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act (the "Property Trustee"). Initially, The Bank of New York, a New York banking corporation, will be the Property Trustee until removed or replaced by the holder of the Common Securities. For the purpose of compliance with the provisions of the Trust Indenture Act, The Bank of New York will also act a trustee (the "Guarantee Trustee") under the Preferred Securities Guarantee and The Bank of New York (Delaware) will act as the Delaware Trustee for the purposes of the Trust Act (as defined herein), until removed or replaced by the holder of the Common Securities. See "Description of Securities -- The Guarantees."


     The Property Trustee will hold title to the Subordinated Debentures for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Subordinated Debt Indenture (as defined herein) as the holder of the Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Preferred Securities Guarantee for the benefit of the holders of the Preferred Securities. CMS Energy, as the direct or indirect holder of all the Common Securities, will have the right to appoint, remove or replace any CMS Trustee and to increase or decrease the number of CMS Trustees; provided, that the number of CMS Trustees shall be at least three, a majority of which shall be Administrative Trustees. CMS Energy will pay all fees and expenses related to CMS Energy Trust and the offering of the Trust Securities.

     The rights of the holders of the Preferred Securities, including economic rights, rights to information and voting rights, are set forth in the Trust Agreement, the Trust Act and the Trust Indenture Act.

     The trustee in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711. The principal place of business of each Trust shall be c/o CMS Energy Corporation, Fairlane Plaza South, Suite 1100, 330 Town Center Drive, Dearborn, Michigan 48126-2712.

                                USE OF PROCEEDS


     The proceeds received by the Trust from the sale of its Preferred Securities or the common securities will be invested in the Subordinated Debentures. As will be more specifically set forth in the applicable Prospectus Supplement, CMS Energy will use such borrowed amounts and the net proceeds from the sale of the CMS Energy Common Stock and any Subordinated Debentures offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt.


                     RATIO OF EARNINGS TO FIXED CHARGES AND
        RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The ratios of earnings to fixed charges and the ratios of earnings to fixed charges and preferred stock dividends for each of the years ended December 31, 1992 through 1996, and for the three months ended March 31, 1997, are as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                 ---------------------------------------
                                                                 1996    1995    1994    1993    1992(1)
                                                THREE MONTHS     ----    ----    ----    ----    -------
                                                   ENDED
                                               MARCH 31, 1997
                                               --------------
                                                (UNAUDITED)
Ratio of earnings to fixed charges..........        2.59         2.01    1.94    2.07    1.88        --
Ratio of earnings to fixed charges and
  preferred stock dividends.................        2.28         1.79    1.77    1.87    1.81        --

---------------
(1) For the year ended December 31, 1992, fixed charges exceeded earnings by $441 million. Earnings as defined include a $520 million pretax loss on the settlement of MCV power purchases, $(15) million for potential customer refunds and other reserves related to 1992 but recorded in 1991, and $6 million relating to CMS Generation's reduction in its investment in The Oxford Energy Company. The ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends would have been
    1.33 and 1.29, respectively, excluding these amounts.

     For the purpose of computing such ratios, earnings represent net income before income taxes, net interest charges and the estimated interest portion of lease rentals.

                           DESCRIPTION OF SECURITIES

CAPITAL STOCK

     The following summary of certain rights of the holders of CMS Energy capital stock does not purport to be complete and is qualified in its entirety by express reference to the Restated Articles of Incorporation of CMS Energy (the "Articles of Incorporation") and the By-Laws of CMS Energy, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part, and by express reference to the Registration Statement on Form 8-B/A, which is incorporated into this Prospectus by reference. See "Incorporation of Certain Documents by Reference" herein.


     The authorized capital stock of CMS Energy consists of 250 million shares of CMS Energy Common Stock, 60 million shares of Class G Common Stock, no par value ("Class G Common Stock"), and 10 million shares of CMS Energy Preferred Stock, $.01 par value ("Preferred Stock"). At June 10, 1997, there were outstanding 95,502,754 shares of CMS Energy Common Stock and 8,000,435 shares of Class G Common Stock; no shares of Preferred Stock are issued or outstanding. The CMS Energy Common Stock and the Class G Common Stock are sometimes together referred to herein as the "Common Stock."


COMMON STOCK

     The Class G Common Stock is intended to reflect the separate performance of the gas distribution, storage and transportation businesses conducted by Consumers and Michigan Gas Storage, a subsidiary of Consumers (such businesses, collectively, have been attributed to the "Consumers Gas Group"). The CMS Energy Common Stock is intended to reflect the performance of all businesses of CMS Energy and its subsidiaries, including the businesses of the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of Class G Common Stock.

     DIVIDEND RIGHTS AND POLICY; RESTRICTIONS ON DIVIDENDS

     Dividends on the CMS Energy Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of CMS Energy, including the Consumers Gas Group, except for the interest in the Consumers Gas Group attributable to the outstanding shares of the Class G Common Stock, and other factors. Dividends are payable out of the assets of CMS Energy legally available therefore, including the Available Class G Dividend Amount (as defined in the Articles of Incorporation).

     Dividends on the Class G Common Stock are paid at the discretion of the Board of Directors based primarily upon the earnings and financial condition of the Consumers Gas Group, and, to a lesser extent, CMS Energy as a whole. Dividends are payable out of the lesser of (i) the assets of CMS Energy legally available therefore and (ii) the Available Class G Dividend Amount. Although the Available Class G Dividend Amount is intended to reflect the amount available for dividends to holders of outstanding Class G Common Stock, it is also legally available for dividends to holders of CMS Energy Common Stock.

     CMS Energy, in the sole discretion of its Board of Directors could pay dividends exclusively to the holders of CMS Energy Common Stock, exclusively to the holders of Class G Common Stock, or to the holders of both of such classes in equal or unequal amounts.

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. As a holding company with no significant operations of its own, the principal sources of its funds are dependent primarily upon the earnings of its subsidiaries (in particular, Consumers), borrowings and sales of equity. CMS Energy's ability to pay dividends, including dividends on CMS Energy Common Stock, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances and repayment of loans and advances from CMS Energy. The subsidiaries are separate and distinct legal entities and, accordingly, the ability of CMS Energy to pay dividends on its capital stock will depend on the earnings, financial requirements, contractual restrictions of the subsidiaries of CMS Energy, in particular, Consumers, and other factors.

     Dividends on capital stock of CMS Energy are limited by Michigan law to legally available assets of CMS Energy. Distributions on Common Stock may be subject to the rights of the holders, if any, of the CMS Energy Preferred Stock.

     There are restrictions on CMS Energy's ability to pay dividends contained in certain revolving credit and term loan agreements, the Indenture dated as of September 15, 1992, as amended and supplemented, between CMS Energy and NBD Bank, as Trustee, and the Indenture dated as of January 15, 1994, as amended and supplemented, between CMS Energy and The Chase Manhattan Bank, as Trustee. A discussion of specific restrictions on CMS Energy's ability to pay dividends will be set forth in an accompanying Prospectus Supplement pursuant to which convertible Subordinated Debentures, convertible Preferred Securities or CMS Energy Common Stock are offered.

     VOTING RIGHTS

     The holders of CMS Energy Common Stock vote with the holders of Class G Common Stock as a single class, except on matters which would be required by law or the Articles of Incorporation to be voted on by class. Each holder of Common Stock is entitled to one vote for each share of Common Stock held by such holder on each matter voted upon by the shareholders. Such right to vote is not cumulative. A majority of the votes cast by the holders of shares entitled to vote thereon is sufficient for the adoption of any question presented, except that certain provisions of the Articles of Incorporation relating to special shareholder meetings, the removal, indemnification and liability of the Board of Directors and the requirements for amending these provisions may not be amended, altered, changed or repealed unless such amendment, alteration, change or repeal is approved by the affirmative vote of at least 75% of the outstanding shares entitled to vote thereon.

     Under Michigan law, the approval of the holders of a majority of the outstanding shares of a class of Common Stock, voting as a separate class, would be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other corporation if such merger or consolidation would adversely affect the powers or special rights of such class of stock, and to authorize any amendment to the Articles of Incorporation that would increase or decrease the aggregate number of authorized shares of such class (except pursuant to Section 303 of the Michigan Business Corporation Act) or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. The Articles of Incorporation also provide that unless the vote or consent of a greater number of shares shall then be required by law, the vote or consent of the holders of a majority of all the shares of either class of Common Stock then outstanding, voting as a separate class, will be necessary for authorizing, effecting or validating the merger or consolidation of CMS Energy into or with any other entity if such merger or consolidation would adversely affect the powers or special rights of such class of Common Stock, either directly by amendment to the Articles of Incorporation or indirectly by requiring the holders of such class to accept or retain, in such merger or consolidation, anything other than (i) shares of such class or
(ii) shares of the surviving or resulting corporation, having, in either case, powers and special rights identical to those of such class prior to such merger or consolidation. The effect of these provisions may be to permit the holders of a majority of the outstanding shares of either class of Common Stock to block any such merger or amendment which would adversely affect the powers or special rights of holders of such class of Common Stock.

     PREEMPTIVE RIGHTS

     The Articles of Incorporation provide that holders of Common Stock will have no preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or Preferred Stock, bonds, debentures, or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock, or any rights to exchange shares issued for shares to be issued.

     LIQUIDATION RIGHTS

     In the event of the dissolution, liquidation or winding up of CMS Energy, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of CMS Energy and after there shall have been paid or set apart for the holders of Preferred Stock the full preferential amounts (including any accumulated and unpaid dividends) to which they are entitled, the holders of CMS Energy Common Stock and Class G Common Stock shall be entitled to receive, on a per share basis, the same portion of all of the assets of CMS Energy remaining for distribution to the holders of Common Stock, regardless of whether or not any of such assets were attributed to the Consumers Gas Group. Neither the merger or consolidation of CMS Energy into or with any other corporation, nor the merger or consolidation of any other corporation into or with CMS Energy nor any sale, transfer or lease of all or any part of the assets of CMS Energy, shall be deemed to be a dissolution, liquidation or winding up for the purposes of this provision.

     Because CMS Energy has subsidiaries which have debt obligations and other liabilities of their own, CMS Energy's rights and the rights of its creditors and its stockholders to participate in the distribution of assets of any subsidiary upon the latter's liquidation or recapitalization will be subject to prior claims of the subsidiary's creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary.

     SUBDIVISION OR COMBINATION

     If CMS Energy subdivides (by stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) the outstanding shares of either Class G Common Stock or CMS Energy Common Stock, the voting and liquidation rights of shares of CMS Energy Common Stock relative to Class G Common Stock will be appropriately adjusted so as to avoid any dilution in aggregate voting or liquidation rights of either class of Common Stock. For example, in case CMS Energy were to effect a two-for-one split of Class G Common Stock, the per share liquidation rights of CMS Energy Common Stock would be multiplied by two in order to avoid dilution in the aggregate liquidation rights of holders of CMS Energy Common Stock and each post-split share of Class G Common Stock would have one-half of a vote.

     EXCHANGES

     The Articles of Incorporation do not provide for either the mandatory or optional exchange or redemption of CMS Energy Common Stock but do provide that Class G Common Stock may be exchanged for CMS Energy Common Stock as described in the Registration Statement on Form 8-B/A incorporated by reference herein. CMS Energy cannot predict the impact of the potential for such exchanges on the market prices of the CMS Energy Common Stock.

     CMS Energy may exchange the Class G Common Stock for a proportionate number of shares of a subsidiary that holds all the assets and liabilities attributed to the Consumers Gas Group, and no other assets and liabilities. If CMS Energy transfers all or substantially all of the properties and assets attributed to the Consumers Gas Group, CMS Energy is required, subject to certain exceptions and conditions, to exchange each outstanding share of Class G Common Stock for a number of shares of CMS Energy Common Stock having a Fair Market Value (defined in the Articles of Incorporation) equal to 110% of the Fair Market Value of one share of Class G Common Stock.

     CMS Energy may, in the sole discretion of the Board of Directors, at any time, exchange each outstanding share of Class G Common Stock for a number of shares of CMS Energy Common Stock having a Fair Market Value equal to 115% of the Fair Market Value of one share of Class G Common Stock.

     CMS Energy cannot predict the impact of the potential for such exchanges on the market prices of the CMS Energy Common Stock.

     TRANSFER AGENT AND REGISTRAR

     CMS Energy Common Stock and Class G Common Stock are transferable at Consumers Energy Company, 212 W. Michigan Avenue, Jackson, MI 49201. CMS Energy is the registrar and transfer agent for CMS Energy Common Stock and Class G Common Stock.

DIVIDENDS AND PRICE RANGE OF CMS ENERGY COMMON STOCK


     CMS Energy has paid dividends on its outstanding CMS Energy Common Stock each year since its inception except 1987 and 1988. At June 10, 1997, there were approximately 89,292 CMS Energy Common Stock shareholders of record. Future dividends will depend upon CMS Energy's earnings, financial condition and other factors.



     CMS Energy Common Stock began trading on the NYSE on May 27, 1987. The following table indicates the high and low sales prices of the CMS Energy Common Stock for the calendar quarters indicated as reported in The Wall Street Journal under "New York Stock Exchange Composite Transactions," and the quarterly cash dividends declared per share of CMS Energy Common Stock, for the calendar quarters indicated.


     CMS ENERGY COMMON STOCK


                                                                                PRICE RANGE
                                                                     ----------------------------------
  YEAR                            DIVIDEND                                HIGH                LOW         DIVIDEND
  ----    --------------------------------------------------------   --------------     ---------------   --------
  1992:   First Quarter...........................................   $22  3/4           $17 7/8             $.12
          Second Quarter..........................................    21  7/8            14 7/8              .12
          Third Quarter...........................................    17  1/2            15 1/4              .12
          Fourth Quarter..........................................    18  3/8            16 3/4              .12
  1993:   First Quarter...........................................    20  7/8            17 7/8              .12
          Second Quarter..........................................    25  1/2            19 1/2              .12
          Third Quarter...........................................    27  1/2            24 7/8              .18
          Fourth Quarter..........................................    27  1/8            23                  .18
  1994:   First Quarter...........................................    25                 21 1/8              .18
          Second Quarter..........................................    22  7/8            19 5/8              .18
          Third Quarter...........................................    23  3/8            20 5/8              .21
          Fourth Quarter..........................................    23  1/4            20 7/8              .21
  1995:   First Quarter...........................................    24  3/4            22 5/8              .21
          Second Quarter..........................................    25  3/8            22 1/2              .21
          Third Quarter...........................................    26  3/8            23 3/8              .24
          Fourth Quarter..........................................    30                 26                  .24
  1996:   First Quarter...........................................    31  7/8            27 13/16            .24
          Second Quarter..........................................    31  1/4            28                  .24
          Third Quarter...........................................    31  5/8            29                  .27
          Fourth Quarter..........................................    33  3/4            30 1/8              .27
  1997:   First Quarter...........................................    34  1/2            31 1/2              .27
          Second Quarter (through June 10, 1997)..................    34  1/4            31 1/8              .27



     On May 27, 1997, the CMS Energy Board of Directors approved an increase in the dividend to an annualized rate of $1.20 per share ($.30 per quarter). The increase will be effective with the next scheduled quarterly dividend payment in August 1997. The last reported sale prices of the CMS Energy Common Stock on June 11, 1997 on the NYSE was $33.75.

PREFERRED STOCK

     The authorized Preferred Stock may be issued without the approval of the holders of Common Stock in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, voting rights, if any, and qualifications, limitations or restrictions thereof, as shall be stated in a resolution providing for the issue of any such series adopted by CMS Energy's Board of Directors. The Articles of Incorporation provide that holders of Preferred Stock will not have any preemptive rights to subscribe for or purchase any additional shares of the capital stock of CMS Energy of any class now or hereafter authorized, or any Preferred Stock, bonds, debentures or other obligations or rights or options convertible into or exchangeable for or entitling the holder or owner to subscribe for or purchase any shares of capital stock. The future issuance of Preferred Stock may have the effect of delaying, deterring or preventing a change in control of CMS Energy.

PRIMARY SOURCE OF FUNDS OF CMS ENERGY; RESTRICTIONS ON SOURCES OF DIVIDENDS

     The ability of CMS Energy to pay (i) dividends on its capital stock and
(ii) its indebtedness, including the Subordinated Debentures, depends and will depend substantially upon timely receipt of sufficient dividends or other distributions from its subsidiaries, in particular Consumers. Consumers' ability to pay dividends on its common stock depends upon its revenues, earnings and other factors. Consumers' revenues and earnings will depend substantially upon rates authorized by the MPSC.

     Consumers' ability to pay dividends is restricted by its First Mortgage Bond Indenture (the "Mortgage Indenture") and its Articles of Incorporation ("Articles"). The Mortgage Indenture provides that Consumers can only pay dividends on its common stock out of retained earnings accumulated subsequent to September 30, 1945, provided that upon such payment, there shall remain of such retained earnings an amount equivalent to any deficiency in maintenance and replacement expenditures as compared with maintenance and replacement requirements since December 31, 1945. Because of restrictions in its Articles and Mortgage Indenture, Consumers was prohibited from paying dividends on its common stock from June 1991 to December 31, 1992. However, as of December 31, 1992, Consumers effected a quasi-reorganization in which Consumers' accumulated deficit of $574 million was eliminated against other paid-in capital. With the accumulated deficit eliminated, Consumers satisfied the requirements under its Mortgage Indenture and resumed paying dividends on its common stock in May 1993.

     Consumers' Articles also provide two restrictions on its payment of dividends on its common stock. First, prior to the payment of any common stock dividend, Consumers must reserve retained earnings after giving effect to such dividend payment of at least (i) $7.50 per share on all then outstanding shares of its preferred stock, (ii) in respect to its Class A Preferred Stock, 7.5% of the aggregate amount established by its Board of Directors to be payable on the shares of each series thereof in the event of involuntary liquidation of Consumers, and (iii) $7.50 per share on all then outstanding shares of all other stock over which its preferred stock and Class A Preferred Stock do not have preference as to the payment of dividends and as to assets. Second, dividend payments during the 12 month period ending with the month the proposed payment is to be paid are limited to: (i) 50% of net income available for the payment of dividends during the base period (hereinafter defined) if the ratio of common stock and surplus to total capitalization and surplus for 12 consecutive calendar months within the 14 calendar months immediately preceding the proposed dividend payment (the "base period"), adjusted to reflect the proposed dividend, is less than 20%; and (ii) 75% of net income available for the payment of dividends during the base period if the ratio of common stock and surplus to total capitalization and surplus for the base period, adjusted to reflect the proposed dividend, is at least 20% but less than 25%.

     Consumers' Articles also prohibit the payment of cash dividends on its common stock if Consumers is in arrears on preferred stock dividend payments.

     In addition, Michigan law prohibits payment of a dividend if, after giving it effect, Consumers would not be able to pay its debts as they become due in the usual course of business, or its total assets would be less than the sum of its total liabilities plus, unless the articles permit otherwise, the amount that would be needed, if Consumers were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. Consumers' net assets available for payment of dividends under the Michigan Business Corporation Act at March 31, 1997 were $1,748 million. Currently, it is Consumers' policy to pay annual dividends equal to 80% of its annual consolidated net income. Under the most restrictive of these conditions, and Consumers current dividend policy, at March 31, 1997, $70 million of Consumers' retained earnings were available to pay cash dividends on its common stock. Consumers' Board of Directors reserves the right to change this policy at any time.


     In 1996, Consumers paid $200 million in common stock dividends to CMS Energy. Consumers also paid dividends on its common stock of $70 million on May 22, 1997.

SUBORDINATED DEBENTURES

     The Subordinated Debentures will be issued under an Indenture (the "Subordinated Debt Indenture), between CMS Energy and The Bank of New York as Trustee (the "Subordinated Debt Trustee"). The descriptions of the provisions of the Subordinated Debentures and the Subordinated Debt Indenture contained herein are brief summaries of such provisions and do not purport to be complete. The form of the Subordinated Debt Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part, and reference is made thereto for the respective definitive provisions of such Indenture. The descriptions herein are qualified in their entirety by such reference. Certain capitalized terms used herein shall have the meanings respectively set forth in the Indenture. Section references below are references to sections of the Subordinated Debt Indenture.

     GENERAL

     CMS Energy will offer under this Prospectus unsecured Subordinated Debentures. The Subordinated Debt Indenture does not limit the aggregate principal amount of Subordinated Debentures which may be issued thereunder. Subordinated Debentures may be issued under the Subordinated Debt Indenture from time to time in one or more series. The Subordinated Debentures shall mature on a date not less than nine months nor more than 40 years after the date of issuance. (Section 2.3) Capitalized terms used in this section "Subordinated Debentures" and not otherwise specifically defined in this Prospectus shall have the meanings respectively set forth in the Subordinated Debt Indenture. The terms of any Subordinated Debentures may or may not restrict the issuance by CMS Energy or its subsidiaries of additional indebtedness which is secured, unsecured, senior, pari passu or subordinated to such Subordinated Debentures.

     CMS Energy is a holding company and its assets consist primarily of investments in its subsidiaries. The Subordinated Debentures will be obligations exclusively of CMS Energy. CMS Energy's ability to service its indebtedness, including the Subordinated Debentures, is dependent primarily upon the earnings of its subsidiaries and the distribution or other payment of such earnings to CMS Energy in the form of dividends, loans or advances, and repayment of loans and advances from CMS Energy. The subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Subordinated Debentures or to make any funds available therefor, whether by dividends, loans or other payments.

     A substantial portion of the consolidated liabilities of CMS Energy have been incurred by its subsidiaries. Therefore, CMS Energy's rights and the rights of its creditors, including holders of Subordinated Debentures, to participate in the distribution of assets of any subsidiary upon the latter's liquidation or reorganization will be subject to prior claims of the subsidiary's creditors, including trade creditors, except to the extent that CMS Energy may itself be a creditor with recognized claims against the subsidiary (in which case the claims of CMS Energy would still be subject to the prior claims of any secured creditor of such subsidiary and of any holder of indebtedness of such subsidiary that is senior to that held by CMS Energy). As of May 31, 1997, CMS Energy's subsidiaries had total indebtedness for borrowed money (including capital lease obligations and excluding intercompany indebtedness) of approximately $2,616 million.


     The applicable Prospectus Supplement will set forth the following terms relating to the Subordinated Debentures: (1) the specific designation of the Subordinated Debentures; (2) any limit on the aggregate principal amount of the Subordinated Debentures; (3) the date or dates, if any (and whether fixed or extendible), on which the Subordinated Debentures will mature; (4) the rate or rates per annum (which may be fixed or variable) at which the Subordinated Debentures will bear interest, if any, the date or dates on which any such interest will be payable and the regular record dates for any interest payable on the Subordinated Debentures; (5) the place or places where the principal of and any interest on the Subordinated Debentures shall be payable and where such Subordinated Debentures may be surrendered for registration of transfer or exchange; (6) any provisions relating to the issuance of the Subordinated Debentures at an original issue discount; (7) the option, if any, of CMS Energy to redeem the Subordinated Debentures and the periods within which or the dates on which, the prices at which and the terms and conditions upon which, such Subordinated Debentures may be redeemed, in whole or in part, upon the exercise of such option; (8) the obligation, if any, of CMS Energy to redeem such Subordinated Debentures pursuant to any sinking fund or other mandatory redemption provisions or at the option of the holder and the periods within which or the dates on which, the prices at which and the terms and conditions upon which such Subordinated Debentures will be redeemed, in whole or in part, pursuant to such obligation; (9) the obligation, if any, of CMS Energy to permit the conversion of the Subordinated Debentures into CMS Energy Common Stock, and the terms and conditions upon which such conversion shall be effected; (10) the denominations in which such Subordinated Debentures will be issued and whether the Subordinated Debentures will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Subordinated Debentures in bearer form and as to exchanges between registered and bearer form; (11) whether the Subordinated Debentures will be issuable in the form of one or more temporary or permanent global securities and, if so, the identity of the depository for such global securities; (12) whether and under what circumstances CMS Energy will pay additional amounts with respect to the Subordinated Debentures to a non-United States Person (as defined in such Prospectus Supplement) on account of any tax, assessment or governmental charge withheld or deducted and, if so, whether CMS Energy will have the option to redeem such Subordinated Debentures rather than pay such additional amounts; and (13) any other terms of the Subordinated Debentures not inconsistent with the Subordinated Debt Indenture, including covenants and events of default relating solely to the Subordinated Debentures. Subordinated Debentures may be issued at a substantial discount from the stated principal amount thereof ("Original Issue Discount Securities"). United States federal income tax consequences and other special considerations applicable thereto or to other Subordinated Debentures offered and sold at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the Prospectus Supplement relating thereto.

     CONCERNING THE TRUSTEE

     The Bank of New York, the Trustee under the Subordinated Debt Indenture, is one of a number of banks with which CMS Energy and its subsidiaries maintain ordinary banking relationships, including credit facilities.

     EXCHANGE AND TRANSFER

     Subordinated Debentures may be presented for exchange and registered Subordinated Debentures may be presented for registration of transfer at the offices and subject to the restrictions set forth therein and in the applicable Prospectus Supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any applicable limitations contained in the Subordinated Debt Indenture. Subordinated Debentures in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery. (Section 2.8)

     PAYMENT

     Unless otherwise indicated in the applicable Prospectus Supplement, payment of the principal of and the premium and interest, if any, on all Subordinated Debentures in registered form will be made at the office or agency of the Subordinated Debt Trustee in the City of New York, except that, at the option of CMS Energy, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 3.1 and 3.2) Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest due on Subordinated Debentures in registered form will be made to the Persons in whose name such Subordinated Debentures are registered at the close of business on the Record Date for such interest payments. (Section 2.3(f))

     EVENTS OF DEFAULT

     The occurrence of any of the following events with respect to the Subordinated Debentures of any series will constitute an "Event of Default" with respect to the Subordinated Debentures of such series: (a) default for 30 days in the payment of any interest on any of the Subordinated Debentures of such series (whether or not payment is prohibited by the subordination provisions of the Subordinated Debt Indenture); provided, however, that if CMS Energy is permitted by the terms of the Subordinated Debentures of the applicable series to defer the payment in question, the date on which such payment is due and payable shall be the date on which CMS Energy is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the Subordinated Debentures; (b) default in the payment when due of any of the principal of or the premium, if any, on any of the Subordinated Debentures of such series, whether at maturity, upon redemption, acceleration or otherwise (whether or not payment is prohibited by the subordination provisions of the Subordinated Debt Indenture); provided, however, that if CMS Energy is permitted by the terms of the Subordinated Debentures of the applicable series to defer the payment in question, the date on which such payment is due and payable shall be the date on which CMS Energy is required to make payment following such deferral, if such deferral has been elected pursuant to the terms of the Subordinated Debentures; (c) failure by CMS Energy to deliver shares of CMS Energy Common Stock upon an appropriate election by holders of the Subordinated Debentures to convert such Subordinated Debentures; (d) default in the deposit or payment of any sinking fund or analogous payment in respect of any Subordinated Debentures of such series (whether or not payment is prohibited by the subordination provisions of the Subordinated Debt Indenture); (e) default for 60 days by CMS Energy in the observance or performance of any other covenant or agreement contained in the Subordinated Debt Indenture relating to the Subordinated Debentures of such series after written notice thereof as provided in the Subordinated Debt Indenture; (f) certain events of bankruptcy, insolvency or reorganization relating to CMS Energy; (g) entry of final judgments against CMS Energy or Consumers aggregating in excess of $25,000,000 which remain undischarged or unbonded for 60 days; (h) a default resulting in the acceleration of indebtedness of CMS Energy in excess of $25,000,000, which acceleration has not been rescinded or annulled within 10 days after written notice of such default as provided in the Subordinated Debt Indenture; or (i) the voluntary or involuntary dissolution, winding-up or termination of a Trust, except in connection with the distribution of Subordinated Debentures to the holders of Preferred Securities in liquidation of such Trust, the redemption of all outstanding Trust Securities of the Trust and certain mergers, consolidations or amalgamations permitted by the Trust Agreement of such Trust. Additional Events of Default may be prescribed for the benefit of the

Holders of a particular series of Subordinated Debentures and will be described in the Prospectus Supplement relating to such Subordinated Debentures. (Section 5.1)

     If an Event of Default on any series of Subordinated Debentures shall have occurred and be continuing, either the Subordinated Debt Trustee or the Holders of not less than 25% in aggregate principal amount of the Subordinated Debentures of such series then Outstanding may declare the principal of all Subordinated Debentures of such series and the interest, if any, accrued thereon to be due and payable immediately and, should the Subordinated Debenture Trustee or the holders of the Subordinated Debentures fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Preferred Securities then outstanding shall have such right. (Section 5.1)

     Upon certain conditions, any such declarations may be rescinded and annulled if all Events of Default, other than the nonpayment of accelerated principal, with respect to the Subordinated Debentures of all such affected series then Outstanding shall have been cured or waived as provided in the Subordinated Debt Indenture by the Holders of a majority in aggregate principal amount of the Subordinated Debentures of the affected series then Outstanding and, should the holders of the Subordinated Debentures fail to waive such defaults, the holders of a majority in aggregate liquidation amount of the Preferred Securities shall have such right. (Section 5.1)

     Reference is made to the Prospectus Supplement relating to any series of Original Issue Discount Securities for the particular provisions relating to the acceleration of a portion of the principal amount thereof upon the occurrence and continuance of an Event of Default with respect thereto.

     The Subordinated Debt Indenture provides that the Subordinated Debt Trustee will be under no obligation to exercise any of its rights or powers under the Subordinated Debt Indenture at the request, order or direction of the Holders of the Subordinated Debentures, unless such Holders shall have offered to the Subordinated Debt Trustee reasonable indemnity. (Sections 6.1 and 6.2(d)) Subject to such provisions for indemnity and certain other limitations contained in the Subordinated Debt Indenture, the Holders of a majority in aggregate principal amount of the Subordinated Debentures of each affected series then Outstanding (voting as one class) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Subordinated Debt Trustee, or exercising any trust or power conferred on the Subordinated Debt Trustee, with respect to the Subordinated Debentures of such affected series. (Sections 5.9 and 6.2)

     The Subordinated Debt Indenture provides that no Holder of Subordinated Debentures may institute any action against CMS Energy under the Subordinated Debt Indenture (except actions for payment of overdue principal, premium or interest) unless such Holder previously shall have given to the Subordinated Debt Trustee written notice of default and continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of the Subordinated Debentures of the affected series then Outstanding (voting as one class) shall have requested the Subordinated Debt Trustee to institute such action and shall have offered the Subordinated Debt Trustee reasonable indemnity, the Subordinated Debt Trustee shall not have instituted such action within 60 days of such request and the Subordinated Debt Trustee shall not have received direction inconsistent with such request by the Holders of a majority in aggregate principal amount of the Subordinated Debentures of the affected series then Outstanding (voting as one class). (Sections 5.6, 5.7 and 5.9)

     The Subordinated Debt Indenture requires CMS Energy to furnish to the Subordinated Debt Trustee annually a statement as to CMS Energy's compliance with all conditions and covenants under the Subordinated Debt Indenture. (Section 4.3(d)) The Subordinated Debt Indenture provides that the Subordinated Debt Trustee may withhold notice to the Holders of the Subordinated Debentures of any series of any default affecting such series (except defaults as to payment of principal, premium or interest on the Subordinated Debentures of such series) if it considers such withholding to be in the interests of the Holders of the Subordinated Debentures of such series. (Section 5.11)

     SUBORDINATION

     The Subordinated Debt Indenture provides (and each Holder of Subordinated Debentures by acceptance thereof agrees) that the Subordinated Debentures will be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined herein) of CMS Energy. (Section 12.1) No payment on account of principal of, premium, if any, or interest on the Subordinated Debentures and no acquisition of, or payment on account of any sinking fund for, the Subordinated Debentures may be made unless full payment of amounts then due for principal, premium, if any, and interest then due on all Senior Indebtedness by reason of the maturity thereof (by lapse of time, acceleration or otherwise) has been made or duly provided for in cash or in a manner satisfactory to the Holders of such Senior Indebtedness. In addition, the Subordinated Debt Indenture provides that upon the happening and during the continuation of any default in payment of the principal of, premium, if any, or interest on any Senior Indebtedness when the same becomes due and payable or in the event any judicial proceeding shall be pending with respect to any such default, then, unless and until such default shall have been cured or waived or shall have ceased to exist, no payment shall be made by CMS Energy with respect to the principal of, premium, if any, or interest on Subordinated Debentures or to acquire any Subordinated Debentures or on account of any sinking fund provisions applicable to Subordinated Debentures. CMS Energy shall give prompt written notice to the Subordinated Debt Trustee of any default in payment of principal of or interest on any Senior Indebtedness. (Section 12.2) The Subordinated Debt Indenture provisions described in this paragraph, however, do not prevent CMS Energy from making sinking fund payments in Subordinated Debentures acquired prior to the maturity of Senior Indebtedness or, in the case of default, prior to such default and notice thereof. Upon any distribution of its assets in connection with any dissolution, winding up, liquidation or reorganization of CMS Energy, whether voluntary or involuntary, in bankruptcy, insolvency or receivership proceedings or upon an assignment for the benefit of creditors or otherwise: (i) all Senior Indebtedness must be paid in full before the Holders of the Subordinated Debentures are entitled to any payments whatsoever; and (ii) any payment or distribution of CMS Energy's assets of any kind or character, whether in cash, securities or other property, which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Subordinated Debentures shall be paid or delivered directly to the Holders of such Senior Indebtedness (or their representative or trustee) in accordance with the priorities then existing among such Holders until all Senior Indebtedness shall have been paid in full before any payment or distribution is made to the Holders of Subordinated Debentures. (Section 12.3) In the event that notwithstanding such subordination provisions, any payment or distribution of assets of any kind or character is made on the Subordinated Debentures before all Senior Indebtedness is paid in full, the Subordinated Debt Trustee or the Holders of Subordinated Debentures receiving such payment will be required to pay over such payment or distribution to the Holders of such Senior Indebtedness. (Sections 12.2 and 12.3) Subject to the payment in full of all Senior Indebtedness, the rights of the Holders of the Subordinated Debentures will be subrogated to the rights of the Holders of Senior Indebtedness to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Subordinated Debentures are paid in full. As a result of the subordination provisions, in the event of CMS Energy's insolvency, Holders of the Subordinated Debentures may recover ratably less than senior creditors of CMS Energy.

     "Senior Indebtedness" means the principal of and premium, if any, and interest (including interest accruing on or after the filing of any petition in bankruptcy relating to CMS Energy whether or not such claim for post-petition interest is allowed in such proceeding) on the following, whether outstanding on the date of execution of the Subordinated Debt Indenture or thereafter incurred, created or assumed: (i) indebtedness of CMS Energy for money borrowed by CMS Energy (including purchase money obligations, except indebtedness to trade creditors or assumed by CMS Energy in the ordinary course of business in connection with the obtaining of goods, materials or services) or evidenced by debentures (other than the Subordinated Debentures), notes, bankers' acceptances or other corporate Subordinated Debentures or similar instruments issued by CMS Energy; (ii) all capital lease obligations of CMS Energy; (iii) obligations with respect to letters of credit; (iv) all indebtedness of others of the type referred to in the preceding clauses (i) and
(iii) assumed by or guaranteed in any manner by CMS Energy or in effect guaranteed by CMS Energy; or (v) renewals, extensions or refundings of any of the indebtedness referred to in the preceding clauses (i), (ii), (iii) and (iv) unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the Subordinated Debentures. (Section 12.1)


     The Subordinated Debt Indenture does not limit the aggregate amount of Senior Indebtedness that may be issued. As of May 31, 1997, Senior Indebtedness of CMS Energy aggregated approximately $1,612 million.


     CERTAIN COVENANTS

     If Subordinated Debentures are issued to a Trust or a trustee of such Trust in connection with the issuance of Preferred Securities by such Trust, CMS Energy will covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Subordinated Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made,
(b) payments under the Preferred Securities Guarantee, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an Event of Default and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Preferred Securities Guarantee or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the Subordinated Debt Indenture with respect to the Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy will also covenant (i) for so long as Preferred Securities are outstanding, not to convert the Subordinated Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successor which are permitted pursuant to the Subordinated Debt Indenture may succeed to CMS Energy's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate such Trust, except (a) in connection with a distribution of the Subordinated Debentures to the holders of the Preferred Securities in liquidation of such Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Subordinated Debentures then outstanding, (v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause such

Trust to remain classified as a grantor trust and into as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of CMS Energy Common Stock upon an election by the holders of the Preferred Securities to convert such Preferred Securities into CMS Energy Common Stock. (Section 3.5).


     As part of the Preferred Securities Guarantee, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for CMS Energy Common Stock or Subordinated Debentures.

     CONSOLIDATION, MERGER OR SALE OF ASSETS


     The Subordinated Debt Indenture provides that CMS Energy may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if such corporation assumes the obligations of CMS Energy under the Subordinated Debentures and the Subordinated Debt Indenture and is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia. (Section 9.1).


     CONVERSION RIGHTS

     If the Prospectus Supplement provides, the Holders of Subordinated Debentures may convert the Subordinated Debentures into CMS Energy Common Stock, as defined herein (see "Description of Securities -- Common Stock"), at the option of the Holders at the principal amount thereof, or of such portion thereof, at any time during the period specified in the Prospectus Supplement, at the conversion price or conversion rate specified in the Prospectus Supplement; except that, with respect to any Subordinated Debentures (or portion thereof) called for redemption, such conversion right shall terminate at the close of business on the fifteenth day prior to the date fixed for redemption of such Subordinated Debentures, unless CMS Energy shall default in payment of the amount due upon redemption thereof (Section 13.2).

     The conversion privilege and conversion price or conversion rate will be adjusted in certain events, including if CMS Energy (i) pays a dividend or makes a distribution in shares of CMS Energy Common Stock; (ii) subdivides its outstanding shares of CMS Energy Common Stock into a greater number of shares;
(iii) combines its outstanding shares of CMS Energy Common Stock into a smaller number of shares; (iv) pays a dividend or makes a distribution on its CMS Energy Common Stock other than in shares of its CMS Energy Common Stock; (v) issues by reclassification of its shares of CMS Energy Common Stock any shares of its capital stock; (vi) issues any rights or warrants to all holders of shares of its CMS Energy Common Stock entitling them (for a period expiring within 45 days, or such other period as may be specified in the Prospectus Supplement) to purchase shares of CMS Energy Common Stock (or Convertible Securities) at a price per share less than the Average Market Price per share for such CMS Energy Common Stock; and (vii) distributes to all holders of shares of its CMS Energy Common Stock any assets or Subordinated Debentures or any rights or warrants to purchase securities, provided that no adjustment shall be made under (vi) or
(vii) above if the adjusted conversion price would be higher than, or the adjusted conversion rate would be less than, the conversion price or conversion rate, as the case may be, in effect prior to such adjustment (Sections 13.7, 13.8 and 13.9). CMS Energy may reduce the conversion price or increase the conversion rate, temporarily or otherwise, by any amount but in no event shall such adjusted conversion price or conversion rate result in shares of CMS Energy Common Stock being issuable upon conversion of the Subordinated Debentures if converted at the time of such adjustment at an effective conversion price per share less than the par value of the CMS Energy Common Stock at the time such adjustment is made. (Section 13.10) No adjustments in the conversion price or conversion rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the initial conversion price or conversion rate. Any adjustment which is not made shall be carried forward and taken into account in any subsequent adjustment (Section 13.13). The foregoing conversion provisions may be modified to the extent set forth in the Prospectus Supplement.

     MODIFICATION OF THE SUBORDINATED DEBT INDENTURE

     The Subordinated Debt Indenture permits CMS Energy and the Subordinated Debt Trustee to enter into supplemental indentures thereto without the consent of the Holders of the Subordinated Debentures to: (a) secure the Subordinated Debentures of one or more series, (b) evidence the assumption by a successor corporation of the obligations of CMS Energy under the Subordinated Debt Indenture and the Subordinated Debentures then Outstanding, (c) add covenants for the protection of the Holders of the Subordinated Debentures, (d) cure any ambiguity or correct any defect or inconsistency in the Subordinated Debt Indenture or to make such other provisions as CMS Energy deems necessary or desirable with respect to matters or questions arising under the Subordinated Debt Indenture, provided that no such action adversely affects the interests of any Holders of Subordinated Debentures, (e) establish the form and terms of any series of securities under the Subordinated Debt Indenture and (f) evidence the acceptance of appointment by a successor Subordinated Debt Trustee. (Section 8.1)

     The Subordinated Debt Indenture also permits CMS Energy and the Subordinated Debt Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Subordinated Debentures of all series then Outstanding and affected (voting as one class), to enter into supplemental indentures to add any provisions to, or change in any manner or eliminate any of the provisions of, the Subordinated Debt Indenture or modify in any manner the rights of the Holders of the Subordinated Debentures of each such affected series; provided, however, that CMS Energy and the Subordinated Debt Trustee may not, without the consent of the Holder of each of the Subordinated Debentures then outstanding and affected thereby, enter into a supplemental indenture to: (a) change the time of payment of the principal (or any installment of principal) of any of the Subordinated Debentures, or reduce the principal amount thereof, or reduce the rate or change the time of payment of interest thereon (other than any permitted deferrals of the payments of interest), or reduce the amount payable on any Original Issue Discount Securities upon acceleration or provable in bankruptcy, or impair the right to institute suit for the enforcement of any payment on any of the Subordinated Debentures when due, or materially adversely affects the subordination provisions of the Subordinated Debt Indenture; or (b) reduce the percentage in principal amount of the Subordinated Debentures of the affected series, the consent of whose Holders is required for any such modification or for any waiver provided for in the Subordinated Debt Indenture, provided that, so long as any of the Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Subordinated Debt Indenture may occur, and no waiver of any Event of Default or compliance with any covenant under the Subordinated Debt Indenture may be effective, without the prior consent of the holders of at least a majority in aggregate liquidation amount of the Preferred Securities then outstanding unless and until the principal of the Subordinated Debentures and all accrued and unpaid interest thereon has been paid in full. (Section 8.2)

     Prior to the acceleration of the maturity of any Subordinated Debentures, the Holders of a majority in aggregate principal amount of the Subordinated Debentures of all series at the time Outstanding with respect to which a default or an Event of Default shall have occurred and be continuing (voting as one class) may on behalf of the Holders of all such affected Subordinated Debentures waive any past default or Event of Default and its consequences, except a default or an Event of Default in respect of a covenant or provision of the Subordinated Debt Indenture or of any Subordinated Debentures which cannot be modified or amended without the consent of the Holder of each of the Subordinated Debentures affected. (Section 5.10)


     DEFEASANCE, COVENANT DEFEASANCE AND DISCHARGE



     The Subordinated Debt Indenture provides that, at the option of CMS Energy:
(a) CMS Energy will be discharged from any and all obligations in respect of the Subordinated Debentures of a particular series then Outstanding (except for certain obligations to register the transfer of or exchange the Subordinated Debentures of such series, to replace stolen, lost or mutilated

Subordinated Debentures of such series, to maintain paying agencies and to maintain the trust described below), or (b) CMS Energy need not comply with certain restrictive covenants of the Subordinated Debt Indenture (including those described under "Consolidation, Merger or Sale of Assets") if CMS Energy irrevocably deposits in trust with the Subordinated Debt Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any, and interest on the Subordinated Debentures of such series on the stated maturity of such Subordinated Debentures (which may include one or more redemption dates designated by CMS Energy) in accordance with the terms thereof. To exercise such option, CMS Energy is required, among other things, to deliver to the Subordinated Debt Trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the Holders of the Subordinated Debentures of such series to recognize income, gain or loss for United States Federal income tax purposes as a result of such defeasance, and such Holders will be subject to United States Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and, in the case of a discharge as described in clause (a) of the preceding sentence, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the Subordinated Debt Indenture there has been a change in the applicable Federal income tax law. (Section 10.1)



     In the event CMS Energy exercises its option to effect a covenant defeasance with respect to the Subordinated Debentures of any series as described in the preceding paragraph and the Subordinated Debentures of such series are thereafter declared due and payable because of the occurrence of any Event of Default other than an Event of Default caused by failing to comply with the covenants which are defeased, and the amount of money and securities on deposit with the Subordinated Debt Trustee would be insufficient to pay amounts due on the Subordinated Debentures of such series at the time of the acceleration resulting from such Event of Default, CMS Energy would remain liable for such amounts.


     CMS Energy may also obtain a discharge of the Subordinated Debt Indenture with respect to all Subordinated Debentures then Outstanding (except for certain obligations to register the transfer of or exchange such Subordinated Debentures to replace stolen, lost or mutilated Subordinated Debentures, to maintain paying agencies and to maintain the trust described below) by irrevocably depositing in trust with the Subordinated Debt Trustee money, and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of and premium, if any and interest on the Subordinated Debentures on the stated maturities thereof (including one or more redemption dates), provided that such Subordinated Debentures are by their terms due and payable, or are to be called for redemption, within one year. (Section 10.1)


     For United States Federal income tax purposes any deposit contemplated in the preceding paragraph would be treated as an exchange of the Subordinated Debentures outstanding for other property. Accordingly, holders of Subordinated Debentures outstanding may be required to recognize a gain or loss for United States Federal income tax purposes upon such exchange. In addition, such Holders thereafter may be required to recognize income from such property which could be different from the amount that would be includable in the absence of such deposit. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of such deposit.

PREFERRED SECURITIES

     GENERAL

     Each CMS Energy Trust may issue, from time to time, Preferred Securities having terms described in the Prospectus Supplement relating thereto. The Trust Agreement of each Trust will authorize the establishment of no more than one series of Preferred Securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the Trust Trustees pursuant thereto. Reference is made to the Prospectus Supplement relating to the Preferred Securities for specific terms, including (i) the distinctive designation and the number of Preferred Securities to be offered which will represent undivided beneficial interests in the assets of the Trust; (ii) the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however distributions on the Preferred Securities will be paid quarterly in arrears to holders of Preferred Securities as of a record date on which the Preferred Securities are outstanding; (iii) whether holders' can convert the Preferred Securities into shares of CMS Energy Common Stock; (iv) whether distributions on Preferred Securities would be deferred during any deferral of interest payments on the Subordinated Debentures, provided, however that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the Subordinated Debentures, and at the end of any such deferrals, CMS Energy shall make all interest payments then accrued or deferred and unpaid (including any compounded interest); (v) the amount of any liquidation preference; (vi) the obligation, if any, of the Trust to redeem Preferred Securities through the exercise of CMS Energy of an option on the corresponding Subordinated Debenture and the price or prices at which, the period or periods within which and the terms and conditions upon which Preferred Securities shall be purchased or redeemed, in whole or in part, pursuant to such obligation; (vii) the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments thereof, upon which the Preferred Securities shall be convertible or exchangeable at the option of the holder of the Preferred Securities or other property or cash; (viii) the voting rights, if any, of the Preferred Securities in addition to those required by law and in the Trust Agreement, or set forth under the Guarantees (as defined below); (ix) the additional payments, if any, which the Trust will pay as a distribution as necessary so that the net amounts reserved by the Trust and distributable to the holders of the Preferred Securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been reserved and distributed by the Trust, and the amount the holders of the Preferred Securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed; (x) the terms and conditions, if any, upon which the Subordinated Debentures may be distributed to holders of Preferred Securities; and (xi) any other relative rights, powers, preferences, privileges, limitations or restrictions of the Preferred Securities not inconsistent with the Trust Agreement or applicable law. All Preferred Securities offered hereby will be irrevocably guaranteed by CMS Energy, on a subordinated basis and to the extent set forth below under "Description of the Guarantees." Any applicable federal income tax considerations applicable to any offering of the Preferred Securities will be described in the Prospectus Supplement relating thereto. The aggregate number of Preferred Securities which the Trust shall have authority to issue will be pursuant to the terms of the Trust Agreement.

     EFFECT OF OBLIGATIONS UNDER THE SUBORDINATED DEBENTURES AND THE GUARANTEE

     As set forth in the Trust Agreement, the sole purpose of the Trust is to issue the Trust securities evidencing undivided beneficial interests in the assets of each of the Trust, and to invest the proceeds from such issuance and sale to acquire directly the Subordinated Debentures from CMS Energy.

     As long as payments of interest and other payments are made when due on the Subordinated Debentures, such payments will be sufficient to cover distributions and payments due on the Trust securities because of the following factors: (i) the aggregate principal amount of Subordinated Debentures will be equal to the sums of the aggregate stated liquidation amount of the Trust securities; (ii) the interest rate and the interest and other payment dates on the Subordinated Debentures will match the distribution rate and distribution and other payment dates for the Preferred Securities; (iii) CMS Energy shall pay all, and the Trust shall not be obligated to pay, directly or indirectly, all costs, expenses, debt and obligations of the Trust (other than with respect to the Trust securities); and (iv) the Trust Agreement further provides that CMS Energy Trustees shall not take or cause or permit the Trust to, among other things, engage in any activity that is not consistent with the purposes of the Trust.

     Payments of distributions (to the extent funds therefore are available) and other payments due on the Preferred Securities (to the extent funds therefor are available) are guaranteed by CMS Energy as and to the extent set forth under "The Guarantees" below. If CMS Energy does not make interest payments on the Subordinated Debenture purchased by the Trust, it is expected that the Trust will not have sufficient funds to pay distributions on the Preferred Securities. The Guarantee does not apply to any payment of distributions unless and until the Trust has sufficient funds for the payment of distributions and other payments on the Preferred Securities only if and to the extent that CMS Energy has made a payment of interest or principal on the Subordinated Debenture held by the Trust as its sole asset. The Guarantee, when taken together with CMS Energy's obligations under the Subordinated Debenture and the Indenture and its obligations under the Trust Agreement, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust securities), provide a full and unconditional guarantee of amounts on the Preferred Securities.

     If CMS Energy fails to make interest or other payments on the Subordinated Debentures when due (taking account of any extension period), the Trust Agreement provides a mechanism whereby the holders of the Preferred Securities may direct the institutional Trustee to enforce its rights under the Subordinated Debenture. If the institutional Trustee fails to enforce its rights under the Subordinated Debentures, a holder of Preferred Securities may institute a legal proceeding against CMS Energy to enforce the institutional Trustee's rights under the Subordinated Debentures without first instituting any legal proceeding against the institutional Trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the Trust Agreement, and such event is attributable to the failure of CMS Energy to pay interest or principal on the Subordinated Debentures on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of Preferred Securities may institute legal proceedings directly against CMS Energy to obtain payment. If CMS Energy fails to make payments under the Guarantee, the Guarantee provides a mechanism whereby the holders of the Preferred Securities may direct the Guarantee trustee to enforce its rights thereunder. Any holder of Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce the Guarantee trustee's rights under the Guarantee without first instituting a legal proceeding against the Trust, the Preferred Guarantee Trustee, or any other person or entity.

     PROPOSED TAX LEGISLATION


     On February 6, 1997, as part of the fiscal budget submitted to Congress, the Clinton Administration proposed certain changes to federal income tax law which would, among other things, generally treat as equity, for federal income tax purposes, certain debt obligations, such as the Debentures, that are "issued on or after the date of first Congressional Committee action" (the "Clinton Proposal"). On June 9, 1997, House Ways and Means Committee Chairman Bill Archer released the Chairman's Mark Relating to Revenue Reconciliation Provisions which are proposed to be included in 1997 tax legislation (the "Chairman's Mark"). The Chairman's Mark constitutes "first Congressional Committee action" with respect to the provisions contained therein. The Chairman's Mark does not include the Clinton Proposal that would require the Debentures to be treated as equity for federal income tax purposes.



     In light of the Chairman's Mark, it appears that "first Congressional Committee action" has not yet occurred with respect to the Clinton Proposal. Furthermore, in light of the effective date transitional rules relating to certain capital markets provisions included in the Chairman's Mark (as well as transitional rules provided for in 1996 proposed legislation similar to the Clinton Proposal) which provide, among other things, that instruments issued pursuant to a prospectus supplement filed with the Commission on or before the effective date of the legislation are not subject to the legislation, it is anticipated that, should the Clinton Proposal be acted upon by Congress at some future date, such future date would be the relevant effective date and similar transitional rules would apply. Accordingly, because the Debentures will be issued pursuant to a prospectus supplement filed with the Commission before the date of first Congressional Committee action, it is not anticipated that the Clinton Proposal, even if acted upon by Congress in the future, would apply to the Debentures.



     There can be no assurance, however, that the Clinton Proposal or similar legislation will not ultimately be enacted into law, that the effective date and transitional rules relating thereto would be enacted as anticipated, or that other developments will not occur after the date hereof that would adversely affect the tax treatment of the Debentures and could result in the exchange of the Debentures for Preferred Securities or, in certain limited circumstances, the redemption of the Debentures by CMS Energy and the distribution of the resulting cash in redemption of the Preferred Securities.


THE GUARANTEES

     Set forth below is a summary of information concerning the Preferred Securities Guarantee (each, the "Guarantee") which will be executed and delivered by CMS Energy for the benefit of the holders, from time to time, of the Preferred Securities. The Preferred Securities Guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. The Bank of New York, an independent trustee, will act as indenture trustee under the Preferred Securities Guarantee for purpose of compliance with the provisions of the Trust Indenture Act of 1939. The summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the Guarantee, which are filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     GENERAL

     CMS Energy will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid distributions required to be paid on the Preferred Securities, to the extent that the Trust has funds on hand available therefor at such time, (ii) the redemption price with respect to any Preferred Securities called for redemption to the extent that the Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of the Trust (unless the Subordinated Debentures are distributed to holders of the Preferred Securities), the lesser of (a) the liquidation distribution, to the extent that the Trust has funds on hand available therefor at such time, and
(b) the amount of assets of the Trust remaining available for distribution to holders of Preferred Securities. CMS Energy's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts of CMS Energy to the holders of the Preferred Securities or by causing the Trust to pay such amount to such holders.

     The Guarantee will be an irrevocable guarantee on a subordinated basis of the Trust's obligations under the Preferred Securities, but will apply only to the extent that the Trust has funds sufficient to make such payments, and is not a guarantee of collection. If CMS Energy does not make interest payments on the Subordinated Debentures held by the Trust, the Trust will not be able to pay distributions on the Preferred Securities and will not have funds legally available therefor.

     CMS Energy has, through the Guarantee, the Trust Agreement, the Subordinated Debentures, the Subordinated Debt Indenture and the Expense Agreement, taken together, fully, irrevocably and unconditionally guaranteed all of the Trust's obligations under the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Trust's obligations under the Preferred Securities.

     CMS Energy has also agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to the Common Securities to the same extent as the Guarantee, except that upon the occurrence and during the continuation of a Trust Agreement Event of Default, holders of Preferred Securities shall have priority over holders of Common Securities with respect to distributions and payments on liquidation, redemption or otherwise.

     CERTAIN COVENANTS OF CMS ENERGY

     CMS Energy will covenant in the Guarantee that if and so long as (i) the Trust is the holder of all the Subordinated Debentures, (ii) a Tax Event in respect of the Trust has occurred and is continuing and (iii) CMS Energy has elected, and has not revoked such election, to pay Additional Sums in respect of the Preferred Securities and Common Securities, CMS Energy will pay to the Trust such Additional Sums. CMS Energy will also covenant that it will not, and it will not cause any of its subsidiaries to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of CMS Energy's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of CMS Energy that rank pari passu with or junior to the Subordinated Debentures (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by CMS Energy where the payment is made by way of securities (including capital stock) that rank pari passu with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Guarantee, (c) purchases of CMS Energy Common Stock related to the issuance of CMS Energy Common Stock under any of CMS Energy's benefit plans for its directors, officers or employees, (d) as a result of a reclassification of CMS Energy's capital stock or the exchange or conversion of one series or class of CMS Energy's capital stock for another series or class of CMS Energy's capital stock and (e) the purchase of fractional interests in shares of CMS Energy's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (i) there shall have occurred any event of which CMS Energy has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a Subordinated Debenture Event of Default and (b) in respect of which CMS Energy shall not have taken reasonable steps to cure, (ii) CMS Energy shall be in default with respect to its payment of any obligations under the Guarantee or (iii) CMS Energy shall have given notice of its selection of an Extension Period as provided in the Subordinated Debt Indenture with respect to the Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing. CMS Energy also covenant (i) for so long as Preferred Securities are outstanding, not to convert Subordinated Debentures except pursuant to a notice of conversion delivered to the Conversion Agent by a holder of Preferred Securities, (ii) to maintain directly or indirectly 100% ownership of the Common Securities, provided that certain successors which are permitted pursuant to the Subordinated Debt Indenture may succeed to CMS Energy's ownership of the Common Securities, (iii) not to voluntarily terminate, wind-up or liquidate the Trust, except (a) in connection with a distribution of the Debentures to the holders of the Preferred Securities in liquidation of the Trust or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement, (iv) to maintain the reservation for issuance of the number of shares of CMS Energy Common Stock that would be required from time to time upon the conversion of all the Subordinated Debentures then outstanding, (v) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes and (vi) to deliver shares of CMS Energy Common Stock upon an election by the holders of the Preferred Securities to convert such Preferred Securities into CMS Energy Common Stock.

     As part of the Guarantee, CMS Energy will agree that it will honor all obligations described therein relating to the conversion or exchange of the Preferred Securities into or for CMS Energy Common Stock or Subordinated Debentures.

     AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval of the holders of not less than a majority in aggregate liquidation amount of such outstanding Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of CMS Energy and shall inure to the benefit of the holders of the Preferred Securities then outstanding.

     TERMINATION OF THE GUARANTEE

     The Guarantee will terminate and be of no further force and effect upon full payment of the redemption price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of the Trust, upon the distribution, if any, of CMS Energy Common Stock to the holders of Preferred Securities in respect of the conversion of all such holders' Preferred Securities into CMS Energy Common Stock or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities in exchange for all of the Preferred Securities. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Preferred Securities must restore payment of any sums paid under such Preferred Securities or the Guarantee.

     EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of CMS Energy to perform any of its payment or other obligations thereunder. The holders of a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     If the Guarantee Trustee fails to enforce the Guarantee, any holder of the Preferred Securities may institute a legal proceeding directly against CMS Energy to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. In addition, any record holder of Preferred Securities shall have the right, which is absolute and unconditional, to proceed directly against CMS Energy to obtain Guarantee Payments, without first waiting to determine if the Guarantee Trustee has enforced the Guarantee or instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity. CMS Energy has waived any right or remedy to require that any action be brought just against the Trust, or any other person or entity before proceeding directly against CMS Energy.

     CMS Energy, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not CMS Energy is in compliance with all the conditions and covenants applicable to it under the Guarantee.

     STATUS OF THE GUARANTEE

     The Guarantee will constitute an unsecured obligation of CMS Energy and will rank subordinate and junior in right of payment to all other liabilities of CMS Energy and will rank pari passu with any guarantee now or hereafter entered into by CMS Energy in respect of any preferred or preference stock of any affiliate of CMS Energy.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution of the Subordinated Debentures to the holders of the Preferred Securities. The Guarantee does not place a limitation on the amount of additional indebtedness that may be incurred by CMS Energy or any of its subsidiaries.

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS


     CMS Energy may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from CMS Energy, and CMS Energy to sell to the holders, a specified number of shares of CMS Energy Common Stock at a future date or dates. The price per share of CMS Energy Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may require CMS Energy to make periodic payments to the holders of the Stock Purchase Units or visa versa, and such payments may be unsecured or refunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner.


     The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units. The description in Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such Stock Purchase Contracts or Stock Purchase Units.

                                 LEGAL OPINIONS


     Opinions as to the legality of certain of the Offered Securities will be rendered for CMS Energy by Michael D. Van Hemert, Esq., Assistant General Counsel for CMS Energy. Certain matters of Delaware law relating to the validity of the Preferred Securities will be passed upon on behalf of the Trusts by special Delaware counsel to the Trusts, who will be named in the Prospectus Supplement. Certain United States federal income taxation matters may be passed upon for CMS Energy and the Trust by special tax counsel to CMS Energy and of the Trust, who will be named in the Prospectus Supplement. Certain legal matters with respect to Offered Securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related Prospectus Supplement.

                                    EXPERTS

     The consolidated financial statements and schedule of CMS Energy as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996 incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP (formerly Arthur Andersen & Co.), independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

     With respect to the unaudited interim consolidated financial information for the period ended March 31, 1997 and 1996, Arthur Andersen LLP has applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports thereon state that they did not audit and they did not express an opinion on that interim consolidated financial information. Accordingly, the degree of reliance on their reports on that information should be restricted in light of the limited nature of the review procedures applied. In addition, the accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended ("Securities Act"), for their reports on the unaudited interim consolidated financial information because these reports are not "reports" or "part of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     Future consolidated financial statements of CMS Energy and the reports thereon of Arthur Andersen LLP also will be incorporated by reference in this Prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

                              PLAN OF DISTRIBUTION

     CMS Energy and/or the Trust may sell the Offered Securities (i) through the solicitation of proposals of underwriters or dealers to purchase the Offered Securities; (ii) through underwriters or dealers on a negotiated basis, (iii) directly to a limited number of purchasers or to a single purchaser; or (iv) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth the terms of such offering, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CMS Energy and/or the Trust from such sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     If dealers are utilized in the sale of Offered Securities, CMS Energy and/or the Trust will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     The Offered Securities may be sold directly by CMS Energy and/or the Trust or through agents designated by CMS Energy and/or the Trust from time to time. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by CMS Energy and/or the Trust to such agent will be set forth, in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     The Offered Securities may be sold directly by CMS Energy and/or the Trust to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

     Agents, dealers and underwriters may be entitled under agreements with CMS Energy and/or the Trust to indemnification by CMS Energy and/or the Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for CMS Energy and/or the Trust in the ordinary course of business.

     The Offered Securities may or may not be listed on a national securities exchange. Reference is made to the Prospectus Supplement with regard to such matter. No assurance can be given that there will be a market for any of the Offered Securities.

==========================================================
     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES DESCRIBED IN THIS PROSPECTUS SUPPLEMENT OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE ISSUER OR CMS ENERGY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               ------------------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT


                                            PAGE
                                            ----
CMS Energy Corporation....................   S-5
CMS Energy Trust I........................   S-6
Summary Financial Information of CMS
  Energy Corporation......................   S-8
The Offering..............................   S-9
Risk Factors..............................  S-16
Price Range of CMS Energy Common Stock and
  Dividends...............................  S-21
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Combined Fixed
  Charges and Preferred Stock Dividends...  S-24
Use of Proceeds...........................  S-24
Capitalization............................  S-25
Accounting Treatment......................  S-25
Description of the Preferred Securities...  S-26
Description of the Guarantee..............  S-45
Description of the Debentures.............  S-48
Relationship Among the Preferred
  Securities, the Debentures and the
  Guarantee...............................  S-59
Certain Federal Income Tax
  Consequences............................  S-60
Underwriting..............................  S-64
Legal Matters.............................  S-65
                   PROSPECTUS
Available Information.....................     2
Incorporation of Certain Documents By
  Reference...............................     3
CMS Energy Corporation....................     3
CMS Energy Trusts.........................     4
Use of Proceeds...........................     5
Ratio of Earnings to Fixed Charges and
  Ratio of Earnings to Fixed Charges and
  Preferred Stock Dividends...............     5
Description of Securities.................     6
Legal Opinions............................    25
Experts...................................    26
Plan of Distribution......................    26


==========================================================
==========================================================
                         3,000,000 PREFERRED SECURITIES
                               CMS ENERGY TRUST I

                           % CONVERTIBLE QUARTERLY INCOME
                              PREFERRED SECURITIES
                            (CONVERTIBLE QUIPS(SM))
              (LIQUIDATION PREFERENCE $50 PER PREFERRED SECURITY)

                 GUARANTEED TO THE EXTENT SET FORTH HEREIN BY,
                     AND CONVERTIBLE INTO COMMON STOCK OF,

                             CMS ENERGY CORPORATION

                                ---------------

                               [CMS ENERGY LOGO]

                                ---------------
                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                           MORGAN STANLEY DEAN WITTER


                      REPRESENTATIVES OF THE UNDERWRITERS
==========================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


                                                                              AMOUNT
                                                                             --------
        Filing fee -- Securities and Exchange Commission..................   $ 90,909
        Listing on New York Stock Exchange................................     50,000*
        Trustees expenses.................................................     18,000*
        Printing and Engraving............................................    250,000*
        Services of counsel...............................................    100,000*
        Services of independent public accountants, Arthur Anderson LLP...     20,000*
        Rating Agency Fees, Collateral Agent's and Purchase Contract
          Agent's Fees....................................................    100,000*
        Blue Sky fees and expenses........................................     40,000*
        Miscellaneous.....................................................      5,000*
                                                                             --------
             Total........................................................   $673,909
                                                                             =========


---------------
*Estimated

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The following resolution was adopted by the Board of Directors of CMS Energy on May 6, 1987:

     RESOLVED: That effective March 1, 1987 the Corporation shall indemnify to the full extent permitted by law every person (including the estate, heirs and legal representatives of such person in the event of the decease, incompetency, insolvency or bankruptcy of such person) who is or was a director, officer, partner, trustee, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all liability, costs, expenses, including attorneys' fees, judgments, penalties, fines and amounts paid in settlement, incurred by or imposed upon the person in connection with or resulting from any claim or any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative, investigative or of whatever nature, arising from the person's service or capacity as, or by reason of the fact that the person is or was, a director, officer, partner, trustee, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Such right of indemnification shall not be deemed exclusive of any other rights to which the person may be entitled under statute, bylaw, agreement, vote of shareholders or otherwise.

CMS Energy's Bylaws provide:

     The Corporation may purchase and maintain liability insurance, to the full extent permitted by law, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity.

Article VIII of the Articles of Incorporation reads:

     A director shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of
Section 551(l) of the Michigan Business Corporation Act, and (iv) any action from which the director derived an improper personal benefit. No amendment to or repeal of this Article VIII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.

Article IX of the Articles of Incorporation reads:

     Each director and each officer of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by law against expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or an officer of the Corporation. Such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or thereafter existing statute, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended after approval by the shareholders of this
Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article IX by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

     Sections 561 through 571 of the Michigan Business Corporation Act provides CMS Energy with the power to indemnify directors, officers, employees and agents against certain expenses and payments, and to purchase and maintain insurance on behalf of directors, officers, employees and agents.

     Officers and directors and Administrative Trustees of the Trust are covered within specified monetary limits by insurance against certain losses arising from claims made by reason of their being directors or officers of CMS Energy or of CMS Energy's subsidiaries and CMS Energy's officers and directors are indemnified against such losses by reason of their being or having been directors of officers or another corporation, partnership, joint venture, trust or other enterprise at CMS Energy's request. In addition, CMS Energy has indemnified each of its present directors by contracts that contain affirmative provisions essentially similar to those in sections 561 through 571 of the Michigan Business Corporation Act cited above.


     The Trust Agreement of the Trusts provides that to the fullest extent permitted by applicable law, the Trust shall indemnify and hold harmless each of the Trustees, any Affiliate of the Trustees, any officer, director, shareholder, employee, representative or agent of any Trustee and any employee or agent of the Trust or its Affiliates (each a "Indemnified Person"), from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by such Indemnified Person by reason the creation, operation or termination of the Trust or any act or omission performed or omitted by such Indemnified Person in good faith on behalf of the Trust and in a manner such Indemnified Person reasonably believed to be within the scope of authority conferred on such Indemnified Person by the Trust Agreement, except that no Indemnified Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Indemnified Person by reason of negligence or willful misconduct with respect to such acts or omissions.

ITEM 16. EXHIBITS.


EXHIBIT NO.                                          DESCRIPTION
-----------          ---------------------------------------------------------------------------
 *(1)(a)       --    Form of Underwriting Agreement with respect to the Offered Securities
                     (other than the Preferred Securities). (Designated in CMS Energy's Form S-3
                     Registration Statement filed February 15, 1995, File No. 33-57719, as
                     Exhibit (1).)
  (1)(c)       --    Form of Underwriting Agreement with respect to the Preferred Securities.
 *(4)(a)       --    Indenture dated as of September 15, 1992 between CMS Energy Corporation and
                     NBD Bank, as Trustee. (Designated in CMS Energy's Form S-3 Registration
                     Statement filed May 1, 1992, File No. 33-47629, as Exhibit (4)(a).)
                     First Supplemental Indenture dated as of October 1, 1992 between CMS Energy
                     Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form 8-K
                     dated October 1, 1992, File No. 1-9513, as Exhibit (4).)
                     Second Supplemental Indenture dated as of October 1, 1992 between CMS
                     Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's
                     Form 8-K dated October 1, 1992, File No. 1-9513, as Exhibit 4(a).)
                     Third Supplemental Indenture dated as of May 6, 1997 between CMS Energy
                     Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form 10-Q
                     for the quarter ended March 31, 1997, File No. 1-9513, as Exhibit (4).)
 *(4)(b)       --    Indenture dated as of January 15, 1994 between CMS Energy and The Chase
                     Manhattan Bank, as Trustee. (Designated in CMS Energy's Form 8-K dated
                     March 29, 1994, File No. 1-9513, as Exhibit (4)(a).)
                     First Supplemental Indenture dated as of January 20, 1994 between CMS
                     Energy and The Chase Manhattan Bank, as Trustee. (Designated in CMS
                     Energy's Form 8-K dated March 29, 1994, File No. 1-9513, as Exhibit
                     (4)(b).)
                     Second Supplemental Indenture dated as of March 19, 1996 between CMS Energy
                     Corporation and The Chase Manhattan Bank, as Trustee. (Designated in CMS
                     Energy's Form 10-Q for the quarter ended March 31, 1996, File No. 1-9513, as Exhibit (4).)
                     Third Supplemental Indenture dated as of March 17, 1997 between CMS Energy
                     Corporation and The Chase Manhattan Bank, as Trustee. (Designated in CMS
                     Energy's Form 8-K dated May 1, 1997, File No. 1-9513, as Exhibit (4).)
 *(4)(c)       --    Credit Agreement dated as of November 21, 1995, among CMS Energy
                     Corporation, the Banks, the Co-Agents, the Documentation Agent, the
                     Operational Agent and the Co-Managers, all as defined therein, and the
                     Exhibits thereto. (Designated in CMS Energy's Form S-4 Registration
                     Statement filed January 12, 1996, File No. 33-60007, as Exhibit 4(ii).)
 *(4)(d)       --    Term Loan Agreement dated as of November 21, 1995, among CMS Energy
                     Corporation, the Banks, the Co-Agents, the Documentation Agent, the
                     Operational Agent and the Co-Managers, all as defined therein, and the
                     Exhibits thereto. (Designated in CMS Energy's Form S-4 Registration
                     Statement filed January 12, 1996, File No. 33-60007, as Exhibit 4(ii)(A).)
  (4)(e)       --    Form of Subordinated Debt Indenture between CMS Energy and The Bank of New
                     York, as Trustee.
  (4)(f)       --    Form of Supplemental Indenture to be used with the Subordinated Debentures issued in connection with the Preferred Securities.
 *(4)(g)       --    Certificate of Trust of CMS Energy Trust I.
 *(4)(h)       --    Certificate of Trust of CMS Energy Trust II.

EXHIBIT NO.                                          DESCRIPTION
-----------          ---------------------------------------------------------------------------
  (4)(i)       --    Form of Amended and Restated Trust Agreement of CMS Energy Trust I or CMS
                     Energy Trust II.
 *(4)(j)       --    Restated Articles of Incorporation of CMS Energy. (Designated in CMS
                     Energy's Form S-4 dated June 6, 1995, File No. 33-60007, as Exhibit 3(c).)
 *(4)(k)       --    By-Laws of CMS Energy. (Designated in CMS Energy's Form 10-K for the year ended December 31, 1994, File No. 1-9513, as Exhibit 3(c).)
  (4)(l)       --    Form of Subordinated Debenture (included in (4)(f).)
  (4)(m)       --    Form of Preferred Security (included in (4)(i).)
  (4)(n)       --    Form of Preferred Securities Guarantee Agreement of CMS Energy Trust I or
                     CMS Energy Trust II.
  (4)(o)       --    Form of Purchase Contract Agreement between CMS Energy and Purchase
                     Contract Agent (including as Exhibit A the form of the Security
                     Certificate).
  (5)(a)       --    Opinion of Michael D. Van Hemert, Assistant General Counsel for CMS Energy.
  (5)(b)       --    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the Preferred Securities.
  (8)          --    Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
*(12)          --    Statement re computation of ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred stock dividends. (Designated in
                     CMS Energy's Form 10-Q for the quarter ended March 31, 1997, File No.
                     1-9513, as Exhibit (12)).
*(15)          --    Letter regarding unaudited interim financial information.
 (23)(a)       --    Consent of Michael D. Van Hemert, Assistant General Counsel for CMS Energy
                     (included in Exhibit (5)(a) above).
 (23)(b)       --    Consent (included in Exhibit (5)(b) above).
 (23)(c)       --    Consent (included in Exhibit 8 above).
*(23)(d)       --    Consent of Arthur Andersen LLP.
*(24)          --    Powers of Attorney.
*(25)(a)       --    Statement of Eligibility and Qualification of The Bank of New York (Trustee
                     under the Subordinated Debt Indenture).
*(25)(b)       --    Statement of Eligibility of Property Trustee of CMS Energy Trust I.
*(25)(c)       --    Statement of Eligibility of Property Trustee of CMS Energy Trust II.
*(25)(d)       --    Statement of Eligibility of the Preferred Security Guarantee Trustee of CMS
                     Energy Trust I.
*(25)(e)       --    Statement of Eligibility of the Preferred Security Guarantee Trustee of CMS
                     Energy Trust II.


---------------
 * Previously filed


     Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.


ITEM 17. UNDERTAKINGS.

     The undersigned registrants hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that (i) and (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that as claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and be governed by the final adjudication of such issue.

     (6) That (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, and State of Michigan, on the 12th day of June, 1997.


                                          CMS ENERGY CORPORATION

                                          By:        /s/ A. M. WRIGHT
                                             -----------------------------------
                                                       Alan M. Wright
                                                   Senior Vice President,
                                                 Chief Financial Officer and
                                                          Treasurer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in their respective capacities as officers and/or directors of CMS Energy Corporation and on the dates indicated.



                  NAME                                   TITLE                       DATE
  -------------------------------------     --------------------------------     -------------
     (i) Principal executive officer

      /s/ WILLIAM T. MCCORMICK, JR.         Chairman of the Board, Chief         June 12, 1997
  -------------------------------------       Executive Officer and Director
       (William T. McCormick, Jr.)

    (ii) Principal financial officer:

            /s/ A. M. WRIGHT                Senior Vice President, Chief         June 12, 1997
  -------------------------------------       Financial Officer and
            (Alan M. Wright)                  Treasurer

   (iii) Controller or principal accounting officer:

            /s/ P. D. HOPPER                Senior Vice President,               June 12, 1997
  -------------------------------------       Controller and Chief
           (Preston D. Hopper)                Accounting Officer

                    *                       Director                             June 12, 1997
  -------------------------------------
            (John M. Deutch)

                    *                       Director                             June 12, 1997
  -------------------------------------
          (James J. Duderstadt)

                    *                       Director                             June 12, 1997
  -------------------------------------
         (Kathleen R. Flaherty)

                    *                       Director                             June 12, 1997
  -------------------------------------
           (Victor J. Fryling)

                    *                       Director                             June 12, 1997
  -------------------------------------
            (Earl D. Holton)

                  NAME                                   TITLE                       DATE
  -------------------------------------     --------------------------------     -------------

                    *                       Director                             June 12, 1997
  -------------------------------------
           (Michael G. Morris)

                    *                       Director                             June 12, 1997
  -------------------------------------
           (William U. Parfet)

                    *                       Director                             June 12, 1997
  -------------------------------------
            (Percy A. Pierre)

                    *                       Director                             June 12, 1997
  -------------------------------------
            (Kenneth Whipple)

                    *                       Director                             June 12, 1997
  -------------------------------------
           (John B. Yasinsky)

          *By: /s/ A. M. WRIGHT
  -------------------------------------
             Alan M. Wright
            Attorney-in-Fact

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, CMS Energy Trust I certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on the 12th day of June, 1997.


                                          CMS ENERGY TRUST I

                                          By:        /s/ A. M. WRIGHT
                                             -----------------------------------
                                                   Alan M. Wright, Trustee

                                          By:      /s/ THOMAS A. MCNISH
                                             -----------------------------------
                                                  Thomas A. McNish, Trustee

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, CMS Energy Trust II certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on the 12th day of June, 1997.


                                          CMS ENERGY TRUST II

                                          By:        /s/ A. M. WRIGHT
                                             -----------------------------------
                                                   Alan M. Wright, Trustee

                                          By:      /s/ THOMAS A. MCNISH
                                             -----------------------------------
                                                  Thomas A. McNish, Trustee

                                 EXHIBIT INDEX


EXHIBIT NO.                                          DESCRIPTION
-----------           --------------------------------------------------------------------------
 *(1)(a)         --   Form of Underwriting Agreement with respect to the Offered Securities
                      (other than the Preferred Securities). (Designated in CMS Energy's Form
                      S-3 Registration Statement filed February 15, 1995, File No. 33-57719, as
                      Exhibit (1).)
  (1)(c)         --   Form of Underwriting Agreement with respect to the Preferred Securities.
 *(4)(a)         --   Indenture dated as of September 15, 1992 between CMS Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form S-3
                      Registration Statement filed May 1, 1992, File No. 33-47629, as Exhibit
                      (4)(a).)
                      First Supplemental Indenture dated as of October 1, 1992 between CMS
                      Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's
                      Form 8-K dated October 1, 1992, File No. 1-9513, as Exhibit (4).)
                      Second Supplemental Indenture dated as of October 1, 1992 between CMS
                      Energy Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's
                      Form 8-K dated October 1, 1992, File No. 1-9513, as Exhibit 4(a).)
                      Third Supplemental Indenture dated as of May 6, 1997 between CMS Energy
                      Corporation and NBD Bank, as Trustee. (Designated in CMS Energy's Form
                      10-Q for the quarter ended March 31, 1997, File No. 1-9513, as Exhibit
                      (4).)
 *(4)(b)         --   Indenture dated as of January 15, 1994 between CMS Energy and The Chase
                      Manhattan Bank, as Trustee. (Designated in CMS Energy's Form 8-K dated
                      March 29, 1994, File No. 1-9513, as Exhibit (4)(a).)
                      First Supplemental Indenture dated as of January 20, 1994 between CMS
                      Energy and the Chase Manhattan Bank, as Trustee. (Designated in CMS
                      Energy's Form 8-K dated March 29, 1994, File No. 1-9513, as Exhibit
                      (4)(b).)
                      Second Supplemental Indenture dated as of March 19, 1996 between CMS
                      Energy Corporation and The Chase Manhattan Bank, as Trustee. (Designated
                      in CMS Energy's Form 10-Q for the quarter ended March 31, 1996, File No.
                      1-9513, as Exhibit (4).)
                      Third Supplemental Indenture dated as of March 17, 1997 between CMS Energy
                      Corporation and The Chase Manhattan Bank, as Trustee. (Designated in CMS
                      Energy's Form 8-K dated May 1, 1997, File No. 1-9513, as Exhibit (4).)
 *(4)(c)         --   Credit Agreement dated as of November 21, 1995, among CMS Energy
                      Corporation, the Banks, the Co-Agents, the Documentation Agent, the
                      Operational Agent and the Co-Managers, all as defined therein, and the
                      Exhibits thereto. (Designated in CMS Energy's Form S-4 Registration
                      Statement filed January 12, 1996, File No. 33-60007, as Exhibit 4(ii).)
 *(4)(d)         --   Term Loan Agreement dated as of November 21, 1995, among CMS Energy
                      Corporation, the Banks, the Co-Agents, the Documentation Agent, the
                      Operational Agent and the Co-Managers, all as defined therein, and the
                      Exhibits thereto. (Designated in CMS Energy's Form S-4 Registration
                      Statement filed January 12, 1996, File No. 33-60007, as Exhibit 4(ii)(A).)
  (4)(e)         --   Form of Subordinated Debt Indenture between CMS Energy and The Bank of New
                      York, as Trustee.
  (4)(f)         --   Form of Supplemental Indenture to be used with the Subordinated Debentures issued in connection with the Preferred Securities.
 *(4)(g)         --   Certificate of Trust of CMS Energy Trust I.

EXHIBIT NO.                                          DESCRIPTION
-----------           --------------------------------------------------------------------------
 *(4)(h)         --   Certificate of Trust of CMS Energy Trust II.
  (4)(i)         --   Form of Amended and Restated Trust Agreement of CMS Energy Trust I or CMS
                      Energy Trust II.
 *(4)(j)         --   Restated Articles of Incorporation of CMS Energy. (Designated in CMS
                      Energy's Form S-4 dated June 6, 1995, File No. 33-60007, as Exhibit 3(c).)
 *(4)(k)         --   By-Laws of CMS Energy. (Designated in CMS Energy's Form 10-K for the year ended December 31, 1994, File No. 1-9513, as Exhibit 3(c).)
  (4)(l)         --   Form of Subordinated Debenture (included in (4)(f).)
  (4)(m)         --   Form of Preferred Security (included in (4)(i).)
  (4)(n)         --   Form of Preferred Securities Guarantee Agreement of CMS Energy Trust I or
                      CMS Energy Trust II.
  (4)(o)         --   Form of Purchase Contract Agreement between CMS Energy and the Purchase
                      Contract Agent (including as Exhibit A the form of the Security
                      Certificate).
  (5)(a)         --   Opinion of Michael D. Van Hemert, Assistant General Counsel for CMS
                      Energy.
  (5)(b)         --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the legality of the Preferred Securities.
  (8)            --   Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding tax matters.
*(12)            --   Statement re computation of ratios of earnings to fixed charges and ratios of earnings to fixed charges and preferred stock dividends. (Designated in
                      CMS Energy's Form 10-Q for the quarter ended March 31, 1997, File No.
                      1-9513, as Exhibit (12)).
*(15)            --   Letter regarding unaudited interim financial information.
 (23)(a)         --   Consent of Michael D. Van Hemert, Assistant General for CMS Energy
                      (included in Exhibit (5)(a) above).
 (23)(b)         --   Consent (included in Exhibit (5)(b) above).
 (23)(c)         --   Consent (included in Exhibit 8 above).
*(23)(d)         --   Consent of Arthur Andersen LLP.
*(24)            --   Powers of Attorney.
*(25)(a)         --   Statement of Eligibility and Qualification of The Bank of New York
                      (Trustee under the Subordinated Debt Indenture).
*(25)(b)         --   Statement of Eligibility of Property Trustee of CMS Energy Trust I.
*(25)(c)         --   Statement of Eligibility of Property Trustee of CMS Energy Trust II.
*(25)(d)         --   Statement of Eligibility of the Preferred Security Guarantee Trustee of
                      CMS Energy Trust I.
*(25)(e)         --   Statement of Eligibility of the Preferred Security Guarantee Trustee of
                      CMS Energy Trust II.


---------------

 *Previously filed.


     Exhibits listed above which have been filed with the Securities and Exchange Commission are incorporated herein by reference with the same effect as if filed with this Registration Statement.